As filed with the Securities and Exchange Commission on March 15, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCOLADE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	01-0969591 (I.R.S. Employer Identification Number)
1201 Third Avenue, Suite 1700
Seattle, WA 98101
206-926-8100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Rajeev Singh
Chief Executive Officer
Accolade, Inc.
1201 Third Avenue, Suite 1700
Seattle, WA 98101
206-926-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Eskew
General Counsel
660 West Germantown Pike, Suite 500
Plymouth Meeting, PA 19462
(610) 834-2989
John W. Robertson
Alan D. Hambelton
Cooley LLP
1700 Seventh Avenue, Suite 1900
Seattle, WA 98101
(206) 452-8800
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.0001 par value	2,495,441	$43.00	$107,303,963	$11,707

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on March 9, 2021, as reported on the Nasdaq Global Select Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS (Subject to Completion)
Issued March 15, 2021
2,495,441 Shares
COMMON STOCK

This prospectus relates to the sale or other disposition from time to time of up to 2,495,441 shares of our common stock, which are held by the selling stockholders named in this prospectus. The shares of common stock covered by this prospectus were previously issued by us in connection with an acquisition pursuant to an Agreement and Plan of Merger by and among us, Maestro Merger Sub, LLC, a Texas limited liability company and a wholly owned subsidiary of Accolade, Innovation Specialists LLC d/b/a 2nd.MD, a Texas limited liability company (2nd.MD), and Shareholder Representative Services LLC, a Colorado limited liability company, solely as Member Representative. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.
The selling stockholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” on page 102. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses, if any) relating to the registration of the shares with the Securities and Exchange Commission.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “ACCD.” On March 12, 2021, the last reported sale price of the common stock on the Nasdaq Global Select Market was $46.01 per share.

We are an “emerging growth company” as defined under the federal securities laws. Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2021

Prospectus
Neither we nor any the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and future growth prospects may have changed since that date.
For investors outside the United States: neither we nor any of the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Our fiscal year ends on the last day of February, and our fiscal quarters end on May 31, August 31, November 30, and the last day of February.
Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “our company” and “Accolade” refer to Accolade, Inc. and, where appropriate, its consolidated subsidiaries.
Our Mission
We envision a world where every person can live their “healthiest life” — a concept that encompasses physical, emotional, financial, and professional wellness. Our mission is to empower people through expertise, empathy, and technology to make the best decisions for their health and well-being.
Business Overview
We provide personalized, technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits. Our customers are primarily employers that deploy Accolade in order to provide employees and their families (our “members”) a single place to turn for their health, healthcare, and benefits needs. Our innovative platform combines open, cloud-based intelligent technology with multimodal support from a team of empathetic and knowledgeable Accolade Health Assistants and clinicians (including nurses, physician medical directors, and behavioral health specialists). We leverage our integrated capabilities, connectivity with providers and the broader healthcare ecosystem, and longitudinal data to engage across the entire member population, rather than focusing solely on high-cost claimants or those with chronic conditions. Our goal is to build trusted relationships with our members that ultimately position us to deliver personalized recommendations and interventions. We believe that our platform dramatically improves the member experience, encourages better health outcomes, and lowers costs for both our members and our customers.
In March 2021, we acquired Innovation Specialists, LLC d/b/a 2nd.MD (2nd.MD), a leading expert second opinion consultation and health care decision support company based in Houston, TX. 2nd.MD provides a service that allows members to access board-certified national experts across the country for high-value consultations in a real-time video call or by phone in order to provide the member with a rapid second opinion on their medical condition enabling the member to make more informed decisions regarding significant and high-cost care decisions, such as whether to have surgery or elect to have a specific treatment.
Risks Associated with Our Business
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors.” These risks include the following:
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We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

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We derive a significant portion of our revenue from our largest customers. Our largest customer, Comcast Cable, accounted for 45%, 35%, and 24% of our revenue for the fiscal years ended February 28(9), 2018, 2019, and 2020, respectively, and accounted for 17% of our revenue for the nine months ended November 30, 2020. The loss of any of these customers, or renegotiation of any of our contracts with these customers, could negatively impact our results.

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We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

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Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

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Our sales cycle can be long and unpredictable and requires considerable time and expense. As a result, our sales, revenue, and cash flows are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

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Certain of our operating results and financial metrics may be difficult to predict as a result of seasonality and due to the fact that a portion of our revenue is subject to the achievement of performance metrics and healthcare cost savings.

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If we fail to effectively manage our growth and organizational change, our mission-driven culture could be impacted, and our business could be harmed.

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If we are unable to attract, integrate, and retain additional qualified personnel, especially for Accolade Health Assistant, clinical, and various product and technology roles, our business could be adversely affected.

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We may face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share our business and operating results will be harmed.

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The COVID-19 outbreak may significantly disrupt our operations and negatively impact our business, financial condition, and results of operations.

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If we fail to comply with healthcare laws and regulations, we could face substantial penalties and our business could be harmed.

Corporate Information
We were formed under the laws of the state of Delaware in January 2007 under the name Accretive Care LLC, and we converted to a Delaware corporation under the name Accolade, Inc. in June 2010. Our principal executive offices are located at 1201 Third Avenue, Suite 1700, Seattle, WA 98101, and we have co-headquarters at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462. Our telephone number is (206) 926-8100. Our website address is www.accolade.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
The Accolade design logo, “Accolade,” and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of Accolade, Inc. Other trade names, trademarks, and service marks used in this prospectus are the property of their respective owners.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (JOBS Act) enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include:
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not being required to comply for a certain period of time with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the Sarbanes-Oxley Act);

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a stockholder advisory vote on executive compensation and any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock in our initial public offering. However, if certain events occur prior to the end of such five-year period, including if: (i) we become a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (ii) our annual gross revenue exceeds $1.07 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our stockholders in the future may be different from what you might receive from other public reporting companies in which you hold equity interests.
In addition, pursuant to the JOBS Act, as an emerging growth company we have elected to take advantage of an extended transition period for complying with new or revised accounting standards. This effectively permits us to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

THE OFFERING
Common stock offered by the selling stockholders
2,495,441 shares
Risk factors
See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Terms of the offering
The selling stockholders will determine when and how they will dispose of the shares of common stock registered under this prospectus for resale.
Use of proceeds
We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.
Nasdaq ticker symbol
Our common stock is listed on the Nasdaq Global Select Market under the symbol “ACCD”.
For additional information concerning the offering, see “Plan of Distribution” beginning on page 102.

RISK FACTORS
You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our common stock could decline.
Risks Related to Our Business and Industry
We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.
We have incurred net losses in every period since our inception. We incurred net losses of $16.6 million and $45.9 million for the three and nine months ended November 30, 2020, respectively, and we incurred net losses of $61.3 million, $56.5 million, and $51.4 million for the fiscal years ended February 28(9), 2018, 2019, and 2020, respectively. We had an accumulated deficit of $366.8 million as of November 30, 2020. We expect our costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest significant additional funds towards growing our business and operating as a public company and as we continue to invest in increasing our customer base, expanding our operations, hiring additional employees, and developing future offerings. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We are unable to accurately predict when, or if, we will be able to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. To date, we have financed our operations principally from the sale of our equity, revenue from sales of our offerings, and the incurrence of indebtedness. Our cash flow from operations was negative for the three and nine months ended November 30, 2020 and the fiscal years ended February 28(9), 2018, 2019, and 2020, and we may not generate positive cash flow from operations in any given period. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which would be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business may be harmed. Our failure to achieve or maintain profitability or positive cash flow could negatively impact the value of our common stock.
We derive a significant portion of our revenue from our largest customers. The loss of any of these customers, or renegotiation of any of our contracts with these customers, could negatively impact our results.
Historically, we have relied on a limited number of customers for a significant portion of our revenue. Our four largest customers (American Airlines, Comcast Cable, Lowe’s, and State Farm) in the aggregate comprised 59% of our revenue for the fiscal year ended February 29, 2020, and our future revenue may be similarly concentrated. Our largest customer, Comcast Cable, accounted for 45%, 35%, and 24% of our revenue for the fiscal years ended February 28(9), 2018, 2019, and 2020, respectively, and 17% for the nine months ended November 30, 2020. The loss of any of our largest customers or the renegotiation of any of our largest customer contracts could adversely affect our results of operations. Although we typically enter into three-year contracts with our customers, after a specified period, certain of these contracts, including existing contracts with some of our largest customers, are terminable for convenience by our customers after an initial period and a notice period has passed. In the ordinary course of business, including in connection with renewals or extensions of these agreements, we engage in active discussions and renegotiations with our customers in respect of the solutions we provide and the terms of our customer agreements, including our fees. In addition, as our customers’ businesses respond to market dynamics and financial pressures, and as our customers make decisions with respect to the health and other benefits they provide to their employees, our customers may seek to renegotiate or terminate their agreements with us. In particular, in connection with the COVID-19 pandemic, macroeconomic factors may affect our customers’

desire to renew their contracts, or if they undergo layoffs or reductions in force then our membership numbers would decrease, which would reduce our revenues. For example, customers in the airline industry have had significant headcount reductions, which have resulted in, and are likely to continue to result in, a reduction of revenues associated with these customers. We may not experience the impact of changes to our customers’ headcount immediately because employees that are on furlough or are receiving continuing health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) may still have access to our services during such period and be included in our member count, although our member counts will be reduced upon completion of these members’ COBRA access, and there can be no guarantee that all such members will elect COBRA in lieu of alternative healthcare options. In addition, there is substantial uncertainty about further economic disruption as initial fiscal stimulus programs end and the COVID-19 pandemic continues to disrupt the economy. Any of these factors could result in reductions to the fees and changes to the scope of offerings contemplated by our original customer contracts and consequently could negatively impact our business. During the second calendar quarter of 2020, we agreed to deferred payment plans with certain of our customers in industries most severely impacted by the COVID-19 pandemic. Because we rely on a limited number of customers for a significant portion of our revenue, delayed payments by a few of our largest customers could result in a reduction in, and greater volatility of, our free cash flow and available cash. We also depend on the creditworthiness of these customers. If the financial condition of our largest customers decline, our credit risk could increase. In one case, a smaller customer has filed for Chapter 11 bankruptcy and terminated its health plan and associated Accolade services as of October 31, 2020. Should one or more of our largest customers declare bankruptcy, it could adversely affect the collectability of our accounts receivable and affect our bad debt reserves, net income, free cash flow, and available cash.
We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.
While we served our first customer in 2009, we have significantly altered our offerings and executive management team over the last five years. Our limited operating history with respect to our current offerings and current executive management team makes it difficult to effectively assess or forecast our future prospects. For example, we recently began offering Accolade Total Benefits and Accolade Total Care, and our sales efforts with respect to these offerings may not be as successful as our sales of Accolade Total Health and Benefits and our historical primary offering. You should consider our business and prospects in light of the risks and difficulties we encounter or may encounter. These risks and difficulties include our ability to cost-effectively acquire new customers, retain existing customers and expand the scope of solutions we sell to new and existing customers. Furthermore, in pursuit of our growth strategy, we may enter into new partnerships to further penetrate our targeted markets and adoption of our solutions, but it is uncertain whether these efforts will be successful. If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above, our business may be harmed.
Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.
Our operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control and, as a result, should not be relied upon as an indicator of future performance. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our operating results include:
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our ability to attract new customers and engage new members, and retain and engage with existing customers and members;

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achievement of performance metrics and the realization of savings in healthcare spend by our customers resulting from the utilization of our solutions;

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the upfront costs in our customer, member and trusted supplier relationships;

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the enrollment cycles and employee benefit practices of our customers;

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the financial condition of our current and potential customers;

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changes in our sales and implementation cycles;

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introductions and expansions of our offerings, or challenges with their introduction;

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changes in our pricing or fee structures or those of our competitors;

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the timing and success of new offering introductions by us or our competitors or any other change in the competitive landscape of our industry, including consolidation among our competitors;

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increases in operating expenses that we may incur to grow and expand our operations and to remain competitive;

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our ability to successfully expand our business;

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breaches of information security or privacy;

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changes in stock-based compensation expenses;

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the amount and timing of operating costs and capital expenditures related to the expansion of our business;

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adverse litigation judgments, settlements, or other litigation-related costs;

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changes in the structure of healthcare provider and payment systems;

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changes in the legislative or regulatory environment, including with respect to healthcare, privacy, or data protection, or enforcement by government regulators, including fines, orders, or consent decrees;

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the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation;

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changes in our effective tax rate;

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our ability to make accurate accounting estimates and appropriately recognize revenue for our existing and future offerings;

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changes in accounting standards, policies, guidance, interpretations, or principles;

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instability in the financial markets;

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general economic conditions, both domestic and international;

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volatility in the global financial markets;

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political, economic, and social instability, including terrorist activities and outbreaks of public health threats, such as coronavirus, influenza, or other highly communicable diseases or viruses, and any disruption these events may cause to the global economy; and

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changes in business or macroeconomic conditions.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.
Our sales cycle can be long and unpredictable and requires considerable time and expense. As a result, our sales, revenue, and cash flows are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.
The timing of our sales, revenue, and cash flows is difficult to predict because of the length and unpredictability of our sales cycle. The sales cycle for our solutions from initial contact to launch varies widely by potential customer. Some of our potential customers, especially in the case of our prospective strategic and enterprise customers, undertake a significant and prolonged evaluation process, including to determine whether our solutions meet the specific needs of their group health plan, employee benefits programs, corporate budgets, and other goals, which frequently involves evaluation of not only our solutions but also an evaluation of other available solutions. Such evaluations have in the past resulted in extended sales cycles that, due to changes in corporate objectives, leadership involved in the selection process, and other factors, may result in delayed or suspended decision-making in awarding the sale. In addition, our sales cycle may become more lengthy and difficult as a result of the travel restrictions and business interruptions caused by the COVID-19 outbreak, or if prospective customers slow down their decision-making about purchases due to the economic effects of COVID-19. During the sales cycle, we expend significant time and money on sales and marketing activities, which lowers our operating margins, particularly if no sale occurs. For example, there may be unexpected delays in a potential customer’s internal procurement processes, which involve intensive financial, operational, and security reviews, and for which our solutions represent a significant purchase. In addition, the significance and timing of our offering enhancements, and the introduction of new products by our competitors, may also affect our potential customers’ purchases. For all of these reasons, it is difficult to predict whether a sale will be completed, the particular period in which a sale will be completed, or the period in which revenue from a sale will be recognized.
Certain of our operating results and financial metrics may be difficult to predict as a result of seasonality.
We believe there are significant seasonal factors that may cause us to record higher revenue in some quarters compared with others. We believe this variability is largely due to our focus on the healthcare industry. For example, with respect to our customers, in particular our Accolade Total Heath and Benefits customers with contract years commencing at the beginning of a calendar year, we record a disproportionate amount of revenue from such customers during the fourth quarter of our fiscal year relative to the first three quarters of our fiscal year. This timing is caused, in part, by the measurement, achievement, and associated revenue recognition of performance metrics and healthcare costs savings components of certain of our customer contracts during the fourth quarter of each fiscal year. While we believe we have visibility into the seasonality of our business, our rapid growth rate over the last several years may have made seasonal fluctuations more difficult to detect. If our rate of growth slows over time, seasonal or cyclical variations in our operations may become more pronounced, and our business may be harmed.
The recognition of a portion of our revenue is subject to the achievement of performance metrics and healthcare cost savings and may not be representative of revenue for future periods.
We price the majority of our services based upon a per-member-per-month (PMPM) fee times the number of eligible members, typically with a portion of the PMPM fee fixed (base PMPM fee) and the remainder of the fee variable (variable PMPM fee). Revenue from variable PMPM fees can be earned through either, or a combination of, the achievement of certain performance metrics or the realization of healthcare savings resulting from the utilization of our services. Although we have typically achieved these performance metrics and realization in savings of healthcare spend, resulting in our earning over 95% of the aggregate maximum potential revenue under our customer contracts (measured on the corresponding calendar year basis in fiscal years 2018, 2019, and 2020), our revenue and financial results in the future may be variable based on whether we earn this performance-based revenue. For example, there has been lower healthcare utilization during the COVID-19 pandemic, which could result in lower engagement with Accolade services than expected and put our ability to meet certain performance metrics at risk. In addition, since our customers typically pay the full PMPM fee in advance on a periodic basis, any required refund as a result of our failure to earn the performance-based revenue could have a negative impact on cash flows. Under U.S. generally accepted accounting principles (GAAP), we recognize revenue when control of the promised services is transferred to our customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those services. The majority of the fees we earn are considered to be variable consideration under GAAP. We typically invoice our customers on a periodic basis for the base PMPM fees and variable PMPM fees in advance of performing the services, and these advances are classified as deferred revenue on our consolidated balance sheet until such time that the associated revenue can be recognized. As of November 30, 2020, we had $33.1 million of deferred revenue recorded as a liability on our consolidated balance sheet. Due to the need for us to satisfy performance metrics and healthcare savings requirements, deferred revenue at any particular date may not be representative of actual revenue for any current or future period.

If we fail to effectively manage our growth and organizational change, our mission-driven culture could be impacted, and our business could be harmed.
We have experienced, and may continue to experience, growth and organizational change, which has placed, and may continue to place, significant demands on our management, operational, and financial resources. For example, our headcount has grown from 759 as of February 28, 2017 to approximately 1,230 as of November 30, 2020, and we have recently added approximately 320 additional employees through our acquisition of Innovation Specialists, LLC d/b/a 2nd.MD (2nd.MD). Most of our employees have been with us for fewer than three years as a result of our rapid growth. We believe that our mission-driven culture has been an important contributor to our success, which we believe fosters empathy, innovation, teamwork, and passion for providing high levels of customer satisfaction and member engagement. If we fail to successfully integrate, develop, and motivate new employees, it could harm our mission-driven culture. In addition, as we grow and develop the infrastructure of a public company, we may find it difficult to maintain the important aspects of our mission-driven culture, which could limit our ability to innovate and operate effectively. Any failure to preserve our culture could also negatively affect our ability to retain and recruit personnel, maintain our performance, or execute on our business strategy.
To manage our current and anticipated future growth and organizational change effectively, we must also continue to maintain, and may need to enhance, our information technology infrastructure and financial and accounting systems and controls, as well as manage expanded operations in geographically distributed locations, which will place additional demands on our resources and operations. Failure to manage our growth and organizational change effectively could lead us to over-invest or under-invest in technology and operations; result in weaknesses in our infrastructure, systems, or controls; give rise to operational mistakes, losses, or loss of productivity or business opportunities; reduce customer or member satisfaction; limit our ability to respond to competitive pressures; and result in loss of team members and reduced productivity of remaining team members. Our growth and organization change could require significant capital expenditures and may divert financial resources and management attention from other projects, such as the development of new or enhanced solutions or the acquisition of suitable businesses or technologies. If our management is unable to effectively manage our growth and organizational change, our expenses may increase more than expected, our revenue could decline or may grow more slowly than expected, and we may be unable to implement our business strategy.
If we are unable to attract, integrate, and retain additional qualified personnel, especially for Accolade Health Assistant, clinical, and various product and technology roles, our business could be adversely affected.
Our future success depends in part on our ability to identify, attract, integrate, and retain empathetic and knowledgeable Accolade Health Assistants and clinicians, as well as highly qualified and motivated product developers and engineers, who embody our mission-driven culture. We seek to employ Accolade Health Assistants and clinicians who demonstrate empathy and problem-solving skills and hire from diverse professional backgrounds, including social work, teaching, customer care, and benefits. We have from time to time in the past experienced, and may in the future experience, difficulty in hiring and retaining employees with appropriate qualifications. Qualified individuals in the regions where we have offices are in high demand, and we may incur significant costs to attract them. For example, the market for software engineers in the Seattle area is particularly competitive. In addition, with a current shortage of certain qualified nurses in many areas of the United States, competition for the hiring of these professionals remains intense. We compete for qualified individuals with numerous other companies, many of whom have greater financial and other resources than we do. During the COVID-19 pandemic, we may experience turnover, with our nurses potentially choosing to take more lucrative hospital work while the pandemic is ongoing. In addition, in the future, we may experiment with different staffing and scheduling models to help attract and retain qualified personnel, including hiring individuals that work remotely, incorporating more flexible work schedules, or deploying a temporary workforce. If we fail to effectively manage our hiring needs or successfully integrate new hires, our employee morale and retention could suffer. Any of these events could also adversely affect our customer and member satisfaction and harm our business.
Attracting, integrating, and retaining personnel will require us to invest in and commit significant financial, operational, and management resources to grow and change in these areas without undermining the mission-driven culture that has been critical to our growth so far. For example, newly hired Accolade

Health Assistants and clinicians require significant training and, in many cases, take significant time before they achieve full productivity. We train Accolade Health Assistants and clinicians in our proprietary engagement approach and integrated technology platform to provide data-informed, personalized health and benefit support to members in friendly, straightforward terms. This new hire training process lasts approximately two months, including classroom sessions and supervised live call training. If we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, our results of operations may be adversely affected and our reputation could suffer.
We also may also incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Additionally, we have granted certain, but not all of, our employees equity-based awards under our equity incentive plans and expect to continue this practice. However, if we do not grant equity awards, or if we reduce the value of the equity awards we grant, we may not be able to attract and retain key personnel. Volatility in the price of our common stock underlying equity awards may adversely affect our ability to attract or retain key personnel. If we grant more equity awards to attract and retain key personnel, the expenses associated with such additional equity awards could affect our results of operations.
Further, approximately 60% of our U.S. based labor force are hourly employees, including Accolade Health Assistants and certain clinicians, who are paid wage rates that currently are above the applicable U.S. federal and state minimum wage requirements. These employees are classified as non-exempt, overtime eligible under U.S. federal and state law. If we fail to effectively manage these hourly employees, then we may face claims alleging violations of wage and hour employment laws, including claims of back wages, unpaid overtime pay, and missed meal and rest periods. For example, we previously entered into a settlement agreement in early 2019 related to a matter brought by a class of our Accolade Health Assistants employed from August 2014 through August 2017 alleging misclassification of exemption status and a failure to pay appropriate overtime wages. Any such employee litigation could be attempted on a class or representative basis. Such litigation can be expensive and time-consuming regardless of whether the claims against us are valid or whether we are ultimately determined to be liable and could divert management’s attention from our business. We also could be adversely affected by negative publicity, litigation costs resulting from the defense of these claims, and the diversion of time and resources from our operations. Although we have historically maintained a good relationship with our employees, our employees could unionize or any of our employees could engage in a strike, work stoppage, or other slowdown that would adversely affect our operations and could result in higher labor costs, which would harm our business.
We may face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share our business and operating results will be harmed.
The market for our offerings is underpenetrated, competitive, and characterized by rapidly evolving technology standards, customer and member needs, and the frequent introduction of new products and services. Our competitors range from smaller niche companies to large, well-financed health plans. As costs fall and technology improves, increased market saturation may change the competitive landscape in favor of competitors with greater scale than we currently possess. We compete on the basis of several factors, including level of member engagement, ability to influence members to improve health and financial incomes, customer and member satisfaction, and price. Some of our competitors have greater name recognition, longer operating histories, and significantly greater resources than we do. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements.
In addition to new niche vendors, who offer stand-alone products and services, we also face competition from health plans, which may have existing systems in place at customers in our target market. These competitors may now, or in the future, offer or promise products or services similar to ours, and which offer ease of integration with existing systems and which leverage existing customer and vendor relationships.
In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, our trusted suppliers, or other third parties, technologies, or services to increase the availability of their products to the marketplace. For example, our current competitors may persuade our trusted suppliers to terminate their relationship with us and engage exclusively with our competitors. Accordingly, new competitors or alliances may emerge that have greater market share, larger customer bases, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources, and larger sales forces than we have, which could put us at a competitive disadvantage. Further, in light of these advantages, even if our offerings are more effective than the product or service offerings of our competitors, current or potential customers might accept competitive products and services in lieu of purchasing our solutions.
Our partners, including our trusted suppliers, could become our competitors by offering similar services. Some of our partners may begin to offer services in the same or similar manner as we do. For example, a trusted supplier may expand their business model from a point solution into an engagement model similar to ours. Although there are many potential opportunities for, and applications of, these services, our partners may seek opportunities or target new customers in areas that may overlap with those that we have chosen to pursue. In such cases, we may potentially compete against our partners. Competition from our partners may adversely affect our business and results from operations. In addition, some of the terms of our partner relationships may include exclusivity or other restrictive clauses. Any agreements with partners that include exclusivity or other restrictive provisions may limit our ability to partner with or provide services to potential customers or other third parties, which could harm our business.
We also compete on the basis of price. We may be subject to pricing pressures as a result of, among other things, competition within the industry, practices of managed care organizations, government action, and financial stress experienced by our customers. If our pricing experiences significant downward pressure, our business will be less profitable, and our results of operations will be adversely affected. We cannot be certain that we will be able to retain our current customers or expand our customer base in this competitive environment. If we do not retain current customers or expand our customer base, or if we have to renegotiate existing contracts, our business will be harmed.
Moreover, we expect that competition will continue to increase as a result of consolidation in both the healthcare information technology and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors or one of our trusted suppliers, the change in the competitive landscape could also adversely affect our ability to compete effectively and could harm our business. In addition, as the healthcare industry consolidates, competition to provide services to this segment will become more intense. These healthcare industry participants may try to use their market power to negotiate price reductions for our existing and future offerings. If we reduce our prices because of consolidation in the healthcare industry, our revenue would decrease, which could harm our business.
The growth of our business relies, in part, on the growth and success of our customers and the number of members with access to our offerings, which are difficult to predict and are affected by factors outside of our control.
We enter into agreements with our customers under which our fees are generally dependent upon the number of their employees enrolled in in-scope health plans and those employees’ enrolled dependents each month. If the number of members covered by one or more of our customers’ health and other benefits programs were to decline, such decrease would lead to a decrease in our revenue. In particular, as a result of the current economic downturn, we believe that some of our customers may experience layoffs or other reductions in their workforce, which for our customers in industries more severely impacted by the COVID-19 pandemic may be significant. Any reductions in headcount for our customers may result in a decrease in our revenue. Some of our fees are also subject to credits if certain performance criteria are not met, which in some cases depend on the behavior of our members, such as their continued engagement with our existing and future offerings, and other factors outside of our control. The recognition of a portion of our revenue is subject to achievement of performance metrics and healthcare cost savings and may not be representative of revenue for future periods. In addition, some of our customers’ members may request to opt out of our service, which could cause our customers to only pay for those members that have not opted out, and as a result, may result in utilization-based pricing, which could lead to a decrease in revenue from that customer and harm our business.
We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.
We are continually executing on growth initiatives, strategies, and operating plans designed to enhance our business and extend our existing and future offerings to address evolving needs. For example, we recently developed add-on offerings that target specific challenges faced by our customers, including Accolade COVID Response Care, Accolade Boost, the Trusted Supplier Program, and Mental Health Integrated Care. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies, and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve, or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies, and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements, the incurrence of other unexpected costs associated with operating our business, and lack of acceptance by our customers. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies, and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business may be harmed.
We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders, and otherwise disrupt our operations, and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have an adverse effect on our business, financial condition, and results of operations.
We may seek to acquire or invest in businesses, applications, services, or technologies that we believe could complement or expand our existing and future offerings, enhance our technical capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. In addition, we have limited experience in acquiring other businesses and may have difficulty integrating acquired businesses. For example, in July 2019, we acquired MD Insider and, in March 2021, we acquired 2nd.MD, which we are in the process of integrating with our offerings. If we acquire additional businesses, we may not be able to integrate the acquired operations and technologies successfully, or effectively manage the combined business following the acquisition. Integration may prove to be difficult due to the necessity of integrating personnel with disparate business backgrounds and accustomed to different corporate cultures.
We also may not achieve the anticipated benefits from any acquired business due to a number of factors, including:
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inability to integrate or benefit from acquired technologies or services in a profitable manner;

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unanticipated costs or liabilities, including legal liabilities, associated with the acquisition;

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difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

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difficulty converting the customers of the acquired business into our current and future offerings and contract terms, including disparities in the revenue model of the acquired company;

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diversion of management’s attention or resources from other business concerns;

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adverse effects on our existing business relationships with customers, members, or strategic partners as a result of the acquisition;

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the potential loss of key employees; and

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use of substantial portions of our available cash to consummate the acquisition.

We may issue equity securities or incur indebtedness to pay for any such acquisition or investment, which could adversely affect our business, results of operations, or financial condition. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline. In addition, a significant portion of the purchase price of any companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.
If we do not continue to innovate and provide offerings that are useful to customers and members that achieve and maintain market acceptance, we may not remain competitive, and our revenue and results of operations could suffer.
Our success depends on our ability to keep pace with technological developments, satisfy increasingly sophisticated customer and member requirements, and achieve and maintain market acceptance on our existing and future offerings in the rapidly evolving market for healthcare and benefits in the United States. In addition, market acceptance and adoption of our existing and future offerings depends on the acceptance by employers, payors, health plans, and government entities as to the distinct features, cost savings, and other perceived benefits of our existing and future offerings as compared to competitive solutions. Our competitors are constantly developing products and services that may become more efficient or appealing to our customers or members. As a result, we must continue to invest significant resources in research and development in order to enhance our existing offerings and introduce new offerings that customers and members will want, while offering our existing and future offerings at competitive prices. If we are unable to predict customer and member preferences or industry changes, or if we are unable to modify our existing and future offerings on a timely or cost-effective basis, we may lose customers. If we are not successful in demonstrating to existing and potential customers the benefits of our existing and future offerings, or if we are not able to achieve the support of employers, healthcare providers, and insurance carriers for our existing and future offerings, our revenue may decline or we may fail to increase our revenue in line with our forecasts. Our results of operations also would suffer if our innovations are not responsive to the needs of our customers and members, are not timed to match the corresponding market opportunity, or are not effectively brought to market, including as the result of delayed releases or releases that are ineffective or have errors or defects.
The growth of our business and future success relies in part on our partnerships and other relationships with third parties and our business could be harmed if we fail to maintain or expand these relationships.
We selectively form partnerships and engage with a range of third parties, including brokers, agents, benefits consultants, carriers, third-party administrators, trusted suppliers, and co-marketing and co-selling partners to grow our customer base and adoption of our offerings. For example, in March 2019, we partnered with Humana and formed a joint go-to-market strategy, which we launched in two initial geographic markets. In October 2019, concurrent with an equity investment from Humana, we expanded our partnership to add a broader base of solutions targeting self- and fully-insured customer prospects and significantly expand our target geographic markets. We may fail to retain and expand these partnerships and other third-party relationships for various reasons, and any such failure could harm our relationship with our customers, our reputation and brand, our prospects, and our business.
In order to grow our business, we anticipate that we will continue to depend on our relationships with our partners. As we seek to form additional partnerships and other third-party relationships, it is uncertain whether these efforts will be successful, or that these relationships will result in increased customer or member use of our solutions or increased revenue. In the event that we are unable to effectively utilize, maintain, and expand these partnerships and other third-party relationships, our revenue growth could slow. Additionally, our partnerships and other third-party relationships may demand, or demand greater, referral fees or commissions.
If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be impacted and our business would be harmed.
Market estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all. The principal assumptions relating to our market opportunity include the number of self- and fully-insured employers in the United States, which is estimated to be approximately 21,500 employers with 500 employees or more. Our market opportunity is also based on the assumption that our existing and future offerings will be more attractive to our customers and potential customers than competing solutions. If these assumptions prove inaccurate, our business, financial condition, and results of operations could be adversely affected.
We depend on our senior management team, and the loss of one or more of these employees, or an inability to attract and retain qualified key personnel, could adversely affect our business.
Our success depends, in part, on the skills, working relationships and continued services of Rajeev Singh (Chief Executive Officer), other senior management team members and other key personnel. We do not currently maintain key-person insurance on the lives of any of our key personnel. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.
While we have entered into offer letters or employment agreements with certain of our executive officers, all of our employees are “at-will” employees, and their employment can be terminated by us or them at any time, for any reason and without notice, subject, in certain cases, to severance payment rights. In order to retain valuable employees, in addition to salary and cash incentives, we may provide equity awards that vest over time or based on performance. The value to employees of equity awards that vest over time or based on performance will be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract offers from other organizations. The departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to hire other personnel to manage and operate our business, and there can be no assurance that we would be able to employ a suitable replacement for the departing individual, or that a replacement could be hired on terms that are favorable to us. In addition, volatility or lack of performance in our stock price may affect our ability to attract and retain replacements should key personnel depart. If we are not able to retain any of our key personnel, our business could be harmed.
If we are not able to maintain and enhance our reputation and brand recognition, our business and results of operations will be harmed.
We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with our existing customers and partners, including our trusted suppliers, and to our ability to attract new customers and partners. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of customers, members, and partners, and failure to maintain high-quality support, could harm our reputation and brand and make it substantially more difficult for us to attract new customers and trusted suppliers or form new partnerships. Additionally, the performance of third parties with whom we have a relationship, including our trusted suppliers, may also affect our brand and reputation, particularly if our customers and members do not have a positive experience with our trusted suppliers or other third parties. In addition, our sales process is highly dependent on the reputation of our offerings and business and on positive recommendations from our existing customers. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with existing and prospective customers, which would harm our business.
Any failure to offer high-quality customer and member support services could adversely affect our relationships with our customers and partners and our operating results.
Our customers and members depend on our support to assist members with their healthcare and other benefits needs. We may be unable to accurately predict our members’ demand for services or respond quickly enough to accommodate short-term increases in customer or member demand for services. Increased customer or member demand for services, without a corresponding increase in productivity or revenue, could increase costs and adversely affect our operating results. Any failure to maintain high-quality support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, our ability to sell our solutions to existing and prospective customers, our relationships with third parties and our ability to form new partnerships, and our business and operating results.
If our existing customers do not continue to renew their contracts with us, renew at lower fee levels, decline to purchase additional offerings from us, or terminate their contracts for convenience, our business could be harmed.
We expect to derive a significant portion of our revenue from the renewal of existing customers’ contracts and sales of additional solutions to existing customers. As part of our growth strategy, for instance, we have recently focused on expanding our solutions among current customers. For example, we previously launched Accolade Boost, which leverages our technology platform’s decision influence models to identify member population segments for multichannel messaging to encourage additional engagement and member utilization of benefit programs, and our Trusted Supplier Program, which simplifies a customer’s vetting and procurement processes for point solutions (including financial, information security, and clinical audits). More recently, we launched Accolade COVID Response Care, a service that helps employers manage their return to work programs, and Mental Health Integrated Care, which expands our members’ access to mental health coaching, virtual therapy, and virtual psychiatry and deeply integrates these services with the physical health support provided by the Accolade care team. Achieving a high customer retention rate and selling additional applications and solutions are critical to our future business, revenue growth, and results of operations. Factors that may affect our retention rate and our ability to sell additional applications and solutions include the following:
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the price, performance, and functionality of our existing and future offerings;

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the availability, price, performance, and functionality of competing solutions;

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our ability to develop and sell complementary applications and solutions;

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changes in healthcare laws, regulations, or trends; and

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the business environment of our customers.

We typically enter into contracts with our customers with a stated initial term of three years and various termination rights, which if invoked may cause such contracts to be terminated before the term expires. For example, after a specified period, certain of these contracts are terminable for convenience by our customers after a notice period has passed, including existing contracts with some of our largest customers. As of November 30, 2020, approximately one third of our customer contracts were up for renewal between now and the end of fiscal year 2022, during fiscal year 2023, and during fiscal year 2024, respectively. In connection with the COVID-19 pandemic, macroeconomic factors may affect our customers’ desire to renew their contracts, or even if they do renew, if they undergo layoffs or reductions in force, then our membership numbers would decrease which would reduce our revenues. Some of our largest customers are airlines, and this industry may be particularly susceptible to the current economic factors if there is not additional government assistance. If any of our contracts with our customers is terminated, we may not be able to recover all fees due under the terminated contract, which may adversely affect our operating results. Should any of our customers terminate their relationship with us after implementation of our solutions has begun, we not only would lose our time, effort, and resources invested in that implementation, but also we would have lost the opportunity to leverage those resources to build a relationship with other customers over that same period of time. Our customers may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these customers and may decrease our annual revenue. Mergers and acquisitions involving our customers have in the past and may in the future lead to non-renewal or termination of our contracts with those customers or by the acquiring or combining companies. If our customers fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels, or fail to purchase new solutions from us, our revenue may decline or our future revenue growth may be constrained.
The healthcare industry is rapidly evolving and the market for technology-enabled solutions that empower healthcare consumers is relatively immature and unproven. If we are not successful in promoting the benefits of our existing and future offerings, our growth may be limited.
The market for our solutions is subject to rapid and significant changes. The market for technology-enabled solutions that empower healthcare consumers is characterized by rapid technological change, new product and service introductions, increasing consumer financial responsibility, consumerism and engagement, and the entrance of non-traditional competitors. In addition, there may be a limited-time opportunity to achieve and maintain a significant share of this market due in part to the rapidly evolving nature of the healthcare and technology industries and the substantial resources available to our existing and potential competitors. The market for technology-enabled solutions that empower healthcare consumers is relatively new and unproven, and it is uncertain whether this market will achieve and sustain high levels of demand and market adoption. In order to remain competitive, we are continually involved in a number of projects to compete with new market entrants by developing new offerings, growing our customer base, and expanding into adjacent markets. For example, the Accolade Boost solution and our Trusted Supplier Program are examples of add-on offerings we have recently deployed to complement our traditional offerings and generate additional value to our customers. These projects carry risks, such as cost overruns, delays in delivery, performance problems, and lack of acceptance by our customers. If we cannot adapt to rapidly evolving industry standards, technology, and increasingly sophisticated customers and their employees, our existing technology could become undesirable, obsolete, or harm our reputation.
We must continue to invest significant resources in our personnel and technology in a timely and cost-effective manner in order to enhance our existing offerings and introduce new offerings that existing customers and potential new customers will want. If our new or modified offerings are not responsive to the preferences of customers and their employees, emerging industry standards, or regulatory changes, are not appropriately timed with market opportunity, or are not effectively brought to market, we may lose existing customers or be unable to obtain new customers, and our results of operations may suffer.
Our success also depends to a substantial extent on the ability of our existing and future offerings to increase member engagement and our ability to demonstrate the value of our existing and future offerings to customers. If our existing customers do not recognize or acknowledge the benefits of our existing and future offerings or our offerings do not increase member engagement, then the market for our solutions might not develop at all, or it might develop more slowly than we expect, either of which could adversely affect our operating results. In addition, we have limited insight into trends that might develop and affect our business, which could lead to errors in our predicting and reacting to relevant business, legal, and regulatory trends and healthcare reform. If any of these events occur, it could harm our business.
We have been and may in the future become subject to litigation, which could harm our business.
Our business entails the risk of liability claims against us, and we have been and may in the future become subject to litigation. Claims against us may be asserted by or on behalf of a variety of parties, including our customers, our members, vendors of our customers, government agencies, our current or former employees, or our stockholders. We expect there to be an increase in litigation related to employer practices and healthcare in connection with the COVID-19 pandemic, and our risk may increase especially in light of our new offering, Accolade COVID Response Care. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, covered by adequate insurance. Although we carry professional errors and omissions insurance in amounts that we believe are appropriate in light of the risks attendant to our business, successful claims could result in substantial damage awards that exceed the limits of our insurance coverage. In addition, any determination that we are acting in the capacity of a healthcare provider, or exercising undue influence or control over a healthcare provider, may subject us to claims not covered by our professional errors and omissions insurance coverage, or could result in significant sanctions against us and our clinicians, additional compliance requirements, expense, and liability to us. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our solutions. As a result, adequate professional liability insurance may not be available to us or to our partners in the future at acceptable costs or at all. We generally intend to defend ourselves vigorously; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of some of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby harming our business and per share trading price of our common stock. For example, fines or assessments could be levied against us under domestic or foreign data privacy laws (such as the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the General Data Protection Regulation (GDPR), or the California Consumer Privacy Act of 2018 (CCPA)) or under authority of privacy enforcing governmental entities (such as the Federal Trade Commission (FTC), or the U.S. Department of Health and Human Services (HHS)) or as a result of private actions, such as class actions based on data breaches or based on private rights of action (such as that contained in the CCPA). Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured and adversely impact our ability to attract directors and officers. In addition, such litigation could result in increased scrutiny by government authorities having authority over our business, such as the FTC, the HHS, Office for Civil Rights (OCR), and state attorneys general.
Security breaches, loss of data, and other disruptions could compromise sensitive information related to our business, customers, members, or partners, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.
In the ordinary course of our business, we collect, store, use, and disclose sensitive data, including protected health information (PHI), and other types of personal data or personally identifiable information (PII). We also process and store, and use additional third parties to process and store, sensitive information including intellectual property and other proprietary business information, including that of our customers and members. We manage and maintain our technology platform and data utilizing a combination of on-site systems, mobile applications, managed data center systems, and cloud-based computing center systems. We are highly dependent on information technology networks, mobile applications, and systems, including the Internet, to securely process, transmit, and store this critical information. This is particularly true as our workforce is currently working remotely related due to the COVID-19 pandemic. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers, and similar breaches, and employee or contractor error, negligence, or malfeasance, can create system disruptions, shutdowns, or unauthorized disclosure or modifications of confidential information, causing member health information to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage, and transmission of customer and member information, and other confidential and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Our technology platform also utilizes artificial intelligence and machine learning technology to provide services, and this technology is susceptible to cybersecurity threats, as PHI, PII, and other confidential and sensitive information may be integrated into the platform. Because of the sensitivity of the PHI, other PII, and other confidential information we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our solutions, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy.
We take certain administrative, physical, and technological safeguards to address these risks, such as by requiring outsourcing subcontractors and partners, including trusted suppliers, who handle customer and member information for us to enter into agreements that contractually obligate those subcontractors and partners to comply with applicable privacy laws, such as HIPAA, and otherwise use reasonable efforts to safeguard PHI, other PII, and other sensitive information. For those subcontractors and partners who handle PHI on our behalf, we enter into business associate agreements as required by HIPAA. Measures taken to protect our systems, those of our subcontractors and partners, or the PHI, other PII, or other sensitive data we, our subcontractors, or our partners process or maintain, may not adequately protect us from the risks associated with the collection, storage, and transmission of such information.
Although we take steps to help protect confidential and other sensitive information (including PHI and PII) from unauthorized access or disclosure, our information technology and infrastructure has been in the past and may be vulnerable in the future to attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other incidents or disruptions. A security incident or privacy violation that we experience (or that occurs at a subcontractor, trusted supplier or customer) that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, member information, including PHI or other PII, or other sensitive information we, our subcontractors, or our partners maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to customers, affected individuals, including regulatory authorities and the media, and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, handling of contractual claims (including breach of contract or breach of confidentiality issues), and require us to verify the accuracy of database contents, resulting in increased costs or loss of revenue. In the event of a security breach, we may also be subject to private causes of action and/or statutory penalties under certain state laws, such as the CCPA, which provides a private right of action for data breaches of certain unencrypted or unredacted personal information and establishes statutory penalties for violations of the law. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our technology platform, and we could suffer a loss of customers, members, or trusted suppliers or a decrease in the use of our existing and future offerings, and we may suffer loss of reputation, adverse impacts on customer, member, partner, and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, health plans, benefits administrators, customers, members, and our trusted suppliers may then refuse to provide data to us, or restrict our ability to use such data, in which event our business could be harmed.
In addition, security incidents and other inappropriate access to, or acquisition or processing of, information can be difficult to detect or may occur outside of our network (such as in our supply chain or at our customers or trusted suppliers), and any delay in identifying or responding to such incidents or in providing any notification of such incidents may lead to increased harm. Any such breach or interruption of our systems, or the systems of any of our third-party information technology partners, could compromise our networks or data security processes and sensitive information could be inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost, or stolen. Any such interruption in access, improper access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as HIPAA, CCPA, or GDPR, and regulatory penalties.
Unauthorized access, loss, or dissemination could also disrupt our operations, including our ability to perform our services, provide member assistance services, conduct research and development activities, collect, process, and prepare company financial information, provide information about our current and future solutions, and engage in other member and clinician education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position. Additionally, actual, potential, or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. Although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and, in any event, insurance coverage would not address the reputational damage that could result from a security incident.
If we fail to provide accurate and timely information, or if our Accolade Health Assistants and clinicians, our content, or any other element of our existing and future offerings is associated with faulty administrative or clinical decisions or treatment, we could have liability to customers or members, which could adversely affect our results of operations.
Our Accolade Health Assistants and clinicians, our member web portal, and our mobile application all use our technology platform to support our members in making healthcare and benefits-related decisions. In addition, our Accolade Health Assistants and clinicians use our technology platform to help guide interactions with members. Our technology platform applies artificial intelligence and machine learning tactics to generate predictive insights about our members, which are then translated into recommended interventions for our Accolade Health Assistants and clinicians and used to enhance our member self-service capabilities. Our services, including personalized recommendations and interventions, center around engagement with our members to provide members with better understanding of their benefits, assist with access to care, and provide options for choosing quality providers and care; we do not provide medical care or establish patient relationships with our members. For example, our Accolade Health Assistants can leverage our technology platform to provide quotes to a member about that member’s healthcare benefits, including in-network services, balance billing, or claims quotes. If we fail to provide accurate and timely information regarding these benefits or if the data generated by our technology platform (including the artificial intelligence and machine learning components) are inaccurate, fail, or are subject to security incidents, this could lead to claims against us that could result in substantial costs to us or cause demand for our solutions to decline. If our Accolade Health Assistants, clinicians, or technology platform guide people to care settings and providers resulting in faulty clinical decisions or treatment, then our customers or our members could assert claims against us that could result in substantial costs to us, harm our reputation in the industry, and cause demand for our existing and future offerings to decline. For example, our nurses have access to extensive intelligence on provider quality and cost, which allows them to present various options to members when they are selecting a primary care physician or specialist. If the member relies on this provider recommendation, and that provider subsequently makes faulty clinical decisions or treatment recommendations, we could be subject to claims by such member. In addition, if our Accolade Health Assistants or clinicians make recommendations outside of our standard protocol that result in faulty clinical decisions or treatments, then our customers or our members could assert claims against us.
In May 2020, we announced a new offering, Accolade COVID Response Care, to provide a comprehensive solution for current and ongoing needs of our customers as they reopen and rebuild their businesses. We may be subject to increased liability exposure from our customers or their members as we assist our customers in managing our customers’ return to workplace programs, including programs related to diagnostic and antibody testing. Accordingly, there is the potential for increased liability exposure to Accolade, including as related to an employer’s decision not to permit an employee to return to the workplace based on our service or if one of our customers has an outbreak of COVID-19 despite using our solution to plan their reopening.
The assertion of such claims and ensuing litigation, regardless of its outcome, could result in substantial cost to us, divert management’s attention from operations, damage our reputation, and decrease market acceptance of our existing and future offerings. We maintain general liability and insurance coverage, but this coverage may not continue to be available on acceptable terms, may not be available in sufficient amounts to cover one or more large claims against us, or may not provide coverage if our Accolade Health Assistants or clinicians were to engage in the unlicensed practice of medicine. In addition, the insurer might disclaim coverage as to any future claim. One or more large claims could exceed our available insurance coverage. Adequate professional liability insurance may not be available to our clinicians or to us in the future at acceptable costs or at all. Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us, and divert the attention of our management and our providers from our operations, which may harm our business. In addition, any claims may adversely affect our business or reputation.
Our technology platform may contain errors or failures that are not detected until after the software is introduced or updates and new versions are released. From time to time, we have discovered defects or errors in our software, and such defects or errors can be expected to appear in the future. Defects and errors that are not timely detected and remedied could expose us to risk of liability to customers and members and cause delays in introduction of new solutions, result in increased costs and diversion of development resources, require design modifications, or decrease market acceptance or customer satisfaction with our solutions. If any of these risks occur, they could harm our business.
Further, in March 2021, we acquired 2nd.MD, which provides a service that allows members to access board-certified national specialists across the country for second opinion consultations in a real-time video call or by phone in order to provide the member with a rapid second opinion on their medical condition enabling the member to better understand a diagnosis and treatment options to help them make more informed decisions on their healthcare regarding significant and high-cost care decisions. While we believe that these specialists do not create a physician-patient relationship with the member and are not practicing medicine in these engagements, if the information provided is not accurate or timely, we could incur liability, which could adversely affect our operations.
We rely on Internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.
Our ability to deliver our solutions is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. We currently host our technology platform, serve our customers and members, and support our operations primarily using third-party data centers and telecommunications solutions, including cloud infrastructure services such as Amazon Web Services (AWS) and Google Cloud. We also use a third-party call center for off-hours clinical support. We do not have control over the operations of the facilities of our data and call center providers, AWS, or Google Cloud. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our solution. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with customers and adversely affect our business and could expose us to third-party liabilities.
For some of these services, we may not maintain redundant systems or facilities. Our technology platform’s continuing and uninterrupted performance is critical to our success. Members may become dissatisfied by any system failure that interrupts our ability to provide our solutions to them. We may not be able to easily switch our AWS and Google Cloud operations to another cloud service provider if there are disruptions or interference with our use of AWS or Google Cloud. Sustained or repeated system failures would reduce the attractiveness of our technology platform to customers and members and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our existing and future offerings. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Neither our third-party data and call center providers nor AWS or Google Cloud have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these providers on commercially reasonable terms, if our agreements with our providers are prematurely terminated, or if in the future we add additional data or call center providers or cloud service providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new providers. If these providers were to increase the cost of their services, we may have to increase the price of our existing and future offerings, and our business may be harmed.
The COVID-19 outbreak may significantly disrupt our operations and negatively impact our business, financial condition, and results of operations.
Our business, financial condition, and results of operations could be materially and adversely affected by the effects of a widespread outbreak of a contagious disease, including the COVID-19 pandemic. In March 2020, the World Health Organization declared COVID-19 a global pandemic. This pandemic has led to orders to shelter in place, travel restrictions, and mandated business closures and has adversely affected financial markets globally, leading to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours, and has continued for significantly longer than originally expected, resulting in greater potential impacts on the economy and our business. We have taken measures in response to the COVID-19 pandemic, including temporarily closing our offices and implementing a work from home policy for our workforce and suspending employee travel and in-person meetings. We may experience increased demand on our Accolade Health Assistants and clinical specialists if our members are impacted by a contagious disease in large numbers. This increased demand could result in our failing to meet certain performance metrics set forth in contracts with our customers. Collectively or alone, these conditions could cause (1) increased absenteeism among our workforce (including resulting from sick time or increased use of Family Medical Leave Act and other leave) that could negatively affect our ability to provide our service despite our deployment of business continuity and disaster recovery plans enabling our workforce to work fully remotely from our offices, and/or (2) our customers or prospective customers decreasing headcount, benefits, or budgets, which could decrease corporate spending on our products and services, resulting in delayed sales cycles, a decrease in new customer acquisition, and/or loss of customers. Any layoffs or reductions in employee headcounts by our employer customers would result in a reduction in our base and variable PMPM fees. If our existing customers do not continue to renew their contracts with us, renew at lower fee levels, decline to purchase additional offerings from us, or terminate their contracts for convenience, our business could be harmed.” While these risks may be offset by the value that Accolade can provide to customers and members during a health crisis, the impact on our business is still highly uncertain.
Risks Related to Governmental Regulation
Changes in the health insurance market, ERISA laws, state insurance laws, or other laws could harm our business.
The market for private health insurance in the United States is evolving and, as our customers are primarily employers that deploy our offerings to employees and their families, our future financial performance will depend in part on the growth in this market. Changes and developments in the health insurance system in the United States could reduce demand for our existing and future offerings and harm our business. For example, there has been an ongoing national debate relating to the healthcare reimbursement system in the United States. Some elected officials have introduced proposals that would create a new single payor national health insurance program for all United States residents; others have proposed more incremental approaches, such as creating a new public health insurance plan option as a supplement to private sources of coverage. In the event that laws, regulations or rules that eliminate or reduce private sources of health insurance or require such benefits to be taxable are adopted, the subsequent impact on the workplace benefits provided by our customers may in turn have an adverse effect on our business and results of operations.
In addition, changes in laws or regulations regarding the Employee Retirement Income Security Act of 1974 (ERISA), changes in state insurance laws, or other changes in laws could materially impact the self-insured employer healthcare and benefits markets, or the markets in which our other existing or potential customers procure and provide benefits.
If we fail to comply with healthcare laws and regulations, we could face substantial penalties and our business could be harmed.
Our existing and future offerings, as well as our business activities, including our relationships with our commercial partners and customers, are or may be in the future subject to a complex set of regulations and rigorous enforcement, including by the HHS, Office of the Inspector General and Office of Civil Rights, U.S. Food and Drug Administration (FDA), U.S. Department of Justice, and numerous other federal and state governmental authorities. There is also rapidly changing COVID-19 guidance from the Centers for Disease Control and Prevention (CDC), state health organizations, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Administration, and others, especially as it relates to our new offering, Accolade COVID Response Care. In addition, our employees, consultants, and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements. Certain aspects of our business model may also trigger scrutiny under healthcare and related laws. Federal and state healthcare and related laws and regulations that may now or in the future affect our ability to conduct business include:
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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations, which impose certain requirements relating to the privacy, security and transmission of protected health information on certain healthcare providers, health plans and healthcare clearinghouses, and their business associates that access or otherwise process individually identifiable health information on their behalf as well as their covered subcontractors. HIPAA also created criminal liability for knowingly and willfully falsifying or concealing a material fact or making a materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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state laws governing the privacy and security of personal information, including health information and state breach notification requirements, many of which differ from each other in significant ways with respect to scope, application, and requirements, and which often exceed the standards under HIPAA, thus complicating compliance efforts;

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foreign laws governing the privacy and security of personal information, such as GDPR;

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laws that regulate how businesses operate online, including measures relating to privacy and data security and how such information is communicated to customers (a) under the FTC’s unfair and deceptive trade practice authority from the FTC Act and (b) from state attorneys general under state consumer protection laws and data privacy laws;

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state laws governing the corporate practice of medicine and other healthcare professions and related fee-splitting laws;

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the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Centers for Medicare and Medicaid Services (CMS) programs, including Medicare and Medicaid;

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the federal civil false claims laws, including the federal False Claims Act, and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government;

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federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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the federal Physician Payments Sunshine Act, or Open Payments, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or Affordable Care Act, and its implementing regulations, which requires certain manufacturers of drugs, medical devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and, beginning in 2022, certain transfers of value made in the prior year to additional health care providers, including physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The Affordable Care Act, among other things, amended the intent requirement of the federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.
Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. For example, there is a risk that regulatory authorities in some states may find that certain of our contractual relationships with healthcare providers are in violation of state anti-kickback or fee-splitting laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. We may be subject to private “qui tam” actions brought by individual whistleblowers on behalf of the federal or state governments, with potential liability under the federal False Claims Act including mandatory treble damages and significant per-claim penalties.
Although we have adopted policies and procedures designed to comply with these laws and regulations and conduct internal reviews of our compliance with these laws, our compliance is also subject to governmental review. The growth of our business and sales organization may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the federal, state and foreign laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, imprisonment for individuals and exclusion from participation in government programs, such as Medicare and Medicaid, as well as contractual damages and reputational harm. We could also be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results.
Our use, disclosure, and other processing of PII and PHI is subject to HIPAA and other federal, state, and foreign privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our customer base, member base and revenue.
Numerous state, federal, and international laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of PHI and PII. These laws and regulations include HIPAA, which establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. We are considered a business associate under HIPAA, and we execute business associate agreements with our customers, subcontractors, and trusted suppliers. HIPAA requires covered entities and business associates, such as us, and their covered subcontractors to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information.
Some of our business activities require that we or our partners obtain permissions consistent with HIPAA to provide certain marketing and data aggregation services as well as those activities that require the creation and use of de-identified information. Similarly, our new offering, Accolade COVID Response Care requires us to obtain express authorizations from members, which may result in an increased risk of compliance with such authorizations. We may also require large sets of de-identified information to enable us to continue to develop and enhance our data and analytics platform. If we or our partners are unable to secure these rights, or if there is a future change in law, we may face limitations on the use of PHI and our ability to provide marketing services and use de-identified information, which could harm our business or subject us to potential government actions or penalties. Also, there are ongoing public policy discussions regarding whether the standards for de-identified, anonymous or pseudonomized health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. These discussions may lead to further restrictions on the use of such information or create additional regulatory burdens. There can be no assurance that these initiatives or future initiatives will not adversely affect our ability to access and use data or to develop or market current or future services.
Additionally, through our third-party telehealth partners, we provide COVID-19 testing services to consumers on behalf of certain of our employer customers. Such testing services and the related contract tracing activities related to such testing may be subject to the aforementioned laws, including HIPAA.
In addition, we could be subject to periodic audits for compliance with the HIPAA Privacy and Security Standards by HHS and our customers. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims. HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity, and security of PHI and other types of PII. In the case of our European subsidiary, Accolade may have obligations under GDPR and related EU privacy laws and regulations related to the use, transfer, and protection of employee-related data. These laws and regulations in many cases may be more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations may also require additional compliance obligations relating to the transfer of data between Accolade and its subsidiaries. For example, the European Court of Justice recently invalidated the EU-U.S. Privacy Shield as a basis for transfers of personal data from the EU to the U.S. and raised questions about the continued validity of one of the primary alternatives to the EU-U.S. Privacy Shield, namely the European Commission’s Standard Contractual Clauses. At present, there are few, if any, viable alternatives to the EU-U.S. Privacy Shield and the Standard Contractual Clauses. Inability to transfer personal information from the European Union, Switzerland or United Kingdom to the United States or elsewhere, may restrict our activities in those jurisdictions and limit our ability to provide our products and services in those jurisdictions. Our response to these requirements globally may not meet the expectations of individual customers, affected data subjects, or other stakeholders, which could reduce the demand for our services. Some customers or other service providers may respond to these evolving laws and regulations by asking us to make certain privacy or data-related contractual commitments that we are unable or unwilling to make. This could lead to the loss of current or prospective customers or other business relationships.
There is a risk that regulatory authorities may determine that we have not implemented our compliance obligations in a timely or appropriate manner. Penalties for noncompliance under GDPR and related EU privacy laws may include significant monetary fines. In particular, under the GDPR, fines of up to 20 million Euros or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future.
Such new regulations and legislative actions (or changes in interpretation of existing laws or regulations regarding data privacy and security together with applicable industry standards) may increase our costs of doing business. In this regard, we expect that there will continue to be new laws, regulations, and industry standards relating to privacy and data protection in the United States, the EU and other jurisdictions, such as the CCPA which has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States, and we cannot determine how broadly or narrowly regulators will interpret and enforce such new laws, regulations, and standards and the corresponding impact it may have on our business. Although we are modifying our data collection, use and processing practices and policies in an effort to comply with the law, there is a risk that the California Attorney General does not find our practices or policies to be compliant with the CCPA, which would potentially subject us to civil penalties or an inability to use information collected from California consumers. In addition, such laws and regulations could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing, or advertising due to the expansive definition of personal information under CCPA), our ability to control our costs by using certain vendors or service providers, or impact our ability to offer certain services in certain jurisdictions. Further, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information (which may not fall under the CCPA HIPAA exemption), and allow for a new cause of action for data breaches. Additionally, such laws and regulations are often inconsistent and may be subject to amendment or re-interpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance. Given that requirements may be inconsistent and evolving, our response to these requirements may not meet the expectations of our customers or their employees, which could thereby reduce the demand for our services. Finally, some customers may respond to these evolving laws and regulations by asking us to make certain privacy or data-related contractual commitments that we are unable or unwilling to make. This could lead to the loss of current or prospective customers or other business relationships.

This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our customers and potentially exposes us to additional expense, adverse publicity and liability. Although we take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure has been in the past and may be vulnerable in the future to attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other incidents or disruptions. For example, we have been the target of phishing attacks seeking confidential information regarding our employees, which resulted in the disclosure of employee confidential information on one occasion. Furthermore, while we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business.
We outsource important aspects of the storage and transmission of customer and member information, and thus, rely on third parties to manage functions that have material cyber-security risks. A breach of privacy or security of such information by a subcontractor may result in an enforcement action against us. We attempt to address these risks by requiring outsourcing subcontractors who handle such information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard such information. However, we cannot be assured that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of such information on our behalf by our subcontractors.
Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business. We also publish statements to our customers and members that describe how we handle and protect PHI (for example, through our privacy policies connected with our website, mobile applications and other digital tools). If federal or state regulatory authorities, such as the FTC or state attorneys general, or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our existing and future offerings. Any of the foregoing consequences could harm our business.
Our employment and use of nurses, physician medical directors and our other clinicians and our engagement of physicians may subject us to licensing and other regulatory risks.
Our employment and use of nurses, physician medical directors, and our other clinicians and our engagement of physicians may subject us to state and other licensing and regulatory risks. In addition, our subcontracts with clinicians to provide telehealth services related to COVID-19 testing may also subject us to certain licensing and regulatory risks. For example, there may be restrictions on the ability of our employed and contracted clinicians to provide services to our members residing in states outside of the state or states in which such clinicians are licensed or registered. The services provided by our clinicians may be subject to review by state or other regulatory bodies. In addition, any activities conducted by our clinicians that are in violation of practice rules could subject us to fines or other penalties. While we do not believe that we provide medical care or establish patient relationships with our members, our clinicians could be found to be in violation of applicable laws. Further, in March 2021, we acquired 2nd.MD, which provides a service that allows members to access board-certified national specialists across the country for second opinion consultations in a real-time video call or by phone. This provides the member with a rapid second opinion on their medical condition, enabling the member to better understand a diagnosis and treatment options, which helps them make more informed decisions on their healthcare regarding significant and high-cost care decisions. While we believe that these experts do not create a physician-patient relationship with the member and are not practicing medicine, state medical boards may disagree with our position, which could result in significant liability and may require the restructuring of such operations. Further, if one of our clinicians is found to be acting outside the scope of their professional license or otherwise violated the applicable state’s practice laws, such activity could result in disciplinary action against the clinician by the applicable licensing agency. The definition of what constitutes the practice of medicine, nursing or other health professions varies by state.
In addition, there is a risk that we may be found in violation of the prohibition of the corporate practice of a health profession under certain state laws, which may result in the imposition of civil or criminal penalties. Certain states prevent corporations from being licensed as practitioners and prohibit physicians from practicing medicine in partnership with non-physicians, such as business corporations. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in certain states. These laws, which vary by state, may also prevent the sharing of professional services income with non-professional or business interests. Any determination that we are acting in the capacity as a healthcare provider, exercising undue influence or control over a healthcare provider or impermissibly sharing fees with a healthcare provider, may result in significant sanctions against us and our clinicians, including civil and criminal penalties and fines, additional compliance requirements, expense, and liability to us, and require us to change or terminate some portions of our contractual arrangements or business.
Evolving government regulations may require increased costs or adversely affect our results of operations.
In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion, or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could harm our business. For example, since the Affordable Care Act was enacted, there have been executive, judicial and Congressional challenges to certain aspects of the law. For example, President Trump signed several Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act or otherwise circumvent some of the requirements for health insurance mandated by the Affordable Care Act. Concurrently, prior sessions of Congress considered legislation to repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the Affordable Care Act have been signed into law. The Tax Cuts and Jobs Act of 2017 (Tax Act), included a provision which repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.”
The Bipartisan Budget Act of 2018, among other things, amended the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In addition, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax that were mandated by the Affordable Care Act and, effective January 1, 2021, also eliminated the health insurer tax. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. The United States Supreme Court is currently reviewing this case, although it is unclear when a decision will be made. Although the Supreme Court has not yet ruled on the constitutionality of the Affordable Care Act, on January 28, 2021, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through May 15, 2021 for purposes of obtaining health insurance coverage through the Affordable Care Act marketplace. The executive order also instructs certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through

Medicaid or the Affordable Care Act. It is unclear how the Supreme Court ruling, other such litigation and the healthcare reform measures of the Biden administration will impact the Affordable Care Act. We continue to evaluate the potential impact of the Affordable Care Act and its possible repeal or replacement on our business.
There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us. In the states in which we operate, we believe we are in compliance with all applicable material regulations, but, due to the uncertain regulatory environment, certain states may determine that we are in violation of their laws and regulations. In the event that we must remedy such violations, we may be required to modify our existing and future offerings and solutions in such states in a manner that undermines our existing and future offerings’ attractiveness to partners, customers or members, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states are overly burdensome, we may elect to terminate our operations in such states. In each case, our revenue may decline and our business, financial condition, and results of operations could be adversely affected.
Additionally, the introduction of new solutions may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate state medical board licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent our existing and future offerings from being offered to partners, customers and members, which could harm our business. In addition, it is possible that additional governmental action is taken in response to the COVID-19 pandemic. For example, COVID-19 relief legislation suspended the reductions to Medicare payments to providers of 2% per fiscal year from May 1, 2020 through March 31, 2021, and extended the sequester by one year, through 2030. Further, we expect that additional healthcare reform measures will be adopted in the future, particularly in light of the new presidential administration, which could impact our business. For example, it is possible that additional governmental action is taken in response to the COVID-19 pandemic.
Individuals may claim our outbound engagement techniques, including outbound telephone calls and digital outreach, are not compliant with HIPAA or federal marketing laws.
Several federal laws are designed to protect consumers from various types and modes of marketing. HIPAA prohibits certain types of marketing to individuals using PHI, except for certain treatment and healthcare operations, including communications made to describe a health-related product or service (or payment for such product or service) that is provided by, or included in, a plan of benefits. Our solutions may be subject to review by HHS or OCR and deemed in violation of HIPAA, which could subject us to fines or other penalties. In addition, the Telephone Consumer Protection Act (TCPA), is a federal statute that protects consumers from unwanted telephone calls and faxes. Since its inception, the TCPA’s purview has extended to text messages sent to consumers. We may communicate with and perform outreach to members through multiple modes of communication, including phone, email, and secure messaging. We must ensure that our solutions that leverage telephone and secure messaging comply with TCPA regulations and agency guidance. While we strive to adhere to strict policies and procedures, the Federal Communications Commission (FCC), as the agency that implements and enforces the TCPA, may disagree with our interpretation of the TCPA and subject us to penalties and other consequences for noncompliance. Determination by a court or regulatory agency that our solutions violate the TCPA could subject us to civil penalties, could invalidate all or portions of some of our customer contracts, could require us to change or terminate some portions of our offerings, could require us to refund portions of our fees, and could have an adverse effect on our business. Even an unsuccessful challenge by consumers or regulatory authorities of our activities could result in adverse publicity and could require a costly response from us. Other laws focus on unsolicited email, such as the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, (CAN-SPAM Act), which establishes requirements for the transmission of commercial email messages and specifies penalties for unsolicited commercial email messages that follow a recipient’s opt-out request or deceive the receiving consumer.

In addition, some of our marketing activities require that we obtain permissions consistent with HIPAA and applicable state health information privacy laws. If we are unable to secure such permissions, or if there is a future change in law, we may face limitations on the use of such information, which may harm our business.
The U.S. Food and Drug Administration may in the future determine that our technology solutions are subject to the Federal Food, Drug, and Cosmetic Act, and we may face additional costs and risks as a result.
There is a risk that our existing and future offerings, including the operational/technical component of our business model, such as our decision support software incorporating machine learning, meets the definition of a medical device under the Federal Food, Drug, and Cosmetic Act (FDCA). Medical devices are subject to extensive regulation by the FDA under the FDCA. Under the FDCA, medical devices include any instrument, apparatus, machine, contrivance, or other similar or related articles that is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease. FDA regulations govern among other things, product development, testing, manufacture, packaging, labeling, storage, clearance or approval, advertising and promotion, sales and distribution, and import and export.
Failure to appropriately seek FDA approval or noncompliance with applicable FDA requirements can result in, among other things, public warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the FDA to grant marketing approvals, withdrawal of marketing approvals, a recommendation by the FDA to disallow us from entering into government contracts, and criminal prosecutions. The FDA also has the authority to request repair, replace, or refund of the cost of any device.
Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value-added, or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our results of operations.
We do not collect sales and use, value-added, and similar taxes in all jurisdictions in which we have sales, based on our understanding that such taxes are not applicable. Sales and use, value-added, and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, or jurisdictions in which we collect sales tax may assert that we have under-collected sales tax, either of which could result in tax assessments, penalties, and interest, and we may be required to collect such taxes in the future. Although our customer contracts typically provide that our customers must pay all applicable sales and similar taxes, our customers may be reluctant to pay back-taxes and associated interest and penalties, or we may determine that it would not be commercially feasible to seek reimbursement from such customers, in which event any such tax assessments, penalties, and interest, or future requirements may adversely affect our results of operations.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
As of February 29, 2020, we had U.S. federal net operating loss carryforwards (NOLs), of $272.8 million and state NOLs of $258.9 million. Under the Tax Act, as modified by the CARES Act, unused NOLs for the tax year ended February 29, 2020 and prior tax years will carry forward to offset future taxable income, if any, until such unused losses expire. Unused losses generated in taxable years beginning after December 31, 2017, which would be our tax year ending February 28, 2018 and thereafter, pursuant to the Tax Act, will not expire and may be carried forward indefinitely but will only be deductible in the case of NOLs arising in taxable years ending after 2020 to the extent of 80% of current year taxable income in any given year. It is uncertain if and to what extent various states will conform to the Tax Act, as modified by the CARES Act. As a result, if we earn net taxable income in future years, our NOLs arising in tax years ending February 28, 2018 and earlier may expire prior to being used and our NOLs generated in later tax years will be subject to a percentage limitation in tax years beginning after 2020. In addition, under the CARES Act, corporate taxpayers may carryback net operating losses originating in taxable years beginning after 2017 and before 2021 for up to five years, which was not previously allowed under the Tax Act. Under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other tax attributes and to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% stockholders” that exceed 50 percentage points over a rolling three-year period. Our existing NOLs may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with or after our initial public offering or as a result of future events, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code. The existing NOLs of one of our subsidiaries may be subject to limitations arising from ownership changes prior to, or in connection with, their acquisition by us. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For example, California recently suspended the ability to use NOLs and certain tax research credits for a period of time to offset taxable income for California state tax purposes in taxable periods beginning after 2019 and before 2023. For these reasons, we may not be able to utilize some portion of our NOLs, none of which are currently reflected on our balance sheet, even if we attain profitability.
Risks Related to our Intellectual Property
Failure to protect or enforce our intellectual property rights could harm our business and results of operations.
Our intellectual property includes our processes, methodologies, algorithms, applications, technology platform, software code, website content, user interfaces, graphics, registered and unregistered copyrights, trademarks, trade dress, databases, domain names, and patents and patent applications. We believe that our intellectual property is an essential asset of our business. If we do not adequately protect our intellectual property, our brand and reputation could be harmed and competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our technology, and delay or render impossible our achievement of profitability. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete. We regard the protection of our trade secrets, copyrights, trademarks, trade dress, databases, domain names, and patents as critical to our success.
We strive to protect our intellectual property rights by relying on federal, state, and common law rights and other rights provided under foreign laws. These laws are subject to change at any time and could further restrict our ability to protect or enforce our intellectual property rights. In addition, the existing laws of certain foreign countries in which we operate may not protect our intellectual property rights to the same extent as do the laws of the United States.
We generally enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with other parties, with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, we may not be successful in executing these agreements with every party who has access to our confidential information or contributes to the development of our intellectual property.
The agreements that we execute may be breached, and we may not have adequate remedies for any such breach. These contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our intellectual property or deter independent development of similar intellectual property by others.
Obtaining and maintaining effective intellectual property rights is expensive, including the costs of monitoring unauthorized use of our intellectual property and defending our rights. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. We strive to protect certain of our intellectual property rights through filing applications for trademarks, patents, and domain names in a number of jurisdictions, a process that is expensive and may not be successful in all jurisdictions. However, there is no assurance that any resulting patents or other intellectual property rights will adequately protect our intellectual property, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our pending patent or trademark applications will issue or be approved. Even where we have intellectual property rights, they may later be found to be unenforceable or have a limited scope of enforceability. In addition, we may not seek to pursue such protection in every jurisdiction. The United States Patent and Trademark Office also requires compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process and after a patent has issued. Noncompliance with such requirements and processes may result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to develop and commercialize substantially similar and competing applications, which would harm our business.
We believe it is important to maintain, protect and enhance our brands. Accordingly, we pursue the registration of domain names and our trademarks and service marks in the United States. Third parties may challenge our use of our trademarks, oppose our trademark applications, or otherwise impede our efforts to protect our intellectual property in certain jurisdictions. In the event that we are unable to register our trademarks in certain jurisdictions, we could be forced to rebrand our solutions, which would result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors and others could also attempt to capitalize on our brand recognition by using domain names or business names similar to ours. Domain names similar to ours have been registered in the United States and elsewhere. We may be unable to prevent third parties from acquiring or using domain names and other trademarks that infringe on, are similar to, or otherwise decrease the value of, our brands, trademarks, or service marks. We also may incur significant costs in enforcing our trademarks against those who attempt to imitate our brand and other valuable trademarks and service marks.
In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. We may not be able to detect infringement or unauthorized use of our intellectual property rights, and defending or enforcing our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. Litigation has in the past and may be necessary in the future to enforce our intellectual property rights, protect our proprietary rights, or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could harm our business. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, countersuits, and adversarial proceedings such as oppositions, inter partes review, post-grant review, re-examination, or other post-issuance proceedings, that attack the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our related pending patent applications at risk of not issuing. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation there could be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. If we fail to maintain, protect, and enhance our intellectual property rights, our business may be harmed and the market price of our common stock could decline.
Our competitors also may independently develop similar technology that does not infringe on or misappropriate our intellectual property rights. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Effective patent, trademark, copyright, and trade secret protection may not be available to us in every country in which our solutions or technology are developed. Further, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. The laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property could result in competitors offering solutions that incorporate our most technologically advanced features, which could seriously reduce demand for existing and future offerings.
Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.
Our success depends in part on our ability to develop and commercialize our offerings and use our proprietary technology without infringing the intellectual property or proprietary rights of third parties.

Intellectual property disputes can be costly to defend and may cause our business, operating results, and financial condition to suffer. As the market for healthcare in the United States expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our offerings and technology of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our partners, our licensees, or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights, or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties.
Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. We have in the past initiated, and it may in the future be necessary for us to initiate, litigation to defend ourselves in order to determine the scope, enforceability, and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. Regardless of whether claims that we are infringing patents or other intellectual property rights have merit, such claims can be time-consuming, divert management’s attention and financial resources, and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our solutions or technology, obtain licenses, modify our solutions and technology while we develop non-infringing substitutes, or incur substantial damages, settlement costs, or face a temporary or permanent injunction prohibiting us from marketing or providing the affected solutions. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees, or grant cross-licenses to intellectual property rights for our solutions. We may also have to redesign our solutions so that they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology and solutions may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology, license the technology on reasonable terms, or obtain similar technology from another source, our revenue and earnings could be adversely impacted.
From time to time, we have been and may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore harm our business.
Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.
We use open source software in connection with our existing and future offerings. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses, if we combine and/or distribute our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot be sure that all open source software is reviewed prior to use in our proprietary software, that our programmers have not incorporated open source software into our proprietary software, or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts.

There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our existing and future offerings to our customers and members. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software, to others, including our competitors, on unfavorable license terms. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our technology, discontinue sales in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our development efforts, any of which could harm our business.
Any restrictions on our ability to obtain or use data could harm our business.
Our business depends in part on data provided to us by, among other sources, health plans, benefits administrators, data warehouses, electronic data interchange (EDI) transaction data providers, and our trusted suppliers. Any errors or defects in any third-party data or other technology could result in errors in our existing and future offerings that could harm our business and damage our reputation and cause losses in revenue, and we could be required to spend significant amounts of additional resources to fix any problems. In addition, certain of our offerings, including Accolade Total Care and Accolade Total Health and Benefits, depend on maintaining our data and analytics technology platform, which is populated with data provided by third parties. While our existing agreements with these data providers have multiple-year terms, these providers could become our competitors in the future. Any loss of the right to use of data provided by any health plan providers, benefits administrators, or other entities that provide us data, could result in delays in producing or delivering our solutions until equivalent data, other technology, or intellectual property is identified and integrated, which delays could harm our business. In this situation we would be required to either redesign our solutions to function with technology, data, or intellectual property available from other parties or to develop these components ourselves, which would result in increased costs. Furthermore, we might be forced to limit the features available in our existing or future offerings. If we fail to maintain or renegotiate any of these technology or intellectual property licenses, we could face significant delays and diversion of resources in attempting to develop similar or replacement offerings or to license and integrate a functional equivalent of the technology or intellectual property. The occurrence of any of these events may harm our business.
In addition, some of our business activities require that we obtain permissions consistent with HIPAA to provide certain marketing and data aggregation solutions as well as those activities that require the creation and use of de-identified information. We also require large sets of de-identified information to enable us to continue to develop and enhance our data and analytics platform. If we are unable to secure these rights, or if there is a future change in law, we may face limitations on the use of PHI and our ability to use de-identified information that could harm our business. There is also a risk that we may fail to properly de-identify PHI and/or PII under applicable state laws, some of which impose different standards for de-identification than those imposed by HIPAA.
Risks Related to Ownership of Our Common Stock
We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.
For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being permitted to provide fewer years of audited financial statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities;

and (iv) February 28, 2026 (the last day of the fiscal year ending after the fifth anniversary of our initial public offering). We may choose to take advantage of some but not all of these reduced reporting burdens, and we have taken advantage of certain reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and consolidated financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards as of the public company effectiveness dates. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price. Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly and place significant strain on our personnel, systems, and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future.
Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We are required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our common stock.
Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the price that our common stock might otherwise attain.
Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate.
Stockholders owning an aggregate of up to approximately 6.1 million shares are entitled, under our registration rights agreement, to require us to register shares owned by them for public sale in the United States. Sales of our shares as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our common stock to fall and make it more difficult for you to sell shares of our common stock.
Our credit agreement contains certain restrictions that may limit our ability to operate our business.
The terms of our existing credit agreement with Comerica Bank and the related collateral documents contain, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability, and the ability of our subsidiaries, to take actions that may be in our best interests, including, among others, disposing of assets, entering into change of control transactions, mergers or acquisitions, incurring additional indebtedness, granting liens on our assets, declaring and paying dividends, and agreeing to do any of the foregoing. These agreements require us to satisfy a specified minimum liquidity level at all times and to achieve certain minimum covenant revenue, as defined, on a trailing six-month basis. Our ability to meet financial covenants can be affected by events beyond our control, including as a result of the economic downturn caused by the COVID-19 pandemic, and we may not be able to continue to meet these covenants. A breach of any of these covenants or the occurrence of other events (including a material adverse effect) specified in these agreements and/or the related collateral documents would result in an event of default under such agreements. Upon the occurrence of an event of default, Comerica Bank as administrative agent for the revolving lenders could elect to declare all amounts outstanding, if any, under the credit agreement to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, Comerica Bank as administrative agent for the revolving lenders could proceed against the collateral granted to them to secure such indebtedness. We have pledged substantially all of our assets as collateral under the loan documents. If Comerica Bank as administrative agent for the revolving lenders accelerates the repayment of borrowings, if any, we may not have sufficient funds to repay our existing debt.
In order to support the growth of our business, we may need to incur additional indebtedness under our current credit facility or seek capital through new equity or debt financings, which sources of additional capital may not be available to us on acceptable terms or at all.
Our operations have consumed substantial amounts of cash since inception, and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new applications and solutions, enhance our existing solutions, enhance our operating infrastructure, and potentially acquire complementary businesses and technologies. Our future capital requirements may be significantly different from our current estimates and will depend on many factors, including the need to:
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finance unanticipated working capital requirements;

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develop or enhance our technological infrastructure and our existing solutions;

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fund strategic relationships, including joint ventures and co-investments;

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fund additional implementation engagements;

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respond to competitive pressures; and

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acquire complementary businesses, technologies, products, or services.

Accordingly, we may need to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, or at all. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we may not be able to obtain additional financing on commercially reasonable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, it could harm our business.
We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. In addition, the terms of our credit agreement with Comerica Bank and the related collateral documents contain, and any future indebtedness would likely contain, prohibitions on our paying any cash dividends without the consent of the lenders. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management, and may limit the market price of our common stock.
Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of rendering more difficult, delaying, or preventing a change of control or changes in our management. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws include provisions:
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creating a classified board of directors whose members serve staggered three-year terms;

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authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

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limiting the liability of, and providing indemnification to, our directors and officers;

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specifying that special meetings of our stockholders can be called only by our board of directors, the Chair of our board of directors, or our Chief Executive Officer;

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requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

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prohibiting cumulative voting in the election of directors;

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providing that our directors may be removed only for cause and by a two-thirds majority vote of the stockholders;

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providing that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

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requiring the approval of our board of directors or the holders of at least 66% of our outstanding shares of capital stock to amend our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, institutional stockholder representative groups, stockholder activists, and others may disagree with our corporate governance provisions or other practices, including anti-takeover provisions, such as those listed above. We generally will consider recommendations of institutional stockholder representative groups, but we will make decisions based on what our board and management believe to be in the best long-term interests of our company and stockholders; however, these groups could make recommendations to our stockholders against our practices or our board members if they disagree with our positions.
Finally, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.
Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our common stock in an acquisition.
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America, will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America, will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:
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any derivative action or proceeding brought on our behalf;

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any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders;

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any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws;

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any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws;

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any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or

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any action asserting a claim governed by the internal affairs doctrine.

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If any other court of competent jurisdiction were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business. For example, the Court of Chancery of the State of Delaware determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision was reviewed and ultimately overturned by the Delaware Supreme Court in March 2020.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans, or otherwise will dilute all other stockholders.
We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our stock incentive plans. We also may raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.
General Risk Factors
Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition, or results of operations.
The Tax Act enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service and other tax authorities with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. In addition, in response to the COVID-19 pandemic, the CARES Act was signed into law in March 2020, and subsequently in December 2020, the Continued Assistance for Unemployed Workers Act of 2020 (CARES Act II) was signed into law, extending certain provisions of the CARES Act and making other changes to the Tax Act. The CARES Act and CARES Act II modify certain of the changes made by the Tax Act. Changes in corporate tax rates, the realization of net deferred tax assets relating to our U.S. operations, and the deductibility of expenses under the Tax Act, as amended by the CARES Act and CARES Act II, or future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase our future U.S. tax expense. The foregoing items, as well as any other future changes in tax laws, could have a material adverse effect on our business, cash flow, financial condition, or results of operations. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, as amended by the CARES Act and CARES Act II, or any newly enacted federal tax legislation.
Natural or man-made disasters, events outside our reasonable control, and other similar events may significantly disrupt our operations and negatively impact our business, financial condition, and results of operations.
Our offices, third-party data and call centers, or cloud infrastructure services may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters, acts of terrorism or other criminal activities, or other events or business continuity problems outside our reasonable control such as a general and widespread failure of the Internet or telecommunications or outbreaks of public health threats, such as the novel coronavirus, which may render it difficult or impossible for us to operate our business for some period of time. Any disruptions in our operations related to the repair or replacement of our offices, third-party data and call centers, or cloud infrastructure services could negatively impact our business and results of operations and harm our reputation. Insurance may not be sufficient to compensate for losses that may occur. Any such losses or damages could harm our business.
We have incurred and will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.
As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), the listing standards of the Nasdaq Stock Market (Nasdaq) and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition. Although we have already hired additional employees and engaged outside consultants to assist us in complying with these requirements, we will need to hire more employees in the future or may need to engage additional outside consultants, which will increase our operating expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. These factors could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. As a result of disclosure of information in our public company filings, our business and financial condition will become more visible, which may result in pricing pressure from customers or an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.
The trading price of our common stock could be volatile, and you could lose all or part of your investment.
Our stock price has been volatile since our initial public offering, and it is likely that the trading price of our common stock may fluctuate substantially and be higher or lower than the price you paid to purchase your shares, depending on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:
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price and volume fluctuations in the overall stock market from time to time;

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volatility in the market prices and trading volumes of healthcare technology company stocks;

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changes in operating performance and stock market valuations of other healthcare technology companies generally, or those in our industry in particular;

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sales of shares of our common stock by us or our stockholders;

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failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

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the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

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new product announcements by us or our competitors;

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the public’s reaction to our press releases, other public announcements, and filings with the SEC;

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changes in how customers perceive the benefits of our solutions, and future offerings;

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changes in the structure of healthcare payment systems;

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rumors and market speculation involving us or other companies in our industry;

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actual or anticipated changes in our results of operations or fluctuations in our results of operations;

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actual or anticipated developments in our business, our competitors’ businesses, or the competitive landscape generally;

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litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

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developments or disputes concerning our intellectual property or other proprietary rights;

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any significant data breach involving our technology platform or data stored by us or on our behalf;

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announced or completed acquisitions of businesses, commercial relationships, products, services, or technologies by us or our competitors;

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new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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changes in accounting standards, policies, guidelines, interpretations, or principles;

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“flash crashes,” “freeze flashes,” or other glitches that disrupt trading on the securities exchange on which we are listed;

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any significant change in our management; and

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general economic conditions and slow or negative growth of our markets.

Accordingly, we cannot assure you of the liquidity of an active trading market, your ability to sell your shares of our common stock when desired, or the prices that you may obtain for your shares of our common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares of our common stock and may impair our ability to acquire or make investments in complementary companies, products, or technologies by using shares of our common stock as consideration.
In addition, if the market for healthcare technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition, or results of operations. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could harm our business.
If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative or inaccurate research reports about our business, our share price and trading volume could decline.
The trading market for our common stock depends, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the information contained in their reports. Securities and industry analysts may cease to publish research on our business or publish negative coverage. If one or more analysts commence coverage of us and publish research reports that are interpreted negatively by the investment community, or have a negative tone regarding our business, financial condition, operating performance, industry, or end-markets, or downgrade our common stock, our share price could decline. In addition, if a majority of these analysts cease coverage of our company or fails to regularly publish reports about us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements in this prospectus include, statements about:
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our ability to achieve or maintain profitability;

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our reliance on a limited number of customers for a substantial portion of our revenue;

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our expectations and management of future growth;

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our market opportunity and our ability to estimate the size of our target market;

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the effects of increased competition as well as innovations by new and existing competitors in our market;

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our ability to retain our existing customers and to increase our number of customers;

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potential acquisitions and integration of complementary businesses and technologies;

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our ability to maintain and enhance our reputation and brand recognition;

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the uncertainty of the regulatory and political framework;

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our ability to comply with new or modified laws and regulations that currently apply or become applicable to our business;

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the impacts of the COVID-19 pandemic on our business and operations;

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our ability to attract, integrate, and retain key personnel and highly qualified personnel;

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our financial performance and capital requirements; and

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our ability to maintain, protect, and enhance our intellectual property.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

MARKET AND INDUSTRY DATA
This prospectus contains estimates and information concerning our industry, including market position and the size and growth rates of the markets in which we participate, that are based on industry publications and reports and other information from our internal sources. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
Certain information in the text of this prospectus is contained in independent industry publications. The sources of these independent industry publications are provided below:
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AON, Accolade: The Effect of Personalized Advocacy on Claims Cost, A Case Study of Two Employer Groups, September 2018 (commissioned by us). This analysis has been conducted in accordance with generally accepted actuarial principles and practices, including the applicable Actuarial Standards of Practice as issued by the Actuarial Standards Board. The methods used in this report are described in the Data Sources and Methodology sections of this report.

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The Centers for Medicare & Medicaid Services, NHE Fact Sheet, April 2019.

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Willis Towers Watson, Willis Towers Watson 23rd Annual Best Practices in Health Care Employer Survey, March 2019.

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Schwartz A, Weiner SJ, Binns-Calvey A, et al. Providers contextualise care more often when they discover patient context by asking: meta-analysis of three primary data sets. BMJ Quality & Safety, 2016; 25: 159-163.

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PricewaterhouseCoopers, Medical cost trend: Behind the numbers 2021, June 2020.

Certain information included in this prospectus concerning our industry and the markets we serve, including our market share, is also based on our good-faith estimates derived from management’s knowledge of the industry and other information currently available to us.

USE OF PROCEEDS
All the common stock offered in this prospectus are being sold by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Our ability to pay dividends on our common stock is restricted by our credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and related notes appearing elsewhere in this prospectus and our audited consolidated financial statements and the related notes and the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the fiscal year ended February 29, 2020 included in the Final Prospectus for our initial public offering (our IPO) dated as of July 1, 2020 and filed with the Securities and Exchange Commission, (the SEC), pursuant to Rule 424(b)(4) on July 2, 2020. Our fiscal year ends on the last day of February, and our fiscal quarters end on May 31, August 31, November 30, and the last day of February.
Overview
We provide personalized, technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits. Our customers are primarily employers that deploy Accolade in order to provide employees and their families (our “members”) a single place to turn for their health, healthcare, and benefits needs. Our innovative platform combines open, cloud-based intelligent technology with multimodal support from a team of empathetic and knowledgeable Accolade Health Assistants and clinicians (including registered nurses, physician medical directors, pharmacists behavioral health specialists, women’s health specialists and case management specialists). We leverage our integrated capabilities, connectivity with providers and the broader healthcare ecosystem, and longitudinal data to engage across the entire member population, rather than focusing solely on high-cost claimants or those with chronic conditions. Our goal is to build trusted relationships with our members that ultimately position us to deliver personalized recommendations and interventions. We believe that our platform dramatically improves the member experience, encourages better health outcomes, and lowers costs for both our members and our customers.
Accolade Total Health and Benefits is our most comprehensive offering and most closely aligns to our “Premier” solution on which the company was founded and from which the majority of our revenues are derived today. Our technology platform has enabled us to unbundle aspects of this comprehensive offering to create two additional standalone offerings: Accolade Total Benefits (focused on member benefits engagement) and Accolade Total Care (focused on guiding members to high-quality, cost-effective providers). We have further leveraged our technology platform to develop add-on offerings, such as Accolade Boost, our Trusted Supplier Program, Accolade COVID Response Care, and Mental Health Integrated Care that target specific challenges faced by our customers. Through our acquisition of Innovation Specialists, LLC d/b/a 2nd.MD (2nd.MD) we also acquired the capability to provide an expert medical consultation and medical decision support service, which may be provided as a standalone service or with elements incorporated into our core offerings.
We were founded in 2007 and launched our initial offering in 2009. We have seen significant growth in recent years since the changes to our executive management team in 2015 and the subsequent investments we have made in product, technology, sales, and distribution. As of October 19, 2020, we had 94 customers comprising more than 2.0 million members. Our customers come from across industries, including media, technology, financial services, transportation, energy, and retail.
In July 2020, we closed our initial public offering of 11,526,134 shares of our common stock at an offering price of $22.00 per share, including 1,503,408 shares issued pursuant to the underwriters’ option to purchase additional shares, resulting in aggregate net proceeds to us of $231.2 million, after deducting underwriting discounts and commissions of $17.8 million and net offering expenses of approximately $4.6 million.
In October 2020, we closed our follow-on public offering of 5,750,000 shares of our common stock at an offering price of $38.50 per share, including 750,000 shares issued pursuant to the underwriters’ option to purchase additional shares, resulting in aggregate net proceeds to us of $208.0 million, after deducting underwriting discounts and commissions of $12.7 million and net offering expenses of approximately $0.6 million

For the fiscal years ended February 28(9), 2019, and 2020, our total revenue was $94.8 million and $132.5 million, respectively, representing 40% year-over-year growth for fiscal year 2020 compared to fiscal year 2019. For the nine months ended November 30, 2020, our total revenue was $111.1 million, representing 26% year-over-year growth compared to total revenue of $88.1 million for the nine months ended November 30, 2019. For the fiscal years ended February 28(9), 2019 and 2020, our net losses were $56.5 million and $51.4 million, respectively. For the nine months ended November 30, 2020 and November 30, 2019, our net losses were $45.9 million and $49.2 million, respectively.
Our Business Model
We provide our solutions primarily to employers that deploy Accolade offerings to our members. We earn revenue from providing personalized health guidance solutions to the members of our employer customers’ health plans and to members of fully insured plans offered via health insurance companies. Our solutions are priced based on a recurring per-member-per-month (PMPM) fee, typically consisting of both a base fee and a performance-based fee component. As a result, generally, a portion of our potential revenue is variable, subject to our achievement of performance metrics and the realization of savings in healthcare spend by our customers resulting from the utilization of our solutions. We typically achieve a substantial portion of the contractual performance metrics and realization in savings of healthcare spend.
The primary cost of delivering our service includes the personnel costs of Accolade Health Assistants, clinicians, including registered nurses, physician medical directors, pharmacists, behavioral health specialists, women’s health specialists, and case management specialists, as well as software and tools for telephony, workforce management, business analytics, allocated overhead costs, and other expenses related to delivery and implementation of our solutions. As we support more customers with an increasing number of members over time, we expect that our support costs per member will decline due to economies of scale and improved operational efficiencies driven by continued enhancements of our technology platform and capabilities. We have experienced and expect to continue to achieve operational efficiencies realized from continued enhancements of our technology platform and capabilities.
We employ a multipronged go-to-market strategy to increase adoption of our solutions to new and existing customers. We principally sell our solutions through our direct salesforce which is stratified by account size (i.e., strategic (more than 35,000 employees), enterprise (5,000 to 35,000 employees), and mid-market (500 to 5,000 employees)), region, and existing versus prospective customer. Our sales team possesses deep domain expertise in health benefits management and brings substantial experience selling to key decision makers within our current and prospective customer organizations (CFOs, benefits executives, benefits consultants, and benefits brokers). We believe the effectiveness of our sales organization is evidenced by growing adoption of our platform by large strategic customers, recent traction with enterprise and mid-market customers and demonstrated demand for add-on offerings from existing customers.
We have chosen to invest significantly in growing our customer base, and plan to continue both adding new customers and expanding our relationships with existing customers, which we believe will allow us to increase margins over time. When a customer renews their contract or purchases additional solutions or enhancements, the value realized from that customer increases because we generally do not incur significant incremental acquisition or implementation costs for the renewal or expansion. We believe that as our customer base grows and a higher percentage of our revenue is attributable to renewals and upsells or cross-sells to existing customers, relative to acquisition of new customers, associated sales and marketing expenses and other upfront costs will decrease as a percentage of revenue.
In addition, we have strategically curated our offering portfolio to ensure we have a compelling value proposition at an appropriate price point that resonates with each identified customer segment. Based on our experience, the opportunity to cross-sell is meaningfully enhanced once a customer has been on-boarded onto our platform and has benefited from a measurable and compelling return on their investment. Our customer partnerships team provides strategic insights, point solution recommendations, and day-to-day account support to our customers. They are focused on existing customer retention, cross-sell, and upsell.
We maintain relationships with a range of third parties, including brokers, agents, benefits consultants, carriers, third-party administrators, trusted suppliers, and co-marketing and co-selling partners. These third parties provide an important source of referrals for our sales organization. We also selectively form strategic alliances to further drive customer acquisition and adoption of our solutions. For example, in March 2019, we partnered with Humana and formed a joint go-to-market strategy, which we launched in two initial geographic markets. In October 2019, concurrent with a $20 million preferred stock investment from Humana, we expanded our partnership to add a broader base of solutions targeting self- and fully-insured customer prospects and significantly expand our target geographic markets. We believe the breadth of our go-to-market and distribution strategy enables us to reach customers of nearly every size and across markets.
We have demonstrated a consistent track record of product and technology innovation over time as evidenced by continuous improvement of our platform and new offerings. This innovation is driven by feedback we receive from our customers, industry experts, and the market generally. For example, our technology platform has enabled us to unbundle aspects of Accolade Total Health and Benefits to create two additional standalone offerings: Accolade Total Benefits and Accolade Total Care. We have further leveraged our technology platform to develop add-on offerings that target specific challenges faced by our customers, including Accolade Boost and our Trusted Supplier Program — as well as very recently, Accolade COVID Response Care and Mental Health Integrated Care. Our investments in product and technology have been focused on increasing the value we provide via our personalized member health guidance solutions and expanding the market segments we can serve with a portfolio of offerings and associated price points.
COVID-19 Update
COVID-19 has created uncertainty for Accolade’s employees, members, and customers. We consider the impact of the pandemic on our business by evaluating the health of our operations, any changes to our revenue outlook, and the degree to which perceptions of and interest in Accolade solutions have evolved during this unprecedented time.
In mid-March 2020, we closed our offices and enabled our 1,250 employees to work remotely using our secure technologies to continue to meet the needs of our customers, their members, and our business. We measure our performance through several key metrics, including but not limited to customer satisfaction, member engagement, and health assistant availability. As gauged by these core performance metrics, service levels have been high, and member engagement and satisfaction have remained strong. To ensure we could address our members’ many COVID-19-related concerns, our operations and clinical leaders trained our frontline teams on evidence-based guidelines and continue to equip them with relevant resources to help them ably serve under these exceptional circumstances.
While the COVID-19 pandemic has not had a material adverse impact on our financial condition and results of operations to date, the future impact of the COVID-19 outbreak on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers and our sales cycles, impact on our marketing efforts, and any decreases of workforce or benefits spending by our customers, all of which are uncertain and cannot be predicted. We have a diverse set of customers across a variety of industries. While some have faced headwinds, others have experienced growth, and our membership count from existing customers has remained steady in the aggregate since the start of the 2020 calendar year. However, we may experience increased member attrition to the extent our existing customers reduce their respective workforces in response to the current economic conditions. Any layoffs or reductions in employee headcounts by our employer customers would result in a reduction in our base and variable PMPM fees. In one case, a small customer filed for Chapter 11 bankruptcy and terminated its health plan and associated Accolade services as of October 31, 2020. In addition, our airline customers have had significant headcount reductions, which have resulted in, and are likely to continue to result in, a reduction of revenues associated with these customers. We may not experience the impact of changes to our customers’ headcounts immediately because employees that are on furlough or are receiving continued health coverage pursuant to COBRA may still have access to our services during such periods and would be included in our member count. We have also engaged with our airline customers to act as a partner in managing their cash needs during the COVID-19 pandemic, resulting in modified payment terms in fiscal 2021.

While the full effects of COVID-19 on the prospects of Accolade’s business are not yet known, we do know that we have served as a critical resource to our members during this difficult time. As of the end of September, we had reached more than 400,000 members with educational resources focused on COVID prevention, assisted more than 50,000 with COVID-specific concerns, and clinically assessed over 4,600 for infection, ultimately directing them toward the most appropriate course of care.
We believe our value proposition now resonates with an even broader audience of employers as they turn their focus to safely reopening their workplaces and managing the ongoing health and well-being of employees and their families. To directly address the former, we have developed Accolade COVID Response Care, a solution that allows employers of all sizes to leverage Accolade’s platform to support employee education, testing, care plans, contact tracing, and return-to-work clearance. On the latter, we believe that the current disruptions to traditional care consumption have reinforced the need for navigation services, and that projected increases in healthcare costs (due to some combination of COVID-19-related testing and care, complications stemming from neglected non-COVID conditions, pent-up demand for elective services, and strain on individuals’ mental health) prompt the need for solutions such as ours that bend the cost curve, and improve health outcomes, by driving good utilization up and wasteful utilization down.
Factors Affecting Our Performance
The following factors have been important to our business and we expect them to impact our business, results of operations, and financial condition in future periods:
Growth of Our Customer Base
We believe there is a substantial opportunity to further grow our customer base in our large and under-penetrated market through our sales and marketing strategy. Across our existing customer base and as we acquire new customers, we intend to expand and deepen these relationships. As we build trust through our proven model, we seek to cross-sell our add-on offerings, such as Accolade Boost, Trusted Supplier Program, COVID Response Care and Mental Health Integrated Care. We plan to continue to invest in sales and marketing in order to grow our customer base and increase sales to existing customers. Any investments we make in our sales and marketing organization will occur in advance of experiencing any benefits from such investments, so it may be difficult for us to determine if we are efficiently allocating our resources in these areas.
Customer Retention
Our ability to increase revenue depends in large part on our ability to retain our existing customers. Customer retention is dependent on delivering measurable outcomes to the customer related to their employees’ benefits utilization and, for certain offerings, overall healthcare cost savings. To achieve these outcomes, we must engage with a meaningful portion of our customers’ employee populations. We have consistently achieved and sustained annual engagement rates of greater than 50% across our member population. For the fiscal years ended February 28(9), 2018, 2019, and 2020, we achieved 55%, 56%, and 54% family engagement, respectively, measured for the corresponding calendar year. The aggregate impact of this deep engagement across a customer’s employee population is improved healthcare and benefits awareness, knowledge, and decision-making, a healthier and more engaged workforce, and healthcare cost savings. We become a trusted partner to our customers and gain the opportunity to support them on their population health strategies and benefits procurement. This position allows us to identify additional solutions that may meet our customers’ needs, which, when implemented, result in additional opportunities for member engagement and better health outcomes. Achieving a high customer retention rate and selling additional offerings are critical to our future business, revenue growth, and results of operations.
Adoption of Current and Future Solutions
We are constantly innovating to enhance our model and develop new offerings. Our ability to act as a trusted advisor to our members and customers positions us to identify new opportunities for additional offerings that can meet their existing and emerging needs. Our open technology platform also allows us to efficiently add new offerings and applications on top of our existing technology stack, which we have demonstrated with the recent roll-out of two new offerings, Accolade Total Benefits and Accolade Total

Care, as well as our new add-on offerings, Accolade Boost, our Trusted Supplier Program, Accolade COVID Response Care, and Mental Health Integrated Care.
We believe that as we expand our customer base and enter into new markets, we will be adept at identifying and deploying innovative new solutions whether developed internally or through acquisitions.
Achievement of Performance-Based Revenue
In most of our contracts, a portion of our potential fee is variable, subject to our achievement of performance metrics and the realization of savings in healthcare spend by our customers resulting from the utilization of our solutions and thus we might record higher revenue in some quarters compared to others. Examples of performance metrics included in our customer contracts are achievement of specified member engagement levels, member satisfaction levels, and various operational metrics. Although we have earned over 95% of the aggregate maximum potential revenue under our contracts (measured on the corresponding calendar year basis) in fiscal years 2018, 2019, and 2020, our revenue and financial results in the future may vary as a result of our ability to earn this performance-based revenue. In addition, because our customers typically pay both the base PMPM fees and variable PMPM fees in advance on a periodic basis, any required refund as a result of our failure to earn the performance-based revenue could have a negative impact on cash flows.
Investments in Technology
Significant investments in our technology platform have enhanced our capabilities with respect to how we engage with our members and deliver our solutions and care interventions. By leveraging our technology in areas such as machine learning, predictive analytics, and multimodal communication, we believe we can generate more efficiencies in our operating model while simultaneously improving our ability to deliver better health outcomes and lower costs for both our members and our customers. We will continue to invest in our technology platform to empower our Accolade Health Assistants, our clinicians, and our members to further improve and optimize efficiencies in our operating model. However, our investments in our technology platform may be more expensive or take longer to develop than we expect and may not result in operational efficiencies.
Customer Concentration
We have historically relied on a limited number of customers for a significant portion of our total revenue. If we do not retain some or all of those customers, it could have a material negative impact on future results. For the fiscal year ended February 28, 2019, we had three customers that each accounted for more than 10% of our total revenue, and in aggregate those three customers represented 60% of our total revenue. For the fiscal year ended February 29, 2020, we had four customers that each accounted for more than 10% of our total revenue, and in aggregate those four customers represented 59% of our total revenue. For the three and nine months ended November 30, 2020, we had three customers that each accounted for more than 10% of our total revenue, and in aggregate those three customers represented 37% and 38% of our total revenues, respectively. The loss of any of our largest customers, the renegotiation of any of our largest customer contracts or a significant decrease in the employee headcount of our largest customers could adversely affect our results of operations. In the ordinary course of business, we engage in active discussions and renegotiations with our customers in respect to the solutions we provide and the terms of our customer agreements, including our fees. Most of our customer contracts have a three-year term, and some have rights to terminate prior to the end of the term.

Certain Non-GAAP Financial Measures
We use the following non-GAAP financial measures to help us evaluate trends, establish budgets, measure the effectiveness and efficiency of our operations, and determine employee incentives.
	Fiscal year ended February 28(29),		For the nine months ended November 30,
	2019	2020	2019	2020
	(in thousands, except percentages)		(in thousands, except percentages)
Adjusted Gross Profit	$34,498	$59,140	$36,579	$45,753
Adjusted Gross Margin	36.4%	44.6%	41.5%	41.2%
Adjusted EBITDA	$(38,865)	$(33,119)	$(35,131)	$(29,618)
Adjusted Gross Profit and Adjusted Gross Margin
Adjusted Gross Profit is a non-GAAP financial measure that we define as revenue less cost of revenue, excluding depreciation and amortization, and excluding stock-based compensation. We define Adjusted Gross Margin as our Adjusted Gross Profit divided by our revenue. We expect Adjusted Gross Margin to continue to improve over time to the extent that we are able to gain efficiencies through technology and successfully cross-sell and upsell our current and future offerings. However, our ability to improve Adjusted Gross Margin over time is not guaranteed and will be impacted by the factors affecting our performance discussed above and the risks outlined in the section titled “Risk Factors.” We believe Adjusted Gross Profit and Adjusted Gross Margin are useful to investors, as they eliminate the impact of certain non-cash expenses and allow a direct comparison of these measures between periods without the impact of non-cash expenses and certain other nonrecurring operating expenses.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we define as net loss adjusted to exclude interest expense (net), income tax expense (benefit), depreciation and amortization, stock-based compensation, and acquisition and integration-related costs. We believe Adjusted EBITDA provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance. We believe Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry, as this measure generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.
Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA have certain limitations, including that they exclude the impact of certain non-cash charges, such as depreciation and amortization, whereas underlying assets may need to be replaced and result in cash capital expenditures, and stock-based compensation expense, which is a recurring charge. These non-GAAP financial measures may also not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner, limiting their usefulness as comparative measures. In evaluating these non-GAAP financial measures, you should be aware that in the future we expect to incur expenses similar to the adjustments in this presentation. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or nonrecurring items. When evaluating our performance, you should consider these non-GAAP financial measures alongside other financial performance measures, including the most directly comparable GAAP measures set forth in the reconciliation tables below and our other GAAP results. The following table presents, for the periods indicated, the calculation of our Adjusted Gross Profit and Adjusted Gross Margin:
	For the fiscal year ended February 28(29),		For the nine months ended November 30,
	2019	2020	2019	2020
	(in thousands, except percentages)		(in thousands, except percentages)
Revenue	$94,811	$132,507	$88,066	$111,126
Less:
Cost of revenue, excluding depreciation and amortization	(60,568)	(73,685)	(51,737)	(66,052)
Gross profit, excluding depreciation and amortization	34,243	58,822	36,329	45,074
Add:
Stock-based compensation, cost of revenue	255	318	250	679
Adjusted Gross Profit	$34,498	$59,140	$36,579	$45,753
Gross margin, excluding depreciation and amortization	36.1%	44.4%	41.3%	40.6%
Adjusted Gross Margin	36.4%	44.6%	41.5%	41.2%
Gross margin, excluding depreciation and amortization, for the fiscal years ended February 28(9), 2019, and 2020 increased from 36.1% to 44.4%, respectively, and Adjusted Gross Margin for the fiscal years ended February 28(9), 2019, and 2020 increased from 36.4% to 44.6%, respectively. These increases were driven primarily by (i) increases in PMPM revenue associated with our offering mix and (ii) cost efficiencies realized through enhancements of our technology platform and workflows for the fiscal year ended February 29, 2020. In addition, because we incur costs related to hiring staff in advance of new customer launches prior to recognizing any associated revenue, we experience compression of gross margin, excluding depreciation and amortization, and Adjusted Gross Margin during the respective pre-launch periods. Due to the earlier timing of customer launches during the fiscal year ended February 28, 2019 than during the fiscal year ended February 29, 2020, advance hiring had a larger relative impact on cost of revenue in the fiscal year ended February 28, 2019 than in the fiscal year ended February 29, 2020.
Gross margin, excluding depreciation and amortization, for the nine months ended November 30, 2019 and 2020, decreased from 41.3% to 40.6%, respectively, and Adjusted Gross Margin for the nine months ended November 30, 2019 and 2020, decreased from 41.5% to 41.2%, respectively. The decreases for the comparable nine month periods were driven primarily by the incremental cost of revenues in the nine months ended November 30, 2020, associated with customer launches as compared to the nine months ended November 30, 2019. Because we incur costs related to hiring staff in advance of new customer launches prior to recognizing any associated revenue, we experience compression of gross margin, excluding depreciation and amortization, and Adjusted Gross Margin during the respective pre-launch periods. The decreases were offset by continued increases in PMPM revenue associated with our offering mix and cost efficiencies realized through enhancements of our technology platform and workflows.

The following table presents, for the periods indicated, a reconciliation of our Adjusted EBITDA to our net loss:
	For the fiscal year ended February 28(29),		For the nine months ended November 30,
	2019	2020	2019	2020
	(in thousands)		(in thousands)
Net Loss	$(56,496)	$(51,365)	$(49,226)	$(45,926)
Adjusted for:
Interest expense, net	2,374	2,925	2,071	3,663
Income tax provision	55	129	49	85
Depreciation and amortization	9,391	8,516	6,415	6,090
Stock-based compensation	5,721	6,002	4,895	6,310
Acquisition and integration-related costs	—	567	567	—
Other expense	90	107	98	160
Adjusted EBITDA	$(38,865)	$(33,119)	$(35,131)	$(29,618)
Basis of Presentation and Components of Revenue and Expenses
We operate our business through a single reportable segment. We operate on a fiscal year ending at the end of February of each year, and our fiscal quarters end on May 31, August 31, November 30, and the last day of February.
Revenue
We earn revenue from providing personalized technology-enabled solutions to the members of our employer customers’ health plans and to members of fully insured plans offered via health insurance companies. Our solutions are priced based on a recurring PMPM fee and frequently include both a base PMPM fee based on eligible members and a performance-based component. As a result, a portion of our potential fee is typically variable, subject to our achievement of performance metrics, the realization of savings in healthcare spend by our customers resulting from the utilization of our solutions, and the number of eligible members during the respective period.
Cost of Revenue, Excluding Depreciation and Amortization
Our cost of revenue, excluding depreciation and amortization, consists primarily of personnel costs including salaries, wages, bonuses, stock-based compensation expense and benefits, as well as software and tools for telephony, workforce management, business analytics, allocated overhead costs, and other expenses related to delivery and implementation of our personalized technology-enabled solutions.
Operating Expenses
Product and technology.   Product and technology expenses include costs to build new offerings, add new features to our existing solutions, and to manage, operate, and ensure the reliability and scalability of our existing technology platform. Product and technology expenses consist of personnel expenses, including salaries, bonuses, stock-based compensation expense, and benefits for employees and contractors for our engineering, product, and design teams, and allocated overhead costs, as well as costs of software and tools for business analytics, data management, and IT applications that are not directly associated with delivery of our solutions to customers. We expect product and technology expenses to increase in absolute dollars but decrease as a percentage of revenue over time.
Sales and marketing.   Sales and marketing expenses consist of personnel expenses, including sales commissions for our direct sales force and our market and business development workforce, as well as promotional costs, customer conferences, public relations, other marketing events, and allocated overhead costs. Personnel expenses include salaries, bonuses, stock-based compensation expense, and benefits for employees and contractors. We expect sales and marketing expense to increase in absolute dollars but remain stable as a percentage of revenue over time.
General and administrative.   General and administrative expenses consist of personnel expenses and related expenses for our executive, finance and accounting, human resources, legal, and corporate organizations. Personnel expenses include salaries, bonuses, stock-based compensation expense, and benefits for employees and contractors. In addition, general and administrative expenses include external legal, accounting, and other professional fees, as well as tools for financial and human capital management, and allocated overhead costs. We expect general and administrative expenses to increase in absolute dollars as we incur costs associated with being a public company, but decrease as a percentage of revenue over time.
Depreciation and amortization.   Depreciation and amortization expenses are primarily attributable to our capital investments and consist of fixed asset depreciation, amortization of intangibles considered to have definite lives, and amortization of capitalized internal-use software costs.
Results of Operations
The following table presents a summary of our consolidated statements of operations for the periods indicated:
	For the fiscal year ended February 28(29),		For the nine months ended November 30,
	2019	2020	2019	2020
	(in thousands)		(in thousands)
Revenue	$94,811	$132,507	$88,066	$111,126
Cost of revenue, excluding depreciation and amortization(1)	60,568	73,685	51,737	66,052
Operating expenses:
Product and technology(1)	35,708	42,306	33,595	36,624
Sales and marketing(1)	23,456	30,050	23,202	23,841
General and administrative(1)	19,665	26,154	20,125	20,537
Depreciation and amortization	9,391	8,516	6,415	6,090
Total operating expenses	88,220	107,026	83,337	87,092
Loss from operations	(53,977)	(48,204)	(47,008)	(42,018)
Interest expense, net	(2,374)	(2,925)	(2,071)	(3,663)
Other expense	(90)	(107)	(98)	(160)
Loss before income taxes	(56,441)	(51,236)	(49,177)	(45,841)
Income tax expense	(55)	(129)	(49)	(85)
Net loss	$(56,496)	$(51,365)	$(49,226)	$(45,926)

(1)
The stock-based compensation expense included above was as follows:

	For the fiscal year ended February 28(29),		For the nine months ended November 30,
	2019	2020	2019	2020
	(in thousands)		(in thousands)
Cost of revenue	$255	$318	$250	$679
Product and technology	1,108	1,674	1,312	2,212
Sales and marketing	1,199	1,482	1,162	1,494
General and administrative	3,159	2,528	2,171	1,925
Total stock-based compensation	$5,721	$6,002	$4,895	$6,310

The following table sets forth our consolidated statements of operation data expressed as a percentage of revenue:
	For the fiscal year ended February 28(29),		For the nine months ended November 30,
	2019	2020	2019	2020
Revenue	100%	100%	100%	100%
Cost of revenue, excluding depreciation and amortization	64%	56%	59%	59%
Operating expenses:
Product and technology	38%	32%	38%	33%
Sales and marketing	25%	23%	26%	21%
General and administrative	21%	20%	23%	18%
Depreciation and amortization	10%	6%	7%	5%
Total operating expenses	93%	81%	95%	78%
Loss from operations	(57)%	(36)%	(53)%	(38)%
Interest expense, net	(3)%	(2)%	(2)%	(3)%
Other expense	(0)%	(0)%	(0)%	(0)%
Loss before income taxes	(60)%	(39)%	(56)%	(41)%
Income tax expense	(0)%	(0)%	(0)%	(0)%
Net loss	(60)%	(39)%	(56)%	(41)%
Comparison of Nine Months Ended November 30, 2019 and 2020
Revenue
	For the nine months ended November 30,		Changes
	2019	2020	Amount	%
	(in thousands, except percentages)
Revenue	$88,066	$111,126	$23,060	26%
Revenue increased $23.1 million, or 26%, to $111.1 million for the nine months ended November 30, 2020, as compared to $88.1 million for the nine months ended November 30, 2019. The increase was attributable primarily to growth in the number of customers served during such period, as compared to the prior year’s corresponding period.
Cost of revenue, excluding depreciation and amortization
	For the nine months ended November 30,		Change
	2019	2020	Amount	%
	(in thousands, except percentages)
Cost of revenue, excluding depreciation and amortization	$51,737	$66,052	$14,315	28%
Cost of revenue, excluding depreciation and amortization increased $14.3 million, or 28%, to $66.1 million for the nine months ended November 30, 2020, as compared to $51.7 million for nine months ended November 30, 2019. The increase was primarily due to an increase in personnel and related costs to serve the customer base which grew in the first nine months of fiscal 2021, as compared to the first nine months of fiscal 2020.
Cost of revenue, excluding depreciation and amortization, as a percentage of revenue for the nine months ended November 30, 2020, remained consistent as compared to the nine months ended November 30, 2019.

Operating expenses
	For the nine months ended November 30,		Changes
	2019	2020	Amount	%
	(in thousands, except percentages)
Operating expenses:
Product and technology	$33,595	$36,624	$3,029	9%
Sales and marketing	23,202	23,841	639	3%
General and administrative	20,125	20,537	412	2%
Depreciation and amortization	6,415	6,090	(325)	(5)%
Total operating expenses	$83,337	$87,092	$3,755	5%
Product and technology.   Product and technology expense increased $3.0 million, or 9%, to $36.6 million for the nine months ended November 30, 2020, as compared to $33.6 million for the nine months ended November 30, 2019. The increase was primarily due to the addition of personnel in product development and product management to support the development of new and existing offerings in connection with the expansion of our business, offset by a reduction in travel and entertainment related expenditures.
Sales and marketing.   Sales and marketing expense increased $0.6 million, or 3%, to $23.8 million for the nine months ended November 30, 2020, as compared to $23.2 million for the nine months ended November 30, 2019. The increase was primarily due to an increase in the size of our direct sales force, account management, marketing, and supporting functions associated with the expansion of our business, offset by a reduction in travel and entertainment related expenditures.
General and administrative.   General and administrative expense increased $0.4 million, or 2%, to $20.5 million for the nine months ended November 30, 2020, as compared to $20.1 million for the nine months ended November 30, 2019. The increase was primarily due to the addition of personnel, an increase in third-party consulting costs to support the expansion of our business, and the expansion of insurance coverages required as a public company. These increases were partially offset by a reduction in travel and entertainment related expenditures.
Depreciation and amortization.   Depreciation and amortization expense decreased $0.3 million, or 5%, to $6.1 million for the nine months ended November 30, 2020, as compared to $6.4 million for the nine months ended November 30, 2019. The decrease was primarily due to certain capitalized software becoming fully depreciated during fiscal 2020 and fiscal 2021, resulting in less depreciation and amortization expense as compared to the prior period.
Interest expense, net
	For the nine months ended November 30,		Changes
	2019	2020	Amount	%
	(in thousands, except percentages)
Interest expense, net	$2,071	$3,663	$1,592	77%
Interest expense, net increased $1.6 million, or 77%, to $3.7 million for the nine months ended November 30, 2020, as compared to $2.1 million for the nine months ended November 30, 2019. The increase was primarily due to the acceleration of deferred financing costs related to the termination of our term loan facility during July 2020, as well as an increase in our debt borrowings during the nine months ended November 30, 2020 as compared to the nine months ended November 30, 2019 resulting from the borrowing in March 2020 and repayment in July 2020 of $48.7 million under the 2019 Revolver. See “Our Debt Arrangements” below.

Comparison of Fiscal Years Ended February 28(9), 2019 and 2020
Revenue
	Fiscal Year Ended February 28(9),		Changes
	2019	2020	Amount	%
	(in thousands, except percentages)
Revenue	$94,811	$132,507	$37,696	40%
Revenue increased $37.7 million, or 40%, to $132.5 million for the fiscal year ended February 29, 2020, referred to as fiscal 2020, as compared to $94.8 million for the fiscal year ended February 28, 2019, referred to as fiscal 2019. The increase was attributable primarily to growth in the number of customers served during fiscal 2020, as compared to fiscal 2019.
Cost of revenue, excluding depreciation and amortization
	Fiscal Year Ended February 28(9),		Changes
	2019	2020	Amount	%
	(in thousands, except percentages)
Cost of revenue, excluding depreciation and amortization	$60,568	$73,685	$13,117	22%
Cost of revenue, excluding depreciation and amortization increased $13.1 million, or 22%, to $73.7 million for fiscal 2020, as compared to $60.6 million for fiscal 2019. The increase was primarily due to an increase in personnel and related costs to serve the customer base which grew in fiscal 2020, as compared to fiscal 2019.
Cost of revenue, excluding depreciation and amortization, as a percentage of revenue for fiscal 2019 and 2020 decreased from 64% to 56% of total revenue, respectively. This decrease was driven primarily by cost efficiencies realized through enhancements of our technology platform and workflows for fiscal 2020. In addition, because we incur costs related to hiring staff in advance of new customer launches prior to recognizing any associated revenue, we experience higher relative cost of revenue, excluding depreciation and amortization, during the respective pre-launch periods. Due to the earlier timing of customer launches during fiscal 2019 than during fiscal 2020, advance hiring had a larger relative impact on cost of revenue, excluding depreciation and amortization, in fiscal 2019 than in fiscal 2020.
Operating expenses
	Fiscal Year Ended February 28(9),		Changes
	2019	2020	Amount	%
	(in thousands, except percentages)
Operating expenses:
Product and technology	$35,708	$42,306	$6,598	18%
Sales and marketing	23,456	30,050	6,594	28%
General and administrative	19,665	26,154	6,489	33%
Depreciation and amortization	9,391	8,516	(875)	(9)%
Total operating expenses	$88,220	$107,026	$18,806	21%
Product and technology.   Product and technology expense increased $6.6 million, or 18%, to $42.3 million for fiscal 2020, as compared to $35.7 million for fiscal 2019. The increase was primarily due to the addition of personnel in product development and product management in support of the development of new and existing offerings in connection with the expansion of our business.

Sales and marketing.   Sales and marketing expense increased $6.6 million, or 28%, to $30.1 million for fiscal 2020, as compared to $23.5 million for fiscal 2019. The increase was primarily due to an increase in the size of our direct sales force, account management, marketing, and supporting functions associated with the expansion of our business.
General and administrative.   General and administrative expense increased $6.5 million, or 33%, to $26.2 million for fiscal 2020, as compared to $19.7 million for fiscal 2019. The increase was primarily due to the addition of personnel as well as an increase in third-party consulting costs to support the expansion of our business.
Depreciation and amortization.   Depreciation and amortization expense decreased $0.9 million, or 9%, to $8.5 million for fiscal 2020, as compared to $9.4 million for fiscal 2019. The decrease was primarily due to certain capitalized software becoming fully depreciated during fiscal 2020, resulting in less depreciation expense as compared to the prior period.
Interest expense, net
	Fiscal Year Ended February 28(9),		Changes
	2019	2020	Amount	%
	(in thousands, except percentages)
Interest expense, net	$(2,374)	$(2,925)	$551	23%
Interest expense, net increased $0.6 million, or 23%, to $2.9 million for fiscal 2020, as compared to $2.4 million for fiscal 2019. The increase primarily reflected the increase in our debt borrowings during fiscal 2020 as compared to fiscal 2019.
Liquidity and Capital Resources
We had cash and cash equivalents of $418.9 million as of November 30, 2020. Our cash equivalents are comprised primarily of cash, money market accounts held at banks, and United States Treasury bills with original maturities of less than 90 days.
Our Debt Arrangements
We had no outstanding debt as of November 30, 2020. During July 2020 we terminated our Term Loan Facility. We currently have a revolving credit facility (2019 Revolver), which we entered into in July 2019.
The Term Loan was a secured credit facility that allowed us to borrow up to an aggregate principal amount of $24.5 million, with the total amount of available borrowings subject to certain monthly recurring revenue calculations. We had $24.5 million outstanding as of May 31, 2020. Interest on the outstanding balance was payable monthly at a rate of 8.00% per annum, plus 4.50% per annum deferred until the end of the term. The Term Loan was to mature on December 31, 2022. During July 2020, we repaid the Term Loan in full, including all outstanding interest and fees, and the Term Loan was terminated.
The 2019 Revolver provides for a senior secured revolving line of credit in the amount of up to $80.0 million, with borrowing availability subject to certain monthly recurring revenue calculations. The interest rate on any outstanding borrowings will be at LIBOR plus 350 basis points or the lending institution’s base rate plus 250 basis points, subject to certain floors, and interest payments are to be made in installments of one, two, or three months as chosen by us. We also had an outstanding letter of credit to serve as office landlord security deposits in the amount of $1.3 million. The letters of credit is secured through the revolving credit facility, thus reducing the capacity of the revolving credit facility to $78.7 million.
During March 2020, we borrowed the available capacity of $48.7 million to increase our cash position given the uncertainty in the overall business environment due to the COVID-19 pandemic. During July 2020, the we repaid the 2019 Revolver in full, including all outstanding interest. The 2019 Revolver expires in July 2021 and may be automatically extended for an additional 12 months if we meet certain revenue thresholds defined under the credit agreement.

The 2019 Revolver contains a liquidity covenant calculated based on cash on hand plus available borrowings under the 2019 Revolver, a revenue covenant and certain reporting covenants. On August 21, 2020, we entered into an amendment to the 2019 Revolver which revised the terms of the revenue covenant and imposed minimum LIBOR and Base Rate levels. On September 11, 2020, we entered into another amendment to the 2019 Revolver which modified the allocation requirements of the Company’s cash to be held at each of the two lenders participating in the 2019 Revolver. On November 6, 2020, we entered into another amendment to the 2019 Revolver which increased the capacity from $50.0 million to $80.0 million, subject to the achievement of certain milestones as defined in the amendment. On March 2, 2021, we entered into another amendment to the 2019 Revolver which allowed for us to complete the acquisition of 2nd.MD and amended certain covenants.
We were in compliance with all such applicable covenants as of November 30, 2020, and believe we are in compliance as of the date of this prospectus. We do not expect to need to draw on the 2019 Revolver, but our access to draw on the 2019 Revolver could be limited in the future if we do not have enough monthly recurring revenues to cover the borrowing availability calculations.
Cash Flows
The following table summarizes our cash flows for the periods indicated:
	For the nine months ended November 30,
	2019	2020
	(in thousands)
Net cash used in operating activities	$(23,983)	$(35,628)
Net cash used in investing activities	(2,675)	(1,932)
Net cash provided by financing activities	23,611	423,343
Operating Activities.   Net cash used in operating activities increased by $11.6 million to $35.6 million during the nine months ended November 30, 2020 from $24.0 million during the nine months ended November 30, 2019, primarily due to changes in accounts receivable and unbilled revenue offset by accrued compensation.
The change in accounts receivable and unbilled revenue is primarily due to an increase in accounts receivable at November 30, 2020 due to the modification of payment terms with our airline customers, as well as the increase in accounts receivable related to an increase in the number of customers at November 30, 2020, as compared to November 30, 2019.
The change in accrued compensation is primarily due to the settlement of our annual bonuses related to the fiscal year ended February 29, 2020, through the issuance of fully vested stock options in lieu of cash payments in June 2020. During the nine months ended November 30, 2019, we paid bonuses related to the fiscal year ended February 28, 2019 in cash.
Investing Activities.   Net cash used in investing activities decreased by $0.7 million to $1.9 million during the nine months ended November 30, 2020, from $2.7 million during the nine months ended November 30, 2019, primarily due to the decrease in purchases of computer equipment during the nine months ended November 30, 2020, as compared to the nine months ended November 30, 2019.
Financing Activities.   Net cash provided by financing activities increased by $399.7 million to $423.3 million during the nine months ended November 30, 2020 from $23.6 million during the nine months ended November 30, 2019, primarily due to the net cash proceeds of $439.5 million as a result of our IPO and follow-on offering, proceeds from stock option and warrant exercises of $5.2 million, proceeds of $1.4 million from the purchase of our common stock by employees in connection with the employee stock purchase plan, and proceeds from debt borrowings of $51.2 million, offset by debt repayments of $73.2 million.

Contractual Obligations
The following table summarizes our contractual obligations as of November 30, 2020:
	Payments due by period
	Less than 1 year	Years 2 – 3	Years 4 – 5	More than 5 years	Total
	(in thousands)
Operating lease obligations(1)	$6,559	$13,155	$11,666	$17,190	$48,570
Fees on debt(2)	118	—	—	—	118
Data license in connection with joint development agreement	211	468	321	—	1,000

(1)
Includes the lease of our (a) corporate co-headquarters in Plymouth Meeting, Pennsylvania, which expires in June 2027, subject to certain early termination rights, (b) corporate co-headquarters in Seattle, Washington, which expires in September 2030, subject to certain early termination rights, (c) office space in Scottsdale, Arizona, which expires in April 2024, subject to certain early termination rights, (d) office space in Prague, Czech Republic, which expires in November 2021, and (e) office space in Santa Monica, California, which expires in February 2023.

(2)
Fee is calculated as 25 basis points of the commitment amount, payable on a quarterly basis.

Off-Balance Sheet Arrangements
We did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other purposes. We did not have any other off-balance sheet arrangements, except to the extent reflected under “— Contractual Obligations” above and in Note 11 to our audited consolidated financial statements included elsewhere in this prospectus.
Critical Accounting Policies and Estimates
Our condensed consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
There have been no significant changes in our critical accounting policies and estimates during the nine months ended November 30, 2020, as compared to the critical accounting policies and estimates described in our final prospectus for our IPO dated as of July 2, 2020 and filed with the SEC pursuant to Rule 424(b) of the Securities Act.
Recently Issued and Adopted Accounting Pronouncements
For more information on recently issued accounting pronouncements, see Note 2 in the accompanying Notes to our condensed consolidated financial statements included elsewhere in this prospectus.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (i) February 28, 2026 (the last day of the fiscal year following the fifth anniversary of our initial public offering), (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer”, as defined in the rules under the Exchange Act, and

(iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and any reference herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act.
We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different from the information you might receive from other public reporting companies in which you hold equity interests. In particular, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the Securities Act) for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, so long as we remain an emerging growth company, we will not be subject to the same implementation timing of new or revised accounting standards as other public companies that are not emerging growth companies until these standards apply to private companies unless we elect to early adopt as permitted by the relevant guidance for private companies.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
We had cash and cash equivalents of $418.9 million as of November 30, 2020 and $33.2 million as of February 29, 2020. Our cash equivalents are comprised primarily of cash and money market accounts held at banks and United States Treasury bills with original maturities of less than 90 days. Due to the short-term nature of these instruments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future interest income.
Foreign Currency Exchange Risk
We have in the past and may in the future be exposed to foreign currency exchange risks in the ordinary course of our business, but that exposure is not currently material to our business or results of operations.

BUSINESS
Our Mission
We envision a world where every person can live their “healthiest life” — a concept that encompasses physical, emotional, financial, and professional wellness. Our mission is to empower people through expertise, empathy, and technology to make the best decisions for their health and well-being.
Business Overview
We provide personalized, technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits, and make better decisions for their healthcare. Our customers are primarily employers that deploy Accolade in order to provide employees and their families (our “members”) a single place to turn for their health, healthcare, and benefits needs. Our innovative platform combines open, cloud-based intelligent technology with multimodal support from a team of empathetic and knowledgeable Accolade Health Assistants and clinicians (including nurses, physician medical directors, and behavioral health specialists). We leverage our integrated capabilities, connectivity with providers and the broader healthcare ecosystem, and longitudinal data to engage across the entire member population, rather than focusing solely on high-cost claimants or those with chronic conditions. Our goal is to build trusted relationships with our members that ultimately position us to deliver personalized recommendations and interventions. We believe that our platform dramatically improves the member experience, encourages better health outcomes, and lowers costs for both our members and our customers.
The U.S. healthcare system is complex and places significant strain on consumers, who struggle to effectively use their healthcare and benefits, make informed decisions about their health, and navigate the fragmented network of providers and third-party benefit programs. The COVID-19 global pandemic has only served to further exacerbate the complexity and frustration faced by consumers, as they seek information about the availability and accuracy of virus and antibody testing, seek information about vaccinations, or face limits on their ability to access traditional care safely. Partly as a result of these challenges, the payers of healthcare, including managed care companies, the government, employers, and consumers, face significant and rising costs. For large employers in particular, the direct costs are substantial: the total annual employer cost for healthcare is estimated at more than $10,000 per employee. Employers also bear indirect costs in the form of absenteeism, decreased productivity, and diminished morale, all potentially intensified during times when their employees are forced to work remotely due to threats to public health. Despite the significant and growing spend on care, health outcomes are not improving, and misaligned incentives among key constituents thwart meaningful change. A suboptimal consumer experience persists.
We believe the most effective way to improve health outcomes and control cost is to help consumers make better, data-driven healthcare and benefits-related decisions. Based on this belief, we have developed a differentiated platform to support and influence consumer decision-making that is built on a foundation of mission-driven people and purpose-built technology:
•
Accolade Health Assistants.   Our Accolade Health Assistants are highly trained professionals who develop trusted relationships with our members and serve as their primary and ongoing point of contact for all issues related to healthcare and benefits.

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Clinicians.   Our clinicians include registered nurses, physician medical directors, pharmacists, behavioral health specialists, and women’s health specialists. Our nurses have deep expertise across a wide variety of specializations. Further, through our acquisition of 2ndMD, we contractually engage physicians to provide second opinion consultation services. We do not provide medical care or establish patient relationships with our members.

•
Technology.   Our technology platform was designed to deliver highly personalized member experiences at scale, leveraging data and machine learning to derive actionable insights, optimize our care teams’ workflows, and accelerate the pace of our innovation. We ingest and link disparate data points to Accolade-generated data to create a 360-degree member view which our Accolade Health Assistants and clinicians access in our purpose-built member CRM tool, InView. Our secure, open technology platform supports our continuous innovation and the development of additional capabilities to benefit our members.

Developing trusted relationships positions us to positively influence members’ healthcare and benefits-related decision-making and ultimately deliver on our value proposition.
Through trusted, ongoing engagement, we can meaningfully influence member decisions and help increase valuable healthcare utilization (e.g., primary care visits, prescription refills) and reduce wasteful healthcare utilization (e.g., unnecessary emergency room visits, hospital readmissions, excessive inpatient stays). We further enhance the member experience by educating members on relevant, available benefits, such as wellness programs and telemedicine. In raising awareness of these benefits and seamlessly integrating them into our platform, we can significantly increase their utilization rates.
Our investments in a scalable technology platform have enabled us to implement a multi-offering strategy that meets the diverse needs of our existing and prospective customers. Buyers of our offerings have varying priorities and appetites for change to their existing health and benefits packages, and we have therefore developed a solutions portfolio that is designed to support a range of integrations for employers of all sizes. Our most comprehensive offering, Accolade Total Health and Benefits, is a population health solution that provides fully integrated healthcare navigation and benefits management and can be tailored to the unique needs of a given employer’s subpopulation. Our technology platform has enabled us to unbundle aspects of this comprehensive offering to create two additional standalone offerings: Accolade Total Benefits and Accolade Total Care. We have further leveraged our technology platform to develop add-on offerings, such as Accolade Boost and our Trusted Supplier Program — as well as, recently, Accolade COVID Response Care and Mental Health Integrated Care — that target specific challenges faced by our customers.
Competitive Strengths
Our operational and financial success is based on the following key strengths:
Commitment to a differentiated member engagement model.   We fundamentally believe in engaging the entire member population to have a sustainable impact on health outcomes and cost. This stands in contrast to the historic industry norm of engaging only the highest-cost, sickest patients with the most complex needs. To do this, we have built a platform to engage with each customer’s eligible member population, build trusted relationships with members, and leverage those relationships to deliver important healthcare interventions when they matter the most.
Highly qualified and empathetic team with deep clinical experience.   Our engagement model integrates “human touch” with a proprietary technology platform to encourage better outcomes for our members. While the right mix of experience and skills is critical, all care team members must demonstrate empathy to be hired, and maintain it to be retained.
Long-term strategic partner to our customers.   We are engaged by employers to solve real issues around the design, coordination, and utilization of their employee benefits programs. Because we help their employees live their healthiest lives, our customers view us as a strategic partner that can provide population health insights and help them manage healthcare benefit costs and complexity, including, crucially, how to ensure the safety of employees returning to the workplace during a pandemic.
Significant investment in our purpose-built, scalable technology platform.   Our offerings are built on an open, cloud-based intelligent platform designed to deliver a highly personalized member experience. Our platform is built for scale — architected to deliver repeatable results and high service levels at a sustainable cost to serve — and leverages extensive data ingestion capabilities and artificial intelligence to derive predictive analytics, deliver targeted population health insights, and recommend the right care intervention for our members at the right time.
Attractive operating model supported by a PMPM recurring revenue model, providing a high degree of visibility.   As of October 19, 2020, we had 94 customers that collectively purchase access to our solutions for more than 2.0 million members. We principally generate revenue from our customers on a recurring PMPM fee basis, with contracts averaging three years in length, which together provide us with significant revenue visibility. Our ability to deliver significant and measurable return on investment for our customers in the form of improved clinical and financial outcomes has led to a gross dollar retention of 100%, 95%, and 99% for the fiscal years ended February 28(9), 2018, 2019, and 2020, respectively.

Deeply experienced management team dedicated to cultivating a mission-driven culture.   Our senior leadership team has extensive healthcare, technology, and business-scaling expertise from decades of leadership experience at world-class organizations. Our senior management team has a long track record of working together, both at Accolade and at previous firms, with some members of our senior leadership team having worked together for over 20 years.
Our Growth Strategy
Key elements of our growth strategy include:
Grow our customer base.   We believe there is a substantial opportunity to further grow our customer base in our large and under-penetrated market that includes thousands of self- and fully-insured employers in the United States with 500 employees or more. Our sales and marketing team draws on advanced demand-generation strategies to reach and educate the market about our offerings and increase the opportunities to grow our customer base. We maintain a cohort of highly referenceable customers in support of new customer acquisition.
Retain and expand relationships with our customers.   By delivering measurable outcomes to our customers, we can achieve strong customer retention, which enables us to expand and deepen these relationships. Accolade Boost, our Trusted Supplier Program, Accolade COVID Response Care and Mental Health Integrated Care are examples of new add-on offerings that target specific challenges faced by our customers, complement our existing solutions, and provide cross-sell opportunities to drive incremental revenue. As we build upon our trusted partner status with these customers, we have the opportunity to cross-sell our additional capabilities. In addition, we believe we will be able to upsell a portion of those customers purchasing either our Accolade Total Benefits or Accolade Total Care offerings to more comprehensive offerings, namely Accolade Total Health and Benefits, as they see tangible cost and engagement benefits from their initial purchases.
Invest in technology.   We have made significant investments in our technology platform to expand our capabilities with respect to how we engage with our members and deliver our solutions and care interventions. By leveraging our technology in areas such as machine learning, predictive analytics, and multimodal communication, we believe we can generate more efficiencies in our operating model while simultaneously improving our ability to deliver better health outcomes and lower costs for both our members and our customers.
Continue to develop new offerings.   We are constantly innovating to enhance our model and develop new offerings, including our recently introduced standalone offerings, Accolade Total Benefits and Accolade Total Care. Our ability to act as a trusted advisor to our members and customers positions us to identify new opportunities for additional offerings that can meet their existing and emerging needs. Our open technology platform also allows us to efficiently add new applications on top of our existing technology stack, such as Accolade Boost, our Trusted Supplier Program, Accolade COVID Response Care and Mental Health Integrated Care. In addition, in July 2019, we acquired MD Insider in order to enhance our offerings by gaining access to experiential and performance insights on providers across the healthcare system. We believe that, as we expand our customer base and enter into new markets, we will be adept at identifying and deploying innovative new solutions, whether developed internally or through acquisitions. In March 2020, we acquired Innovation Specialists, LLC d/b/a 2nd.MD (2nd.MD) in order to provide our members with an expert medical consultation and medical decision support service that allows members to access board-certified national experts across the country for high-value medical consultations in a real-time video call or by phone. The 2nd.MD service provides the member with a rapid second opinion on their medical condition enabling the member to make more informed decisions regarding significant and high-cost care decisions, such as whether to have surgery or elect to have a specific treatment.
Expand into adjacent markets.   We see significant additional opportunity in adjacent markets, including expanding with the TRICARE population and working with other government-sponsored health plans, such as Medicare Advantage and Managed Medicaid (as well as traditional Medicare and Medicaid), along with those administered by Veterans Affairs. Our focus and experience in the navigation and coordination of benefits and healthcare, coupled with our technology investments, position us to take advantage of emerging healthcare trends surrounding care coordination and value-based care initiatives. We believe that we can leverage our existing platform and scalable solutions to successfully expand into these markets.
Opportunistically pursue partnerships.   We have historically integrated new and complementary capabilities into our offerings by forming strategic partnerships and other relationships with third parties. We believe our partners choose us because of our entrepreneurial and collaborative culture and dedication to continuous innovation. For example, in March 2019 we partnered with Humana to form a joint go-to-market strategy that integrates our respective capabilities to create a differentiated healthcare and benefits experience for employees and employers. In addition, in February 2020, we entered into a strategic relationship with Change Healthcare Holdings LLC (Change Health) to increase each party’s capabilities for serving its customers and members. More recently, we announced a partnership with Ginger, the leader in on demand mental healthcare, to bring to market Mental Health Integrated Care, an offering that expands our members’ access to mental health coaching, virtual therapy, and virtual psychiatry and deeply integrates these services with the physical health support provided by the Accolade care team.
Our Clinical Philosophy
We believe health outcomes are improved and overall healthcare spend is lowered when personalized care guidance and coordination are effectively delivered. Our clinical philosophy governs the ways we help members as they contemplate and consume care. Increasing healthcare spend is a lagging indicator of the need for support — our engagement model seeks to engage all members, regardless of healthcare spend or the complexity of medical needs, and support them as early as possible in their care journeys.
Our Offerings
We have developed a continuum of offerings to address the market’s varied perspectives on how best to improve healthcare and benefits utilization, along with buyers’ varying appetites for change. All of our offerings have been built on the same technology stack, meaning each is capable of fully leveraging our integrated platform — combining people and technology to deliver value to our customers. We can unpack and combine our capabilities into differentiated bundles, while maintaining scale and efficiency by operating on a single platform.
Overview of Accolade’s Multi-offering Strategy
Accolade Total Health and Benefits is our most comprehensive offering. We have also introduced two additional offerings, Accolade Total Benefits and Accolade Total Care, which package components of Accolade Total Health and Benefits into more targeted, lower-cost solutions with simpler implementations. 2nd.MD’s expert medical consultation service also may be offered on a standalone basis or incorporated as a capability into one or more of Accolade’s core offerings.
Accolade Total Benefits
Accolade Total Benefits is designed for employers with low employee adoption of healthcare and benefits programs that have a preference for keeping their existing carrier arrangement fully intact. Accolade Total Benefits tackles the challenge of low adoption by making information and access to benefits readily available, digestible, and actionable.
Accolade Total Care
Accolade Total Care is designed for employers that are focused on influencing the actual interactions between employees and their providers and are also interested in care management services, but that do not want to disrupt their existing arrangement with their carrier. Accolade Total Care builds on our Accolade Total Benefits offering by adding more personalized support for employees and their enrolled dependents to guide them to the best care options and providers within the scope of their benefits.
Accolade Total Health and Benefits
Accolade Total Health and Benefits offers our full suite of solutions: the simplified, synthesized experience of Accolade Total Benefits and the high-touch clinical guidance of Accolade Total Care, along with comprehensive population health management. Accolade Total Health and Benefits is for employers who are willing to adjust their historical arrangements with their carriers in order to authorize Accolade to deliver member and provider services. In Accolade Total Health and Benefits, Accolade is deeply embedded into the flow of members’ healthcare consumption and is well-positioned to adapt to members’ evolving needs. Accolade Total Health and Benefits includes a host of clinical programs, including treatment decision support, chronic care, maternity management, complex case management, and behavioral health support.
Accolade has developed addition add-on solutions, including Accolade Boost, the Trusted Supplier Program, and integrated care programs, such as Mental Health Integrated Care that directly address the pronounced need among our employer customers for help with overall benefits management.
Our Technology Platform
With great conviction that technology can help scale and optimize the Accolade engagement model, we began making substantial investments to create an industry-leading, open, cloud-based platform in 2016. This technology platform, built utilizing artificial intelligence, microservices, and data analytics, enables us to deliver personalized experiences to our full member population throughout their healthcare journeys. We have established a highly experienced Product & Technology organization comprised of over 200 individuals. Our technology team has extensive experience in machine learning, artificial intelligence, data science, engineering, and product management.
In order to fuel our machine learning processes, we have made a concerted effort to source what we view as a massive, powerful, and differentiated data set. We pair Accolade data (encounter and activation history, conditions/medications/procedures, barriers to care, assessment responses, care plans) with the data we ingest from:
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our employer customers (eligibility and membership data);

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carriers and pharmacy benefits managers (claims data, plus benefit plan and formulary details);

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providers (verification of benefits and eligibility checks, pre-authorizations, and utilization management discharge instructions);

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CMS and commercial insurers (billions of claims, comprehensive provider directories, and price data); and

•
ecosystem partners (registrations, interactions, assessments/care plans).

With this combination of data, we are able to apply machine learning tactics to generate predictive insights about our members. For example, we calculate various scores for members that quantify their relationship with us, overall health status, and their propensity to take a desired action. These scoring techniques inform recommended actions for our Accolade Health Assistants and clinicians that are surfaced to InView, as well as recommendations delivered directly to our members as part of our activation capabilities and/or self-service.
Our Go-to-Market Strategy
We employ a multipronged go-to-market strategy to drive adoption of our solutions. We have strategically curated our offerings portfolio to ensure we have a compelling value proposition at an appropriate price point that resonates with each specific customer segment.
Sales Organization.   We principally sell our solutions through our direct salesforce and have invested meaningfully in creating a scaled and focused team to capture the new customer growth opportunities. Our field sales professionals are organized by account size, region, and existing versus prospective customers. This organizational structure enables us to deliver context-specific, tailored messaging that resonates with each customer segment. Our sales team possesses deep domain expertise in health benefits management and boasts long-term relationships with key decision makers within our prospective customer organizations. We believe the effectiveness of our sales organization is evidenced by growing adoption of our platform by large strategic customers, as well as strong recent traction with enterprise and mid-market customers where we see meaningful additional revenue opportunity.

Customer Partnerships Organization.   Our customer partnerships team provides strategic insights, point solutions recommendations, and day-to-day account support to our customers. The team is focused on deepening existing customer relationships and cross-selling new offerings where appropriate. This organization is comprised of dedicated customer support teams to serve each customer’s specific needs and also focuses on deepening existing customer relationships through sales of our new offerings.
Strategic Partnerships.   We selectively form partnerships to further drive customer acquisition and adoption of our personalized, technology-enabled solutions platform. For example, in March 2019, we partnered with Humana and formed a joint go-to-market strategy, which we launched in two initial geographic markets. In October 2019, concurrent with a $20 million preferred stock investment from Humana, we expanded our partnership to add a broader base of solutions targeting self- and fully insured customer prospects and significantly expand our target geographic markets.
In addition, in February 2020, we entered into a strategic relationship with Change Health to increase each party’s capabilities for serving its customers and members. The arrangement includes the joint development of new and improved capabilities and service agreements to expand datasets available to Accolade for various analytics to better support members. In connection with the Change Health transaction, we issued Change Health 251,211 shares of our common stock as partial consideration for the relationship, subject to vesting requirements.
We believe the breadth of our go-to-market and distribution strategy enables us to reach customers of nearly every size across markets.
Marketing
We generate customer leads, accelerate sales opportunities, and drive brand awareness through our marketing programs. Our marketing programs target benefits and finance executives, senior business leaders, health professionals, brokers, consultants, third-party administrators, and suppliers.
In addition to our direct sales organization, we maintain relationships with a range of third parties including brokers, benefits consultants, third-party administrators, and trusted suppliers. These partners supplement our direct sales force and help sell our offerings into select end markets by way of warm introductions and advice as we field prospective customers’ requests for proposals. We have developed strong relationships with our partners and have a well-established reputation within our partner community. We proactively educate our partners on our solutions and value proposition to ensure we are appropriately represented to prospective customers.
Competition
We believe no single competitor offers a similarly comprehensive platform combining personalized, technology-enabled solutions with highly trained professionals. However, we have experienced and expect to continue to experience competition from a number of companies, including those who are well-established and may have greater resources, and those who may become meaningful competitors in the future. Our competitors generally fall into three categories: large health plans that provide member and provider services, such as the Blue Cross Blue Shield health plans (e.g., Anthem), Cigna, UnitedHealth Group, and Aetna; traditional advocacy and navigation companies, such as Quantum Health and Health Advocate; and an emerging cohort of companies that traditionally provided adjacent and/or exclusively digital services and are increasingly adding some version of navigation support to their offering, most notably Grand Rounds, Amino, Alight (Compass), and Castlight. We believe the primary competitive factors for our industry include:
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level of member engagement;

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ability to influence members to improve health and financial outcomes;

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level of customer and member satisfaction;

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ease of integration with employer benefits programs;

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price;

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breadth and depth of platform functionality;

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modern and open technology supporting integration with third-party applications;

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ability to recruit and retain skilled employees and clinicians;

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access to and ability to derive insights from large, disparate data sets;

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advanced analytics capabilities to create personalized recommendations;

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brand awareness and reputation;

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regulatory compliance; and

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ability to rapidly innovate and respond to changing customer needs and legislative developments.

While certain of our competitors may have greater resources, recognition, larger customer bases, or longer-standing offerings, we believe that we compete favorably against our competitors based on these criteria. We believe that our platform dramatically improves member experience, encourages better health outcomes, and lower costs for both our members and our customers. As our market grows and continues to evolve through technology or regulatory-driven changes, we expect it will continue to attract interest from existing larger companies who may be able to invest more resources in solutions development and sales and marketing while leveraging their existing relationships, as well as interest from new entrants, who could introduce new solutions.
Intellectual Property
We believe that our intellectual property rights are valuable and important to our business. We rely on trademarks, patents, copyrights, trade secrets, intellectual property assignment agreements, confidentially procedures, nondisclosure agreements, and employee nondisclosure and invention assignment agreements to establish and protect our proprietary rights.
These intellectual property rights and procedures may not prevent others from creating a competitive technology platform or otherwise competing with us. We may be unable to obtain, maintain, and enforce the intellectual property rights on which our business depends, and assertions by third parties that we violate their intellectual property rights could have a material adverse effect on our business, financial condition, and results of operations.
We continually review our product and technology efforts to assess the existence and patentability of new intellectual property, and have been granted several patents in the United States and continue to prosecute several pending patent applications in the United States. We have several registered trademarks in the United States.
Government Regulation
HIPAA and Other Privacy and Security Requirements
Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of PHI and PII. These laws and regulations include the Health Insurance Portability and Accountability Act (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH). HIPAA establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. We are considered a business associate under HIPAA. As such, we could be subject to periodic audits for compliance with the HIPAA Privacy and Security Standards by HHS and our customers. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims. HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs, and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
In addition, HHS is required under HIPAA to establish a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator, which is yet to be publicly proposed or implemented. HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.
Likewise, California enacted legislation in 2018 that has been dubbed the first “GDPR-like” law in the United States. Known as the California Consumer Privacy Act (CCPA), it creates new individual privacy rights for consumers (as that word is broadly defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. In effect since January 1, 2020, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information, and allow for a new cause of action for data breaches. It remains unclear what, if any, modifications will be made to the draft regulations that have been released or how the CCPA will be interpreted. As currently written, the CCPA could impact our business activities depending on how it is interpreted.
There are numerous other federal, state, and foreign laws and regulations that protect the confidentiality, privacy, availability, integrity, and security of PHI and other types of PII. These laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules, and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our customers and potentially exposes us to additional expense, adverse publicity and liability. While we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules, or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business.
Other Health Care Laws
Our business activities are subject to a complex set of regulations and rigorous enforcement, including by the FDA, U.S. Department of Justice, U.S. Department of Health and Human Services (HHS), Office of the Inspector General and Office of Civil Rights, and numerous other federal and state governmental authorities. In addition, our employees, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements. Federal and state healthcare laws and regulations that may affect our ability to conduct business include:
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HIPAA, as amended by HITECH, and its implementing regulations, which impose certain requirements relating to the privacy, security, and transmission of protected health information on certain healthcare providers, health plans and healthcare clearinghouses, their business associates as well as their covered subcontractors that access or otherwise process individually identifiable health information on their behalf; HIPAA also created criminal liability for knowingly and willfully falsifying or concealing a material fact or making a materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;
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state laws governing the privacy and security of personal information beyond health information, including state breach notification requirements, which differ from each other in significant ways with respect to scope, application, and requirements and which often exceed the standards under HIPAA, thus complicating compliance efforts;

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state laws governing professional licensure, the corporate practice of medicine and other healthcare professions and related fee-splitting laws;

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the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the CMS programs, including Medicare and Medicaid;

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the federal civil false claims laws, including the federal False Claims Act, and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government;

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federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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the federal Physician Payments Sunshine Act, or Open Payments, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or Affordable Care Act, and its implementing regulations, which requires manufacturers of drugs, medical devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding its payments and other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives during the previous year;

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Federal Food, Drug, and Cosmetic Act, or FDCA, which requires, among other things, manufacturers of medical devices, including certain software technology companies, to comply with requirements related to pre-market clearances, approved labeling, medical device adverse event reporting, and on-going post-market monitoring and quality assurance; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The Affordable Care Act, among other things, amended the intent requirement of the federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act. Further, our operations may subject us to various laws relating to the licensure and corporate practice of a health care profession. These laws, in particular, vary greatly by state and are subject to broad interpretations by regulators.
Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. We may be subject to private “qui tam” actions brought by individual whistleblowers on behalf of the federal or state governments, with potential liability under the federal False Claims Act including mandatory treble damages and significant per-claim penalties.
If our operations are found to be in violation of any of the federal or state laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil, and administrative penalties, damages and fines, disgorgement, additional reporting requirements, and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, imprisonment and exclusion from participation in government programs, such as Medicare and Medicaid, as well as contractual damages, curtailment of our business activities, and reputational harm.
Additionally, in the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed reforms of the healthcare system in an effort to contain costs, improve quality, and expand access to care, including the proposed modification to some of the aforementioned laws. We expect there to continue to be a number of healthcare related legislative initiatives that may significantly affect the healthcare industry, particularly in light of the new presidential administration. These reform initiatives may, among other things, result in modifications to the aforementioned laws and/or the implementation of new laws affecting the healthcare industry.
Our Facilities
We have co-headquarters in Seattle, Washington at 1201 Third Avenue, Suite 1700, Seattle, WA 98101 and Plymouth Meeting, Pennsylvania at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462. Our Seattle headquarters is leased pursuant to a lease that expires in 2030. Our Plymouth Meeting headquarters space is leased pursuant to a lease that expires in 2027. We also have offices located in Scottsdale, Arizona and Prague, Czech Republic, pursuant to leases that expire in 2024 and 2021, respectively. We believe that our properties are generally suitable to meet our needs for the foreseeable future. In addition, to the extent we require additional space in the future, we believe that it would be readily available on commercially reasonable terms.
Employees and Human Capital Resources
Our employees are critical to our success. We share our mission with the dedicated and passionate people that we employ, and our culture is a driving factor in our ability to attract and retain top talent. We foster a culture of transparency and alignment whereby we educate our employees on how their contributions each day drive us toward the achievement of our mission. We work together to solve complex problems, and we strive to “do well and do good.”
Oversight and Management
Our Board of Directors and Board committees provide oversight on certain human capital matters, including our Inclusion and Diversity programs and initiatives, and are updated periodically by our executive management and our People and Culture team. Our People and Culture team is principally tasked with identifying and recruiting a highly skilled, empathetic and diverse workforce aligned with our mission of changing healthcare and supporting our members and customers. Diversity and inclusion, inclusive of pay equity, is a focus of our human capital management programs, as is enabling high levels of employee engagement and professional development and advancement.
We regularly conduct anonymous surveys to seek feedback from our employees on a variety of topics, including but not limited to, their engagement with and joy in their roles, whether they intend to remain at the company, confidence in company leadership, career growth opportunities and improvements on how we can make the company a more desirable place to work and grow. The results are shared with our employees and reviewed by senior leadership, who analyze areas of progress or deterioration and prioritize actions and activities in response to such survey results.

Overview of our Team
We have approximately 1,610 employees, including approximately 320 employees through our acquisition of 2nd.MD. Our largest group of employees are in our front line care teams comprised of our Accolade Health Assistants, Clinicians (including nurses, pharmacists, and medical directors), and other service and operations team members. Other groups are comprised as follows: Product and Technology, Field Operations, including sales and marketing, Solutions and Growth, and General and Administration roles.
Our three largest offices are located in Seattle, Washington, Plymouth Meeting, Pennsylvania, and Scottsdale, Arizona. We also have concentrations of employees in Santa Monica, California, Atlanta, Georgia, and Prague, Czech Republic, as well as a number of employees who work from home in various States. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.
Our largest group of employees in our front line care teams, including our Accolade Health Assistants and clinicians who serve our members and customers, are highly trained professionals who develop trusted relationships with our members and serve as their primary and ongoing point of contact for myriad issues related to healthcare and benefits as part of our services. We employ individuals who demonstrate empathy and problem solving skills, and we hire from diverse professional backgrounds, including social work, teaching, customer care, and benefits. As of October 19, 2020, approximately two thirds of Accolade Health Assistants have a bachelor’s or advanced degree. Our Accolade Health Assistants are trained in our proprietary engagement approach and leverage our integrated technology platform to provide data informed, personalized health and benefits support to members in friendly, straightforward terms. Our clinicians include registered nurses, physician medical directors, pharmacists, behavioral health specialists, and women’s health specialists, and have deep expertise, with on average more than 16 years of clinical experience across a wide variety of specializations as of October 19, 2020. Our nurses work with our other clinicians to help members demystify their care needs through personalized, evidence based, and data driven protocols. We do not currently provide medical care or establish patient relationships with our members.
Total Rewards
We seek to retain our employees through appropriate incentives. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives. Our Board of Directors, and particularly, our Compensation Committee, in consultation with executive management and our People and Culture team, are responsible for reviewing our total rewards packages, including compensation and health and welfare benefits.
As part of our total rewards programs, our employees are eligible to receive benefits including:
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Comprehensive health benefits for all employees working an average of 30 hours or more per week, including medical, dental and vision plans with employer contributions.

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Various employee assistance and health-related programs to provide our employees access to important health resources, including telehealth, mental health programs, and the Accolade for Accolade program that enables our employees to receive the Accolade service.

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Comprehensive parental leave with up to 9 weeks of maternity leave, 9 weeks of bonding leave, and 4 weeks of phase-back time for all employee parents for new births, adoptions and foster placements.

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Paid time off program, including an employee and family sick time program.

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A COVID-19 program, including waived copays for telehealth visits related to COVID-19 and a Caregiver program to provide adapted schedules and leave to support working caregivers.

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A 401(k) plan with pre- and post-tax contributions and an employer match, pre-tax commuter benefit, and access to a financial support navigation service.

We continually evaluate our total rewards programs to provide our employees a compelling suite of benefits aligned with their needs.

Legal Proceedings
We are from time to time subject to, and are presently involved in, litigation and other legal proceedings. We believe that there are no pending lawsuits or claims that, individually or in the aggregate, may have a material effect on our business, financial condition or operating results.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information for our executive officers and directors as of January 31, 2021:
Name	Age	Position
Executive Officers
Rajeev Singh	52	Chief Executive Officer and Director
Stephen Barnes	50	Chief Financial Officer
Robert Cavanaugh	51	President
Michael Hilton	56	Chief Product Officer
Non-Employee Directors
J. Michael Cline(2)	61	Chairman of the Board
Senator William H. Frist, M.D.	68	Director
Jeffrey Jordan(2)	62	Director
Cindy Kent(3)	52	Director
Peter Klein(1)	58	Director
Dawn Lepore(1)(3)	66	Director
Thomas Neff(1)(2)	83	Director
Patricia Wadors(3)	56	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers
Rajeev Singh has served as our chief executive officer and a member of our board of directors since October 2015. In 1993, Mr. Singh co-founded Concur Technologies, Inc., a business travel and expense management company. Mr. Singh served on Concur’s board of directors from April 2008 until January 2015 and was most recently its president and chief operating officer until it was acquired by SAP SE in 2014. Prior to Concur, Mr. Singh held positions at Ford Motor Company and General Motors Corporation. Mr. Singh currently serves on the board of directors of Avalara Inc., a tax compliance software company, and previously served on the board of directors of Apptio, Inc., a technology business management company. Mr. Singh holds a B.S. from Western Michigan University. We believe Mr. Singh is qualified to serve on our board of directors due to his extensive knowledge of our company, as well as his significant operational and strategic expertise.
Stephen Barnes has served as our chief financial officer since February 2015. From February 2014 to January 2015, Mr. Barnes served as a managing director at NRG Energy, Inc., an energy company. Mr. Barnes served as president of Energy Plus Holdings LLC, an energy company, from July 2012 to January 2014 after it was acquired by NRG. He served as chief financial officer of Energy Plus from February 2009 to June 2012. Previously, Mr. Barnes served in various roles at Novitas Capital, Voxware, Inc. and KPMG. Mr. Barnes holds an M.B.A. from The Wharton School of the University of Pennsylvania and a B.S. from Villanova University and is also a CPA (inactive).
Robert Cavanaugh has served in a variety of roles with us since November 2015, and is currently serving as our president. From 1999 to April 2015, Mr. Cavanaugh served in various roles at Concur, including serving as president, worldwide enterprise, SMB and government, executive vice president, client development and executive vice president, business development. Mr. Cavanaugh served as an officer in the

United States Army Reserve from 1991 to 2000. Mr. Cavanaugh currently serves on the board of directors of Cornerstone OnDemand, Inc., a learning, talent management, and talent experience software provider. Mr. Cavanaugh holds a B.S. from Norwich University.
Michael Hilton has served as our chief product officer since November 2015. Mr. Hilton co-founded Concur and served in various roles from 1993 to January 2015, most recently serving as chief product officer. Prior to Concur, Mr. Hilton served as director of development at Contact Software International, a customer relationship management software company, which was acquired by Symantec Corporation in 1993. Mr. Hilton holds a B.A. from the University of California, Santa Cruz.
Non-Employee Directors
J. Michael Cline is one of our co-founders and has served as a member of our board of directors since January 2007 and as our Chairman of the board of directors since February 2020. Mr. Cline serves as the founding managing partner of Accretive, LLC, a private equity firm, which he founded in December 1999. Mr. Cline was a founder of Accretive Health, Inc. (now known as R1 RCM, Inc.), a healthcare management company, and served as chairman of the board of directors from July 2009 until May 2015. From 1989 to 1999, Mr. Cline served as a general partner of General Atlantic Partners, LLC, a private equity firm. Mr. Cline holds an M.B.A. from Harvard Business School and a B.S. from Cornell University. We believe Mr. Cline is qualified to serve as a member of our board of directors due to his experience in private equity investing.
Senator William H. Frist, M.D. has served as a member of our board of directors since March 2010. Dr. Frist is a heart and lung transplant surgeon, former U.S. Senator from Tennessee and former majority leader of the U.S. Senate. Since 2008, Dr. Frist has been a partner at Cressey & Company, L.P., a private health services investment firm. Dr. Frist currently serves on the boards of directors of GS Acquisition Holdings Corp II, a special purpose acquisition company, Teladoc Health, Inc., a telemedicine company, Select Medical Holdings Corporation, a healthcare company, and SmileDirectClub, Inc., a teledentistry company. Dr. Frist previously served on the board of directors of AECOM, an engineering firm, from October 2014 to March 2020. Dr. Frist holds an M.D. from Harvard Medical School and a B.A. from Princeton University. We believe Dr. Frist is qualified to serve as a member of our board of directors due to his significant public company director experience and his health services experience and expertise.
Jeffrey Jordan has served as a member of our board of directors since July 2016. Mr. Jordan serves as the managing partner of Andreessen Horowitz, a venture capital firm, which he joined as a general partner in 2011. From 2007 to 2011, Mr. Jordan served as the president and chief executive officer of OpenTable Inc., an Internet and mobile services company. From 2004 to 2006, he served as president of PayPal Holdings Inc., an Internet-based payment system then owned by Internet company eBay Inc., and as senior vice president and general manager of eBay from 1999 to 2004. Mr. Jordan currently serves on the board of directors of Pinterest, Inc., a mobile application company. Mr. Jordan holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. from Amherst College. We believe Mr. Jordan is qualified to sit on our board of directors due to his experience as an investor and as an officer of technology companies.
Cindy Kent has served as a member of our Board of Directors since January 2021. Since January 2020, Ms. Kent has served as executive vice president and president of Senior Living at Brookdale Senior Living Inc. Ms. Kent served as president and general manager of 3M’s Infection Prevention Division from 2016 to 2018 and president and general manager of 3M’s Drug Delivery Systems Division from 2014 and 2016. Prior to that, she held senior leadership roles at Medtronic from 2007 to 2013. Ms. Kent has been appointed to serve as a trustee on the Vanderbilt University Board of Trust beginning July 2020. Ms. Kent holds an M.B.A. in marketing and a Master of Divinity from Vanderbilt University and a B.S. in industrial engineering and management sciences from Northwestern University. Ms. Kent also earned a certification in Strategic Finance from the Harvard Business School and is Six Sigma green belt trained. We believe Ms. Kent is qualified to sit on our board of directors due to her experience as an executive in the healthcare industry.
Peter Klein has served as a member of our board of directors since September 2019. From January 2014 to June 2014, Mr. Klein served as chief financial officer of William Morris Endeavor Entertainment, LLC, a global sports and entertainment marketing firm. Mr. Klein spent over 11 years in various finance leadership roles at Microsoft Corporation, including serving as chief financial officer from November 2009 until

May 2013. Previously, he held senior finance positions with McCaw Cellular Communications, Orca Bay Capital Corporation, Asta Networks Inc. and Homegrocer.com, Inc. Mr. Klein currently serves on the boards of directors of F5 Networks, Inc., a software company, and Denali Therapeutics Inc., a biotechnology company. Mr. Klein previously served on the board of directors of Apptio, Inc., a software company. He holds an M.B.A. from the University of Washington and a B.A. from Yale University. We believe Mr. Klein is qualified to serve on our board of directors due to his extensive experience as a senior finance executive, including as the chief financial officer of one of the world’s largest software companies.
Dawn Lepore has served as a member of our board of directors since June 2019. Ms. Lepore served as interim chief executive officer of Prosper Marketplace, Inc., an online peer-to-peer lending platform, from March 2012 to January 2013. Ms. Lepore served as chairman and chief executive officer of drugstore.com, inc., an online retailer of health and beauty care products, from October 2004 until its sale to Walgreen Co. in June 2011. Prior to joining drugstore.com, Ms. Lepore held various leadership positions during her 21 years with The Charles Schwab Company. Ms. Lepore currently serves on the boards of directors of RealNetworks, Inc., an Internet streaming media delivery software provider. Ms. Lepore previously served on the boards of directors of AOL Inc. and Quotient Technology Inc., a digital promotion and media platform. Ms. Lepore holds a B.A. from Smith College. We believe Ms. Lepore is qualified to serve on our board of directors due to her extensive operational background experience as an executive and director at diverse online consumer, Internet technology and retail companies.
Thomas J. Neff has served as a member of our board of directors since 2007. Since 1976, Mr. Neff has served in various roles at Spencer Stuart Management Consultants N.A., an executive search consulting firm, currently serving as Spencer Stuart, U.S.’s chairman and previously managing the worldwide firm from 1979 to 1987. Prior to this, Mr. Neff was a consultant with McKinsey & Co Inc., a global consulting firm and was a principal with Booz Allen & Hamilton, a consulting firm. Mr. Neff has served on the boards of directors of ACE Ltd, Hewitt Associates Inc., Exult Inc. and Macmillan Inc., including serving as chairman on certain compensation and corporate governance committees. Mr. Neff holds an M.B.A. from Lehigh University and a B.S. from Lafayette College. We believe Mr. Neff is qualified to sit on our board of directors due to his experience in leadership consulting, as well as extensive board and governance experience.
Patricia Wadors has served as a member of our board of directors since February 2020. Ms. Wadors has served as the Chief Talent Officer of ServiceNow, Inc. since September 2017. From March 2015 to September 2017, Ms. Wadors served as CHRO-SVP, Global Talent Organization at LinkedIn, and from February 2013 to March 2015, as VP, Global Talent Organization at LinkedIn. From April 2010 to February 2013, Ms. Wadors served as Senior Vice President of Human Resources at Plantronics, Inc., a designer, manufacturer and distributor of headsets for business and consumer applications. Prior to Plantronics, she served as Senior Vice President of Human Resources at Yahoo! and as Chief Human Resources Officer at Align Technologies, and she has held senior human resource management positions at Applied Materials, Merck Pharmaceutical, Viacom International, and Calvin Klein Cosmetics. Ms. Wadors holds a B.S. in business management with a concentration in human resources management and a minor in psychology from Ramapo College of New Jersey. We believe Ms. Wadors is qualified to serve on our board of directors due to her extensive operational background experience as an executive at diverse online consumer and internet technology companies.
Composition of Our Board of Directors
Our business and affairs are managed under the direction of our board of directors. We currently have nine directors. Our current directors will continue to serve as directors until their resignation, removal or successor is duly elected. There are no contractual obligations regarding the election of our directors.
Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

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the Class I directors are Mr. Jordan and Ms. Kent, and their terms will expire at our annual meeting of stockholders to be held in 2021;

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the Class II directors are Messrs. Cline and Neff and Dr. Frist, and their terms will expire at our annual meeting of stockholders to be held in 2022; and

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the Class III directors are Messrs. Klein and Singh and Mses. Lepore and Wadors, and their terms will expire at our annual meeting of stockholders to be held in 2023.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Cline, Jordan, Klein and Neff, Dr. Frist and Mses. Kent, Lepore and Wadors do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Our audit committee consists of Messrs. Klein and Neff and Ms. Lepore. Our board of directors has determined that each member of the audit committee satisfies the independence requirements under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Klein. Our board of directors has determined that Mr. Klein is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of his employment.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:
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helping our board of directors oversee our corporate accounting and financial reporting processes;

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managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing related person transactions;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

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approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.
Compensation Committee
Our compensation committee consists of Messrs. Cline, Neff and Jordan. The chair of our compensation committee is Mr. Neff. Our board of directors has determined that each member of the compensation committee is independent under the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our compensation committee include:
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reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers;

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reviewing and recommending to our board of directors the compensation of our directors;

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administering our equity incentive plans and other benefit programs;

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reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management; and

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reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mses. Kent, Lepore and Wadors. The chair of our nominating and corporate governance committee is Ms. Lepore. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the listing standards of Nasdaq.
Specific responsibilities of our nominating and corporate governance committee include:
•
identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•
considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•
developing and making recommendations to our board of directors regarding corporate governance guidelines and related matters; and

•
overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is available under the Investor section of our website at www.accolade.com. In addition, we post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Non-Employee Director Compensation
The following table sets forth information regarding compensation earned by or paid to our non-employee directors during fiscal year ended February 28, 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
J. Michael Cline	—	—	—	—
Senator William H. Frist, M.D.	—	—	101,136	101,136
Jeffrey Jordan	—	—	—	—
Cindy Kent(3)	—	75,000	—	75,000
Peter Klein	—	—	101,136	101,136
Dawn Lepore	—	—	101,136	101,136
James C. Madden, V(4)	—	—	—	—
Thomas Neff	—	—	101,136	101,136
Patricia Wadors	—	—	192,400	192,400
Michael T. Yang(5)	—	—	—	—

(1)
The amounts in this column represent the aggregate award date fair value of awards made during the fiscal year ended February 28, 2021, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (ASC 718). For these restricted stock unit awards, the fair value is equal to the underlying value of the stock and is calculated using the closing price of our common stock on the award date. The actual value realized by a non-employee director related to restricted stock unit awards will depend on the market value of our common stock on the date the underlying stock is sold following vesting of the awards.

As of February 28, 2021, our non-employee directors held restricted stock units for the following number of shares of our common stock: Ms. Kent, 1,360 shares.
(2)
Amounts in this column represent the aggregate grant date fair value of options granted during the fiscal year ended February 28, 2021, as computed in accordance with ASC 718, without regard to estimated forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the value of equity awards, see Note 8 to our consolidated financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of

Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included elsewhere in this prospectus. These amounts do not reflect dollar amounts actually received by our non-employee directors, who will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such options.
As of February 28, 2021, our non-employee directors held options to purchase the following number of shares of our common stock:
Dr. Frist, 21,350 shares; Mr. Klein, 28,600 shares; Ms. Lepore, 28,600 shares; Mr. Neff, 23,180 shares; and Ms. Wadors, 20,000 shares.
(3)
Ms. Kent was appointed to our board of directors in January 2021.

(4)
Mr. Madden resigned from our board of directors in January 2021.

(5)
Mr. Yang resigned from our board of directors in January 2021.

Rajeev Singh, our Chief Executive Officer, is also a director but does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Mr. Singh.
Non-Employee Director Compensation Policy
Our board of directors has adopted a non-employee director compensation policy, pursuant to which our non-employee directors are eligible to receive compensation for service on our board of directors and committees of our board of directors.
Equity Compensation
Initial Grant
Each new non-employee director who joins our board of directors will automatically receive a restricted stock unit award for common stock having a value of $130,200 based on the fair market value of the underlying common stock on the date of grant under our 2020 Equity Incentive Plan (2020 Plan), with the $130,200 being prorated based on the number of months from the date of appointment until the next annual meeting of our stockholders. Each initial grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.
Annual Grant
On the date of each annual meeting of our stockholders, each continuing non-employee director will automatically receive a restricted stock unit award for common stock having a value of $130,200 based on the fair market value of the underlying common stock on the date of grant under our 2020 Plan. Each annual grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.
Vesting Acceleration
In the event of a change in control (as defined in our 2020 Plan), any unvested portion of an equity award granted under the policy will fully vest immediately prior to the closing of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.

The calculation of the number of shares of restricted stock units granted under the non-employee director compensation policy will be the closing price of our common stock as reported by Nasdaq on the date of grant.
Cash Compensation
Each non-employee director will receive an annual cash retainer of $86,800 for serving on our board of directors, the chairperson of our board of directors will receive an additional annual cash retainer of $30,000, and our lead independent director (to the extent applicable) will receive an additional annual cash retainer of $15,000. On an annual basis, a director may elect to receive some or all of the annual cash retainer in the form of additional restricted stock units with an equivalent dollar value at issuance.
The chairperson and members of the three committees of our board of directors are entitled to the following additional annual cash retainers:
Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$10,000
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	10,000	5,000
All annual cash compensation amounts will be payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.

EXECUTIVE COMPENSATION
Our named executive officers for the fiscal year ended February 28, 2021 were:
•
Rajeev Singh, our Chief Executive Officer;

•
Robert Cavanaugh, our President; and

•
Stephen H. Barnes, our Chief Financial Officer.

Summary Compensation Table
The following table presents all of the compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended February 28, 2021 and February 29, 2020.
Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Rajeev Singh Chief Executive Officer	2021	400,000	1,764,000	340,000	3,000	2,507,000
	2020	394,231	2,553,600	194,167	3,000	3,144,998
Robert Cavanaugh President	2021	375,000	1,176,000	262,500	3,000	1,816,500
	2020	372,115	960,000	152,010	3,000	1,487,125
Stephen H. Barnes Chief Financial Officer	2021	360,000	1,176,000	198,000	3,000	1,737,000
	2020	358,846	648,000	115,716	3,000	1,125,562

(1)
Amounts reflect the grant date fair value of option awards granted in the fiscal years ended February 28, 2021 and February 29, 2020, respectively, in accordance with ASC 718. For information regarding assumptions underlying the value of equity awards, see Note 8 to our consolidated financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included elsewhere in this prospectus. These amounts do not necessarily correspond to the actual value that the named executive officers will realize upon the exercise of the stock options or any sale of the underlying shares of common stock.

(2)
Amounts represent the annual performance-based cash bonuses earned by our named executive officers based on the achievement of certain corporate performance objectives and individual performance during the fiscal years ended February 28, 2021 and February 29, 2020, respectively. These amounts are expected to be paid to the named executive officers in May 2021 and were paid in June 2020, respectively. Please see the descriptions of the annual performance bonuses paid to our named executive officers under “Performance Bonuses” below.

(3)
Amounts shown in this column represent matching 401(k) contributions provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “Other Compensation and Benefits.”

Performance Bonuses
We offer our named executive officers the opportunity to earn annual cash incentives to compensate them for attaining short-term company and individual performance goals. Each of Messrs. Singh, Cavanaugh, and Barnes has an annual target bonus that is expressed as a percentage of his annual base salary. The target bonus percentages for our named executive officers (for fiscal year 2021) were 85% for Mr. Singh, 70% for Mr. Cavanaugh, and 55% for Mr. Barnes.
Our compensation committee, based upon the recommendation of our Chief Executive Officer, establishes company performance goals each year and, at the completion of the year, determines actual bonus payouts after assessing company performance against these goals and a named executive officer’s individual performance and contributions to the company’s achievements. The calendar company performance goals for Messrs. Singh, Cavanaugh, and Barnes were based on our revenue, new business bookings measured by annual recurring revenue, free cash flow, Adjusted Gross Margin, and member net promotor score.
The actual cash bonuses earned by our named executive officers during fiscal year 2021 are reported under the “Non-Equity Incentive Plan” column of the Summary Compensation Table above. The actual bonuses earned by our named executive officers during fiscal year 2020 are reported under the “Non-Equity Incentive Plan” column of the Summary Compensation Table above and were paid out in the form of option grants in June 2020 at the election of the Board of Directors of the Company.
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act.
Other Compensation and Benefits
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.
We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Internal Revenue Code of 1986, as amended (Code), limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. We make matching contributions of up to 3% of eligible deferred compensation capped at $3,000 annually for each employee. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.
We did not sponsor any nonqualified deferred compensation plans during the fiscal years ended February 28, 2021 or February 29, 2020. Our board of directors may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future, if it determines that doing so is in our best interests.
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal years ended February 28, 2021 or February 29, 2020.
Agreements with Our Named Executive Officers
Rajeev Singh.   In October 2015, we entered into an Employment Agreement with Mr. Singh (the “Singh Employment Agreement”). The Singh Employment Agreement has no specific term, provides for at-will employment and reflects Mr. Singh’s initial annual base salary of $400,000, an initial discretionary target bonus opportunity per year of up to sixty-percent (60%) of the base salary, the terms of his initial stock option grant, and severance benefits upon an involuntary termination, as described below in “— Potential Payments upon Termination or Change in Control.”
Stephen Barnes.   On December 1, 2014, we entered into a Letter Agreement with Mr. Barnes (the “Barnes Employment Agreement”). The Barnes Employment Agreement has no specific term, provides for at-will employment and reflects Mr. Barnes’s initial annual base salary of $400,000, a one-time bonus payment of $100,000 paid in April 2015, a discretionary target bonus opportunity per year of up to fifty-percent (50%) of the base salary, the terms of his initial stock option grant, and severance benefits upon an involuntary termination, as described below in “— Potential Payments upon Termination or Change in Control.”

Robert Cavanaugh.   On October 26, 2015, we entered into a Letter Agreement with Mr. Cavanaugh (the “Cavanaugh Employment Agreement”). The Cavanaugh Employment Agreement has no specific term, provides for at-will employment and reflects Mr. Cavanaugh’s current annual base salary of $350,000, a discretionary target bonus opportunity per year of up to fifty-percent (50%) of the base salary, and the terms of his initial stock option grant. The Cavanaugh Employment Agreement does not contain provisions regarding severance benefits.
Potential Payments upon Termination or Change in Control
Regardless of the manner in which service terminates, Mr. Singh is entitled to receive amounts earned during his term of service, including unpaid salary and unused vacation.
Upon an involuntary termination (including due to death or disability), termination without Cause or resignation for Good Reason (each as defined in the Singh Employment Agreement), Mr. Singh is eligible for severance benefits in the form of a payment equal to 12 months of base salary and the acceleration of all outstanding equity awards to the extent such awards would have otherwise become vested if Mr. Singh’s employment had not been terminated for a period of nine months following such termination. Upon termination without Cause or resignation for Good Reason within one-year of a Company Transaction (as defined in the 2007 Plan), Mr. Singh’s outstanding equity awards vest according to the vesting acceleration provisions set forth in the respective award agreements.
Upon an involuntary termination, except a Termination for Cause (as defined in the Barnes Employment Agreement), Mr. Barnes is eligible for severance benefits in the form of (i) continued base compensation and (ii) payment of COBRA premiums, for up to one year from the date of termination or, if earlier, the date Mr. Barnes next becomes employed full-time by another employer. In the event that Mr. Barnes is terminated as a result of an acquisition of the Company, all of Mr. Barnes’ outstanding unvested options shall immediately vest.
Each of our named executive officers’ stock options are subject to the terms of the 2007 Plan and form of share option agreement thereunder. If in connection with certain Company Transactions (as defined in the 2007 Plan), a successor entity (or parent thereof) does not assume or substitute outstanding options under our 2007 Plan prior to the effective date of the Company Transaction, each then outstanding option will become fully vested and exercisable. All outstanding repurchase rights under our 2007 Plan (to the extent there are any) shall be assigned to the successor entity (or parent thereof) in the event of any Company Transaction. If the successor entity (or parent thereof) does not accept such assignment, the outstanding repurchase rights shall terminate automatically, and the shares subject to those terminated rights shall immediately vest in full, upon the consummation of the Company Transaction, unless otherwise precluded by limitations imposed at the time of issuance. A more detailed description of the termination and change in control provisions in the 2007 Plan and awards granted thereunder is provided below under “— Equity Plans.”
Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of February 28, 2021.
	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(2)	Option Exercise Price Per Share(4)	Option Expiration Date
Rajeev Singh	1,600,000	—(a)	$4.20	10/30/2025
	26,875	3,125(b)	$4.50	7/26/2027
	21,250	8,750(c)	$4.70	5/2/2028
	221,666	310,334(e)	$9.60	6/24/2029

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(2)	Option Exercise Price Per Share(4)	Option Expiration Date
	17,846(3)	—	$17.50	6/16/2030
	—	150,000(f)	$17.50	6/16/2030
Stephen H. Barnes	156,000	—(g)	$4.20	2/1/2025
	14,375	625(d)	$4.20	4/26/2027
	6,020	2,480(c)	$4.70	5/2/2028
	56,250	78,750(e)	$9.60	6/24/2029
	10,635(3)	—	$17.50	6/16/2030
	—	100,000(f)	$17.50	6/16/2030
Robert Cavanaugh	564,750	—(a)	$4.20	10/30/2025
	14,375	625(d)	$4.20	4/26/2027
	6,020	2,480(c)	$4.70	5/2/2028
	83,333	116,667(e)	$9.60	6/24/2029
	13,971(3)	—	$17.50	6/16/2030
	—	100,000(f)	$17.50	6/16/2030

(1)
All of the option awards were granted under the 2007 Plan, the terms of which plan are described below under “— Equity Plans.”

(2)
The unvested shares are scheduled to vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting commencement date as detailed below, and thereafter 1/48th of the shares vest each month, subject to continued service with us through each relevant vesting date.

(a)
Vesting commencement date of 10/30/2015.

(b)
Vesting commencement date of 7/26/2017.

(c)
Vesting commencement date of 4/1/2018.

(d)
Vesting commencement date of 4/1/2017.

(e)
Vesting Commencement Date 6/25/2019.

(f)
Vesting Commencement Date 6/1/2020.

(g)
Vesting Commencement Date 2/1/2015.

(3)
The shares were not subject to vesting.

(4)
All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our board of directors or compensation committee.

Equity Plans
Amended and Restated 2007 Stock Option Plan
Our board adopted the Amended and Restated 2007 Stock Option Plan (the 2007 Plan) on July 1, 2010, and it was approved by our stockholders on July 1, 2010. The 2007 Plan was most recently amended and restated on April 25, 2014, and was last amended by our board on June 1, 2020 and by our stockholders on June 1, 2020. The 2007 Plan provides for the grant of incentive stock options (ISOs) and nonqualified stock options (NSOs) to our employees, directors and consultants or those of our subsidiaries. ISOs may be granted only to our employees or employees of our subsidiaries.

The 2007 Plan was terminated on the date the 2020 Plan became effective. However, any outstanding awards granted under the 2007 Plan remain outstanding, subject to the terms of our 2007 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.
Authorized Shares.   We no longer grant awards under our 2007 Plan. As of November 30, 2020, we had outstanding options under our equity compensation plans to purchase an aggregate of 9,303,810 shares of our common stock, with a weighted-average exercise price of 8.91 per share.
Plan Administration.   Our board or a duly authorized committee of two or more members of our board administers our 2007 Plan and the awards granted under it. The administrator has the power to modify outstanding awards under our 2007 Plan. The administrator has the authority to cancel any outstanding option and to grant in substitution thereof new options covering the same or different number of shares of common stock but with an exercise price per share based on the fair market value on the new option grant date, with the consent of any adversely affected participant.
Company Transactions.   Our 2007 Plan provides that in the event of certain specified Company Transactions, as defined under our 2007 Plan, our board may take the following actions for each outstanding option (i) arrange for the assumption by the successor entity (or parent thereof) or (ii) replace with a comparable option to purchase shares of the successor entity (or parent thereof) or with a cash incentive program of the successor entity which preserves the spread existing on the unvested option shares at the time of the company transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. If any successor entity (or parent thereof) does not effect such assumption or replacement, immediately prior to the effective date of the company transaction, each outstanding option will become fully exercisable for all shares of common stock at the time subject to such option and may be exercised for any or all of those shares as fully vested.
All outstanding repurchase rights (to the extent there are any) shall also be assigned to the successor entity (or parent thereof) in the event of any Company Transaction. However, to the extent the successor entity (or parent thereof) does not accept such assignment, the outstanding repurchase rights shall terminate automatically, and the shares subject to those terminated rights shall immediately vest in full, upon the consummation of the Company Transaction, except to the extent such accelerated vesting is precluded by other limitations imposed by the administrator at the time the repurchase right is issued.
Unless otherwise provided, immediately following the consummation of the Company Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor entity (or parent thereof).
The administrator is not obligated to treat all awards or portions of awards, even those that are of the same type, in the same manner.
Transferability.   Our board may impose limitations on the transferability of options, as the board will determine. Absent such limitations, a participant may not transfer awards under our 2007 Plan other than by will, the laws of descent and distribution.
Plan Amendment or Termination.   Our board has the authority to amend or modify our 2007 Plan at any time, provided that such action will not impair a participant’s rights under such participant’s outstanding award without his or her written consent. As described above, our 2007 Plan was terminated upon the effective date of our initial public offering, and no future awards are granted thereunder.
2020 Equity Incentive Plan
Our board of directors adopted the 2020 Equity Incentive Plan (the 2020 Plan), in February 2020 and our stockholders approved the 2020 Plan in March 2020. The 2020 Plan became effective upon the execution of the underwriting agreement for our initial public offering. The 2020 Plan is the successor to the 2007 Plan.
Types of Awards.   Our 2020 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards, and other awards, or collectively, awards. ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our employees, including our officers, our non-employee directors and consultants, and the employees and consultants of our affiliates.
Authorized Shares.   The maximum number of shares of common stock that may be issued under our 2020 Plan will not exceed 4,300,000 shares, which is the sum of (i) new shares, plus (ii) an additional number of shares consisting of (A) any shares reserved and available for issuance pursuant to the grant of new awards under our 2007 Plan upon the effectiveness of the 2020 Plan, and (B) any shares subject to stock options or other awards granted under our 2007 Plan, that on or after the date the 2020 Plan becomes effective, expire or terminate for any reason prior to exercise in full or are cancelled in accordance with the terms of the 2007 Plan. The number of shares of common stock reserved for issuance under our 2020 Plan will automatically increase on March 1 of each year, beginning on March 1, 2021, and continuing through and including March 1, 2030, by 4% of the total number of shares of common stock outstanding on the last day of February of the immediately preceding fiscal year, or a lesser number of shares determined by our board prior to the applicable last day of February. The maximum number of shares that may be issued upon the exercise of ISOs under our 2020 Plan is three times the share reserve, or 12,900,000 shares.
Shares issued under our 2020 Plan will be authorized but unissued or reacquired shares of common stock. Shares subject to awards granted under our 2020 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2020 Plan. Additionally, shares issued pursuant to awards under our 2020 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under our 2020 Plan.
Plan Administration.   Our board, or a duly authorized committee of our board, may administer our 2020 Plan. Our board has delegated concurrent authority to administer our 2020 Plan to the compensation committee. We sometimes refer to the board, or the applicable committee with the power to administer our equity incentive plans, as the administrator. The administrator may also delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified awards and (ii) determine the number of shares subject to such awards.
The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a share of common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under our 2020 Plan.
In addition, subject to the terms of the 2020 Plan, the administrator also has the power to modify outstanding awards under our 2020 Plan, including the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.
Stock Options.   ISOs and NSOs are granted pursuant to stock option agreements adopted by the administrator. The administrator determines the exercise price for a stock option, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of common stock on the date of grant. Options granted under the 2020 Plan vest at the rate specified by the administrator.
The administrator determines the term of stock options granted under the 2020 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include (i) cash, check, bank draft or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of common stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO, and (v) other legal consideration approved by the administrator.
Options may not be transferred to third-party financial institutions for value. Unless the administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations, unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards.   Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the administrator. Restricted stock awards may be granted in consideration for cash, check, bank draft or money order, services rendered to us or our affiliates, or any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Stock Appreciation Rights.   Stock appreciation rights are granted pursuant to stock appreciation right grant agreements adopted by the administrator. The administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (i) the excess of the per share fair market value of common stock on the date of exercise over the strike price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the administrator.
The administrator determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards.   Our 2020 Plan permits the grant of performance-based stock and cash awards. The compensation committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the common stock.
The performance goals may be based on any measure of performance selected by the board of directors. The compensation committee may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the compensation committee will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.
Other Awards.   The administrator may grant other awards based in whole or in part by reference to common stock. The administrator will set the number of shares under the award and all other terms and conditions of such awards.
Changes to Capital Structure.   In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to: (i) the class and maximum number of shares reserved for issuance under the 2020 Plan; (ii) the class and maximum number of shares by which the share reserve may increase automatically each year; (iii) the class and maximum number of shares that may be issued upon the exercise of incentive stock options; and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.
Corporate Transactions.   The following applies to stock awards under the 2020 Plan in the event of a corporate transaction (as defined in the 2020 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:
•
arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•
arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•
accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•
arrange for the lapse of any reacquisition or repurchase right held by us;

•
cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our board of directors may deem appropriate; or

•
make a payment equal to the excess of (A) the value of the property the participant would have received upon exercise of the stock award over (B) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.
Under the 2020 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 50% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
In the event of a change in control, as defined under our 2020 Plan, awards granted under our 2020 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.
Transferability.   A participant may not transfer awards under our 2020 Plan other than by will, the laws of descent and distribution or as otherwise provided under our 2020 Plan.
Plan Amendment or Termination.   Our board has the authority to amend, suspend or terminate our 2020 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board adopted our 2020 Plan. No awards may be granted under our 2020 Plan while it is suspended or after it is terminated.
2020 Employee Stock Purchase Plan
Our board of directors adopted our 2020 Employee Stock Purchase Plan, (or the ESPP), in February 2020, and our stockholders approved the ESPP in March 2020. The ESPP became effective upon the execution of the underwriting agreement for our initial public offering. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment when necessary or appropriate to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.
Authorized Shares.   The maximum aggregate number of shares of common stock that may be issued under our ESPP is 1,100,000 shares. The number of shares of common stock reserved for issuance under our ESPP will automatically increase on January 1 of each calendar year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on the last day of February of the preceding fiscal year, (ii) 2,750,000 shares, and (iii) a number of shares determined by our board. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP.

Plan Administration.   Our board, or a duly authorized committee thereof, will administer our ESPP. Our board has delegated concurrent authority to administer our ESPP to the compensation committee under the terms of the compensation committee’s charter. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.
Payroll Deductions.   Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of common stock under the ESPP. Unless otherwise determined by our board, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of common stock on the first date of an offering or (b) 85% of the fair market value of a share of common stock on the date of purchase.
Limitations.   Our employees, including executive officers, or any of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (i) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (ii) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of common stock, or (ii) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.
Changes to Capital Structure.   In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (i) the number of shares reserved under the ESPP, (ii) the maximum number of shares by which the share reserve may increase automatically each year, (iii) the number of shares and purchase price of all outstanding purchase rights, and (iv) the number of shares that are subject to purchase limits under ongoing offerings.
Corporate Transactions.   In the event of certain corporate transactions, as defined in the ESPP, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.
Under the ESPP, a corporate transaction is generally the consummation of: (i) a sale of all or substantially all of our assets, (ii) the sale or disposition of more than 50% of our outstanding securities, (iii) a merger or consolidation where we do not survive the transaction, and (iv) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.
ESPP Amendment or Termination.   Our board has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.
Limitations of Liability and Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•
any breach of the director’s duty of loyalty to the corporation or its stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•
any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding, or investigation. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following describes transactions since March 1, 2018 and each currently proposed transaction in which:
•
we have been or are to be a participant;

•
the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Equity Financing
In multiple closings during March, April, May and July 2018, we sold an aggregate of 2,095,365 shares of our Series E preferred stock at a purchase price of $23.86195 per share, for an aggregate purchase price of approximately $50 million, and issued warrants to purchase an aggregate of 541,159 shares of our common stock at an exercise price of $0.0005 per share. The following table summarizes purchases of our Series E preferred stock and common stock warrants by related persons:
Stockholder	Shares of Series E Preferred Stock	Warrants to Purchase Common Stock	Total Purchase Price
Entities affiliated with Andreessen Horowitz(1)	209,538	50,799	$5,000,000
Avanti Holdings, LLC(2)	83,815	24,703	$1,999,989
Stephen H. Barnes	6,286	1,523	$149,996
Entities affiliated with Carrick Capital(3)	419,076	101,600	$9,999,971
Robert Cavanaugh	41,907	10,160	$999,983
Michael Hilton and Hilton Family Trust(4)	83,815	21,179	$1,999,989

(1)
Entities associated with Andreessen Horowitz holding our securities whose shares are aggregated for purposes of reporting share ownership information are Andreessen Horowitz Fund IV, L.P., as nominee and AH Parallel Fund IV, L.P., as nominee. Mr. Jordan, a member of our board of directors, is a general partner at Andreessen Horowitz.

(2)
Mr. Singh, our chief executive officer and a member of our board of directors, is a partner of Avanti Holdings, LLC.

(3)
Entities associated with Carrick Capital holding our securities whose shares are aggregated for purposes of reporting share ownership information are Carrick Capital Partners II Co-Investment Fund, LP and Carrick Capital Partners II Co-Investment Fund II, LP.

(4)
Mr. Hilton, one of our executive officers, is trustee of the Hilton Family Trust.

Investor Rights Agreement
We were previously party to a fifth amended and restated investor rights agreement (IRA) with certain holders of our capital stock, including all of our holders of more than 5% of our capital stock, entities affiliated with certain of our directors, and each of our executive officers and directors that hold shares of our capital stock. The IRA provided certain holders of our preferred stock with information rights and a right of first refusal with regard to certain issuances of our capital stock. The parties to the IRA agreed to vote in a certain way on certain matters, including with respect to the election of directors. The IRA terminated upon the completion of our initial public offering.
Registration Rights Agreement
We are party to a fifth amended and restated registration rights agreement (RRA) with certain holders of our capital stock, including all of our holders of more than 5% of our capital stock, entities affiliated with certain of our directors, and each of our executive officers and directors that hold shares of our capital stock. The RRA provides our stockholders certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, including the registration statement related to this offering. In connection with this offering, the holders of up to approximately 6.1 million shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act under this agreement. For a description of these registration rights, see the section titled “Description of Capital Stock — Registration Rights.”
Right of First Refusal Agreement
Pursuant to our equity compensation plans and certain agreements with our stockholders, including a fifth amended and restated right of first refusal and co-sale agreement with certain holders of our capital stock that we were previously party to, we or our assignees have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. This right terminated upon the completion of our initial public offering. Since March 1, 2018, we have waived our right of first refusal in connection with the sale of certain shares of our capital stock, resulting in the purchase of such shares by certain of our stockholders, including related persons.
Transactions with Comcast Cable
In February 2009, we first entered into a services agreement with Comcast Cable Communications Management, LLC (Comcast Cable). Entities affiliated with Comcast Cable previously held more than 5% of our outstanding capital stock. Under our services agreement with Comcast Cable, which was most recently amended and renewed in June 2020, we have earned $31.6 million in fiscal 2020, $33.4 million in fiscal 2019, $34.6 million in fiscal 2018 and a similar amount in fiscal 2017. Our potential revenue for future periods will depend on the number of members we serve and our achievement of performance metrics under the agreement, but we expect Comcast Cable to remain a significant customer. In March 2020, Comcast Holdings Corporation cash exercised a warrant to purchase 160,000 shares of our common stock for $2.2 million. See Notes 2 and 13 to our consolidated financial statements included elsewhere in this prospectus.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation — Limitations of Liability and Indemnification Matters.”
Policies and Procedures for Related Person Transactions
Our board of directors adopted a related person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information with respect to the beneficial ownership of our capital stock as of January 31, 2021 for:
•
each of our named executive officers;

•
each of our directors;

•
all of our executive officers and directors as a group; and

•
each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 55,487,211 shares of common stock outstanding as of January 31, 2021. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of January 31, 2021. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Accolade, Inc., 1201 Third Avenue, Suite 1700, Seattle, WA 98101.
Name of beneficial owner	Number of shares beneficially owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders:
Entities affiliated with Andreessen Horowitz(1)	5,398,708	9.7%
ARK Investment Management LLC(2)	4,617,526	8.3%
Executive Officers and Directors:
Rajeev Singh(3)	2,598,115	4.5%
Robert Cavanaugh(4)	824,062	1.5%
Stephen Barnes(5)	313,078	*
J. Michael Cline(6)	1,381,255	2.5%
Senator William H. Frist, M.D.(7)	300,812	*
Jeffrey Jordan	—	*
Cindy Kent	—	*
Peter Klein(8)	7,500	*
Dawn Lepore(9)	8,750	*
Thomas Neff(10)	21,014	*
Patricia Wadors(11)	5,000	*
All executive officers and directors as a group (12 persons)(12)	6,381,625	10.8%

*
Represents beneficial ownership of less than 1%.

(1)
Consists of: (i) 3,779,620 shares held of record by AH Parallel Fund IV, L.P., for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P. and AH Parallel Fund IV-Q, L.P. (collectively, the AH Parallel Fund IV Entities); and (ii) 1,619,088 shares held of record by Andreessen

Horowitz Fund IV, L.P., for itself and as nominee for Andreessen Horowitz Fund IV-A, L.P., Andreessen Horowitz Fund IV-B, L.P. and Andreessen Horowitz Fund IV-Q, L.P. (collectively, the AH Fund IV Entities). AH Equity Partners IV (Parallel), L.L.C. (AH EP IV Parallel) is the general partner of the AH Parallel Fund IV Entities. The managing members of AH EP IV Parallel are Marc Andreessen and Ben Horowitz. AH EP IV Parallel has sole voting and dispositive power with regard to the shares held by the AH Parallel Fund IV Entities. AH Equity Partners IV, L.L.C. (AH EP IV) is the general partner of the AH Fund IV Entities. The managing members of AH EP IV are Marc Andreessen and Ben Horowitz. AH EP IV has sole voting and dispositive power with regard to the shares held by the AH Fund IV Entities. The address for each of these individuals and entities is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(2)
ARK Investment Management LLC reported on its website that it beneficially owned 4,617,526 shares of common stock as of February 19, 2021. The address for ARK Investment Management LLC is 3 East 28th Street, 7th Floor, New York, NY 10016.

(3)
Consists of: (i) 45,900 shares held directly; (ii) 1,900,596 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021; and (iii) 651,619 shares held by Avanti Holdings, LLC. Mr. Singh is a partner of Avanti Holdings, LLC.

(4)
Consists of: (i) 136,466 shares held directly; and (ii) 687,596 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021.

(5)
Consists of: (i) 66,006 shares held directly; and (ii) 247,072 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021.

(6)
Consists of 1,381,255 shares held of record by JMC Holdings, L.P. The J. Michael Cline Revocable Trust dated December 30, 2005, a trust organized under the laws of the state of Connecticut (the Trust), is the general partner of JMC Holdings, L.P. Mr. Cline is the is the trustee of the Trust and may be deemed to share voting and dispositive power with respect to the shares of Common Stock held by JMC Holdings, L.P. with the Trust and JMC Holdings, L.P.

(7)
Consists of: (i) 294,645 shares held directly; and (ii) 6,167 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021.

(8)
Consists of: 7,500 shares issuable pursuant to a stock option exercisable within 60 days of January 31, 2021.

(9)
Consists of: 8,750 shares issuable pursuant to a stock option exercisable within 60 days of January 31, 2021.

(10)
Consists of: (i) 3,518 shares held of record by Thomas J. Neff Revocable Trust; (ii) 14,082 shares held directly; and (iii) 3,414 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021. Mr. Neff is trustee of the Thomas J. Neff Revocable Trust.

(11)
Consists of: 5,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021.

(12)
Consists of: (i) 2,913,484 shares held by our directors, executive officers, and affiliated entities; and (ii) 3,468,141 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021.

DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, the fifth amended and restated registration rights agreement, and relevant provisions of Delaware General Corporation Law. The descriptions herein are qualified in their entirety by our amended and restated certificate of incorporation, amended and restated bylaws and fifth amended and restated registration rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of Delaware General Corporation Law.
Our authorized capital stock consists of the following shares, all with a par value of $0.0001 per share, of which:
•
500,000,000 shares are designated as common stock; and

•
25,000,000 shares are designated as preferred stock.

Common Stock
As of November 30, 2020, there were 55,171,467 shares of our common stock outstanding and held of record by 343 stockholders. The number of beneficial stockholders is substantially greater than the number of holders of record because a large portion of our common stock is held through brokerage firms.
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution, or winding up, the holders of common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then-outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable. All authorized but unissued shares of our common stock will be available for issuance by our board of directors without any further stockholder action, except as required by the listing standards of Nasdaq. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
As of November 30, 2020, there were no shares of preferred stock outstanding. Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges, and restrictions of up to an aggregate of 25,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action.
Options
As of November 30, 2020, we had outstanding options under our equity compensation plans to purchase an aggregate of 9,303,810 shares of our common stock, with a weighted average exercise price of $8.91 per share.

Registration Rights
We are party to an amended and restated registration rights agreement that provides that holders of our capital stock have certain registration rights as set forth below. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback and Form S 3 registrations described below.
Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback and Form S 3 registration rights described below will expire July 1, 2025, or with respect to any particular stockholder, after such time that such stockholder can sell all of its shares entitled to registration rights under Rule 144 of the Securities Act during any three month period.
Demand Registration Rights
The holders of an aggregate of approximately 6.1 million shares of our common stock are entitled to certain demand registration rights. At any time beginning on December 29, 2020, the holders of at least ten percent of the outstanding shares of our common stock issued upon conversion of our preferred stock may request that we register all or a portion of their shares. We are obligated to effect only two such registrations. Such request for registration must cover shares with an anticipated aggregate gross offering price of at least $10 million.
Piggyback Registration Rights
In connection with this offering, the holders of an aggregate of approximately 6.1 million shares of our common stock were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. After this offering, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration statement on Form S 8 or Form S 4 or their successors, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.
Form S-3 Registration Rights
The holders of an aggregate of approximately 6.1 million shares of common stock are entitled to certain Form S-3 registration rights. The holders of at least ten percent of the outstanding shares of our common stock issued upon conversion of our preferred stock can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate gross proceeds of the shares offered would equal or exceed $1 million.
Anti-Takeover Effects of State Law and Our Certificate of Incorporation and Bylaws
Some provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Undesignated Preferred Stock
The ability of our board of directors, without action by the stockholders, to issue up to 25,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Stockholder Meetings
Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Elimination of Stockholder Action by Written Consent
Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.
Staggered Board
Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see “Management — Composition of Our Board of Directors.” This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.
Stockholders Not Entitled to Cumulative Voting
Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
Choice of Forum
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim governed by the internal affairs doctrine. The provisions do not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Amendment of Charter Provisions
The amendment of any of the above provisions requires approval by holders of at least two-thirds of the total voting power of all of our outstanding voting stock.
The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers, and as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.
Exchange Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “ACCD.”

SELLING STOCKHOLDERS
On March 3, 2021, we closed an acquisition pursuant to which Innovation Specialists LLC d/b/a 2nd.MD, a Texas limited liability company (2nd.MD), became a wholly owned subsidiary of Accolade (the Merger). In connection with the Merger, we, among other things, issued 2,822,242 shares of common stock to 2nd.MD interest holders at closing, and committed to issue up to 2,170,972 shares of our common stock payable to 2nd.MD interest holders upon the achievement of defined revenue milestones following the closing. In addition, we entered into a Registration Rights Agreement with the selling stockholders, pursuant to which we agreed that we would register the shares of common stock issued to the selling stockholders in the Merger. We have agreed to bear all expenses incurred by us in effecting any registration pursuant to the Registration Rights Agreement.
The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus. The term “selling stockholders” includes the stockholders listed in the table below and their permitted transferees.
The following table provides, based on written representations from the selling stockholders, certain information as of March 3, 2021 regarding the beneficial ownership of our common stock of each selling stockholder, the number of shares of common stock that may be sold by each selling stockholder under this prospectus and that each selling stockholder will beneficially own after this offering. The applicable percentage ownership of common stock is based on 58,543,733 shares of common stock outstanding as of March 3, 2021. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders have sole voting and investment power with respect to all shares of common stock that they beneficially own.
Because each selling stockholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the selling stockholders’ method of distributing these shares.
	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Carlyle USA LLC	1,016,015	1,016,015	—	—
Clinton Phillips	565,807	565,807	—	—
NCF Corporation	384,551	384,551	—	—
Moody Sisters One, LLC	134,576	134,576	—	—
All Other Selling Stockholders(1)	721,293	394,492	326,801	*

*
Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)
Represents shares held by 39 selling stockholders not listed above who, as a group, own less than 1% of the outstanding common stock prior to this offering. Of these selling stockholders, five are current employees of our company.

PLAN OF DISTRIBUTION
We are registering the shares of common stock issued to the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•
on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•
in the over-the-counter market;

•
in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•
through the writing of options, whether such options are listed on an options exchange or otherwise;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales;

•
sales pursuant to Rule 144;

•
broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, Seattle, Washington. As of the date of this prospectus, an entity comprised of partners and associates of Cooley LLP beneficially owns an aggregate of 9,748 shares of our common stock.
EXPERTS
The consolidated financial statements of Accolade, Inc. as of February 28, 2019 and February 29, 2020, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.accolade.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

ACCOLADE, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Accolade, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Accolade, Inc. and subsidiaries (the Company) as of February 28, 2019 and February 29, 2020, the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2019 and February 29, 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2008.
Philadelphia, Pennsylvania
June 16, 2020

ACCOLADE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)
	February 28, 2019	February 29, 2020	Pro forma February 29, 2020
Assets
Current assets:
Cash and cash equivalents	$42,701	$33,155	$84,321
Accounts receivable	371	294	294
Unbilled revenue	65	895	895
Current portion of deferred contract acquisition costs	908	1,368	1,368
Current portion of deferred financing fees	—	279	279
Prepaid and other current assets	2,840	12,944	12,944
Total current assets	46,885	48,935	100,101
Property and equipment, net	15,274	13,625	13,625
Goodwill	—	4,013	4,013
Acquired technology, net	—	2,054	2,054
Deferred contract acquisition costs	2,922	3,876	3,876
Other assets	681	745	745
Total assets	$65,762	$73,248	$124,414
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,454	$5,273	$5,273
Accrued expenses	3,140	6,580	6,580
Accrued compensation	19,612	23,838	23,838
Deferred rent and other current liabilities	541	674	674
Due to customers	8,511	4,674	4,674
Current portion of deferred revenue	22,407	28,919	28,919
Total current liabilities	56,665	69,958	69,958
Loans payable, net of unamortized issuance costs	19,200	21,144	72,310
Deferred rent and other noncurrent liabilities	5,353	5,523	5,523
Deferred revenue	501	396	396
Total liabilities	81,719	97,021	148,187
Convertible preferred stock:
Preferred stock; 19,513,996 shares authorized; 18,640,901 and 19,513,939 issued and outstanding at February 28, 2019 and February 29, 2020, respectively (liquidation value of $239,244 at February 29, 2020); 25,000,000 shares authorized, no shares issued and outstanding, pro forma	214,664	233,022	—
Commitments (note 13)
Stockholders’ deficit
Common stock par value $0.0001; 65,000,000 shares authorized; 3,616,549 and 6,033,450 shares issued and outstanding at February 28, 2019 and February 29, 2020, respectively; 500,000,000 shares authorized, 36,914,769 shares issued and outstanding, pro forma	1	2	4
Additional paid-in capital	38,881	64,071	297,091
Accumulated deficit	(269,503)	(320,868)	(320,868)
Total stockholders’ deficit	(230,621)	(256,795)	(23,773)
Total liabilities, convertible preferred stock and stockholders’ deficit	$65,762	$73,248	$124,414
See accompanying notes to consolidated financial statements.

ACCOLADE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Fiscal Year
	2019	2020
Revenue	$94,811	$132,507
Cost of revenue, excluding depreciation and amortization	60,568	73,685
Operating expenses:
Product and technology	35,708	42,306
Sales and marketing	23,456	30,050
General and administrative	19,665	26,154
Depreciation and amortization	9,391	8,516
Total operating expenses	88,220	107,026
Loss from operations	(53,977)	(48,204)
Interest expense, net	(2,374)	(2,925)
Other expense	(90)	(107)
Loss before income taxes	(56,441)	(51,236)
Income tax expense	(55)	(129)
Net loss	$(56,496)	$(51,365)
Net loss per share, basic and diluted	$(12.17)	$(9.13)
Weighted-average common shares outstanding, basic and diluted	4,641,256	5,626,713
Pro forma net loss per common share, basis and diluted		$(8.39)
Pro forma weighted-average shares outstanding, basic and diluted		34,633,452
See accompanying notes to consolidated financial statements.

ACCOLADE, INC. AND SUBSIDIARIES
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
Fiscal Years ended February 28, 2019 and February 29, 2020
(In thousands, except shares)
			Stockholders’ Deficit
	Convertible Preferred Stock		Common stock		Additional paid-in capital	Accumulated deficit	Total
	Shares	Amount	Shares	Amount
Balance, March 1, 2018	16,545,536	$167,010	3,242,319	$1	$29,310	$(213,007)	$(183,696)
Sale of Series E preferred stock, net	2,095,365	47,654	—	—	—	—	—
Issuance of common stock warrants in connection with sale of Series E preferred stock	—	—	—	—	2,279		2,279
Issuance of common stock in lieu of bonus payment	—	—	121,143	—	569	—	569
Exercise of stock options and common stock warrants	—	—	253,087	—	1,002	—	1,002
Stock-based compensation expense	—	—	—	—	5,721	—	5,721
Net loss	—	—	—	—	—	(56,496)	(56,496)
Balance, February 28, 2019	18,640,901	$214,664	3,616,549	$1	$38,881	$(269,503)	$(230,621)
Sale of Series F preferred stock, net	873,038	18,358	—	—	—	—	—
Issuance of common stock warrants in connection with sale of Series F preferred stock	—	—	—	—	1,585	—	1,585
Issuance of common stock in connection with acquisition	—	—	289,320	—	6,164	—	6,164
Issuance of common stock warrants in connection with July 2019 debt	—	—	—	—	779	—	779
Issuance of common stock in connection with joint development agreement	—	—	251,211	—	3,869		3,869
Exercise of stock options and common stock warrants	—	—	1,876,370	1	6,791	—	6,792
Stock-based compensation expense	—	—	—	—	6,002	—	6,002
Net loss	—	—	—	—	—	(51,365)	(51,365)
Balance, February 29, 2020	19,513,939	$233,022	6,033,450	$2	$64,071	$(320,868)	$(256,795)
See accompanying notes to consolidated financial statements.

ACCOLADE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	Fiscal Year
	2019	2020
Cash flows from operating activities:
Net loss	$(56,496)	$(51,365)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	9,391	8,516
Amortization of deferred contract acquisition costs	794	985
Noncash interest expense	425	834
Noncash bonus	569	5,884
Loss on disposal of equipment	—	299
Stock-based compensation expense	5,721	6,002
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	6,522	(683)
Accounts payable and accrued expenses	1,515	5,838
Deferred contract acquisition costs	(2,499)	(2,399)
Deferred revenue and due to customers	16,192	2,286
Accrued compensation	2,381	(1,671)
Deferred rent and other liabilities	(555)	220
Other assets	(508)	(8,993)
Net cash used in operating activities	(16,548)	(34,247)
Cash flows from investing activities:
Capitalized software development costs	(1,943)	—
Purchases of property and equipment	(1,175)	(3,315)
Net cash paid in acquisition of MD Insider	—	(206)
Net cash used in investing activities	(3,118)	(3,521)
Cash flows from financing activities:
Proceeds from sale of preferred stock, net	49,933	19,943
Proceeds from stock option and warrant exercises	1,002	6,619
Proceeds from borrowings on debt	3,000	1,660
Repayment of debt principal	(5,000)	—
Principal payments under capital leases	(102)	—
Net cash provided by financing activities	48,833	28,222
Net increase (decrease) in cash and cash equivalents	29,167	(9,546)
Cash and cash equivalents, beginning of period	13,534	42,701
Cash and cash equivalents, end of period	$42,701	$33,155
Supplemental cash flow information:
Interest paid	$2,609	$2,391
Issuance of common stock in lieu of cash bonus	$569	$—
Fixed assets included in accounts payable	$93	$45
Other receivable related to stock option exercises	$—	$173
Income taxes paid	$—	$55
Offering costs included in prepaid assets and accounts payable and accrued expenses	$—	$3,042
Common stock issued in connection with joint development agreement	$—	$3,869
Common stock issued in connection with acquisition	$—	$6,164
Common stock warrants issued in connection with debt	$—	$779
See accompanying notes to consolidated financial statements.

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(1) Background
(a)
Business

Accolade, Inc. was initially organized as a limited liability company under the name Accretive Care LLC in Delaware on January 23, 2007. On June 14, 2010, the company converted from a limited liability company to a Delaware corporation and changed its name to Accolade, Inc. Accolade’s offices and operations are in Seattle, Washington; Plymouth Meeting, Pennsylvania; Scottsdale, Arizona; Santa Monica, California; and Prague, Czech Republic.
On February 6, 2016, Accolade established a wholly owned subsidiary in the Czech Republic and on July 31, 2019, Accolade acquired all the equity interests of a Delaware corporation (together with Accolade, the Company), and their results of operations have been included in the consolidated financial statements since those respective dates.
The Company provides personalized, technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits. The Company’s customers are primarily employers that contract with Accolade to provide their employees and their employees’ families (the members) a single place to turn for their health, healthcare, and benefits needs. The service is designed to drive better healthcare outcomes and increased satisfaction for the participants while lowering costs for the payor. The Company provides its services to customers throughout the United States.
(b)
Liquidity

The Company has incurred net losses and cumulative negative cash flows from operations since inception. To date, the Company’s operations have been funded by capital raised from investors, debt facilities, and revenues in the normal course of business. Management believes that the Company’s cash and cash equivalents at February 29, 2020, plus customer revenues and advances and available borrowings under its debt facility, are sufficient to fund its operations through at least the next 12 months. Additional financing may be required for the Company to successfully implement its long-term strategy. There can be no assurance that additional financing, if needed, can be obtained on terms acceptable to the Company.
(2) Summary of Significant Accounting Policies
(a)
Basis of Presentation and Principles of Consolidation

Accolade’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the Company’s accounts and those of the Company’s wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
(b)
Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the fair value of assets acquired and liabilities assumed for business combinations, unbilled revenues and deferred revenues, certain accrued expenses, stock-based compensation, assessment of the useful life and recoverability of long-lived assets, income taxes, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, the Company’s financial statements will be affected.

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(2) Summary of Significant Accounting Policies (continued)
(c)
Comprehensive Loss

For the fiscal years ended February 28, 2019 and February 29, 2020, there was no difference between comprehensive loss and net loss.
(d)
Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, including cash equivalents, accounts receivable, unbilled revenue, other current assets, accounts payable, and accrued expenses approximates fair value due to the short-term nature of those instruments.
The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires the use of observable inputs and minimizes the use of unobservable inputs. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3 — Inputs that are generally unobservable and typically reflect the Company’s estimate of assumptions that market participants would use in pricing the asset or liability.

(e)
Cash and Cash Equivalents

Cash and cash equivalents is comprised of cash in banks and highly liquid investments, including certificates of deposit with a maturity date of less than 90 days, and money market treasury funds, purchased with an original maturity of three months or less. Cash equivalents consist of investments in money market funds for which the carrying amount approximates fair value, due to the short maturities of these instruments.
(f)
Accounts Receivable and Unbilled Revenue

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company does not have any off-balance-sheet credit exposure related to its customers. The Company records unbilled revenue for services performed on contracts for amounts not yet billed to customers.
(g)
Property and Equipment

Property and equipment are recorded at cost. Equipment acquired under capital leases is recorded at the present value of the minimum lease payments. Property and equipment are depreciated on a straight-line basis over their estimated useful lives.

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(2) Summary of Significant Accounting Policies (continued)
Useful lives for property and equipment are as follows:
Property and Equipment	Estimated Useful Life
Office equipment and furniture	7 years
Computer equipment	3 – 5 years
Computer software	3 – 5 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term

(h)
Capitalized Internal-Use Software Costs

Costs related to software acquired, developed, or modified solely to meet the Company’s internal requirements, including for tools that enable the Company’s employees to interact with members and their providers, with no substantive plans to market such software at the time of development, are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during the post-implementation operational stage are expensed as incurred. Costs related to minor upgrades, minor enhancements, and maintenance activities are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. Internal-use software is included in property and equipment and is amortized on a straight-line basis over 3 years.
For the fiscal years ended February 28, 2019 and February 29, 2020, the Company capitalized $1,943 and $3,005, respectively, for internal-use software. Amortization expense related to capitalized internal-use software during the fiscal years ended February 28, 2019 and February 29, 2020 was $5,836 and $4,533, respectively.
(i)
Impairment of Long-Lived Assets

The Company reviews long-lived assets, such as property and equipment and acquired technology, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, then an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. There were no impairment charges recorded during the fiscal years ended February 28, 2019 and February 29, 2020.
(j)
Intangible Assets

As part of the acquisition of MDI (Note 3), the Company acquired an intangible asset in the form of acquired technology in the amount of $2,900. This intangible asset is subject to amortization and is being amortized on the straight-line basis over its estimated useful life of two years. The Company recognized $846 in amortization expense during the fiscal year ended February 29, 2020.
(k)
Goodwill

Goodwill is the excess of the cost of an acquired entity over the net amounts assigned to tangible and intangible assets acquired and liabilities assumed. Goodwill is not amortized, but is subject to an annual impairment test. The Company has a single reporting unit and all goodwill relates to that reporting unit.
The Company performs its annual goodwill impairment test on an annual basis on the fourth quarter of each fiscal year or more frequently if changes in circumstances or the occurrence of events suggest that

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(2) Summary of Significant Accounting Policies (continued)
an impairment exists. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit’s goodwill is less than the carrying value of the reporting unit’s goodwill.
The Company’s annual goodwill impairment test resulted in no impairment charges in the fiscal year ended February 29, 2020.
(l)
Reverse Stock Split

During March 2020, the Company’s board of directors and stockholders adopted and approved the amendment and restatement of the Company’s Sixth Amended and Restated Certificate of Incorporation to effect a one-for-five reverse stock split of the Company’s outstanding preferred and common stock.
All share and per share information included in these consolidated financial statements and footnotes retroactively reflects the reverse split.
(m)
Revenue and Deferred Revenue

The Company earns revenue from its customers by providing personalized health guidance solutions to members. The Company’s solutions allow its members to interact with its Accolade Health Assistants and clinicians through various means of communication, including telephony and secure messaging via its mobile application and member portal. The Company prices its personalized health guidance solutions using a recurring per-member-per-month fee (PMPM), typically with a portion of the fee calculated as the product of a fixed rate times the number of eligible members (fixed PMPM fee), plus a variable PMPM fee calculated as the product of a variable rate times the number of eligible members (variable PMPM fee). The fees associated with the variable PMPM fee can be earned through the achievement of performance metrics and/or the realization of healthcare cost savings resulting from the utilization of the Company’s services. Collectively, the fixed PMPM fee and variable PMPM fee are referred to as the total PMPM fee. The Company’s PMPM pricing varies by contract. In certain contracts, the maximum total PMPM fee varies during the contract term (total PMPM rate increases or decreases annually), while in other contracts, the total PMPM maximum fee is consistent over the term, yet the fixed and variable portions vary. For example, in certain contracts the fixed PMPM fee increases on an annual basis while the variable PMPM fee decreases on an annual basis, resulting in the same total PMPM fee throughout the term of the contract.
In accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, the Company recognizes revenue when control of the promised services is transferred to its customers, in an amount that reflects the consideration to which it expects to be entitled in exchange for those services. Accordingly, the Company determines revenue recognition through the following steps:
•
identification of the contract, or contracts, with a customer;

•
identification of the performance obligations in the contract;

•
determination of the transaction price;

•
allocation of the transaction price to the performance obligations in the contract; and

•
recognition of revenue when, or as, the Company satisfies a performance obligation

At contract inception, the Company assesses the type of services being provided and assesses the performance obligations in the contract. The Company’s contracts for personalized health guidance solutions generally include two performance obligations: stand ready services as discussed in the following sentence and reporting. The majority of the Company’s contracts include stand ready services to provide

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(2) Summary of Significant Accounting Policies (continued)
eligible participants with access to the Company’s services and to perform an unspecified quantity of interactions with members during the contract period. Accordingly, the Company’s services are generally viewed as stand ready performance obligations comprised of a series of distinct daily services that are substantially the same and have the same pattern of transfer. For the stand ready services, the Company satisfies these performance obligations over time and recognizes revenue related to its services as the services are provided using a measure of progress based upon the actual number of members eligible for the service during the respective period as a percentage of the estimated members expected to be eligible for the service over the term of the contract. The Company believes a measure of progress based on the number of members is the most appropriate measurement of control of the services being transferred to the customer as the amount of internal resources necessary to stand ready is directly correlated to the number of members who can use the services. In addition, the Company’s contracts may include additional add-on services as separate performance obligations that are also considered stand ready services. These add-on services have the same pattern of transfer and revenue recognition as discussed above.
The Company’s personalized health guidance solutions also include a distinct performance obligation related to reporting, which is provided to the customer on a daily, monthly, and/or quarterly basis and provides the customer with insights into various operational data and performance metrics. Although reporting is performed separately over regular intervals during the term of contract period, the Company recognizes revenue in a similar pattern of recognition and using a similar measure of progress as its stand ready services because the reporting services are performed evenly throughout the term of the contract. Revenues related to reporting services were not material for the fiscal years ended February 28, 2019 and February 29, 2020.
Some contracts contain an additional performance obligation, pre-launch open enrollment, for which the performance obligation is satisfied before the launch of the Company’s primary service. For contracts that include pre-launch open enrollment support, the Company recognizes related revenues over the pre-launch open enrollment period based on the number of eligible members.
The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on overall pricing objectives, taking into consideration market conditions and other factors, using an expected cost plus margin approach. The Company considered the variable consideration allocation exception in ASC 606 and concluded that such exception for allocating variable consideration to distinct performance obligations or distinct time periods within a series was not met primarily due to variability in its PMPM pricing.
The majority of fees earned by the Company are considered to be variable consideration due to both the uncertainty regarding the total number of members for which the Company will invoice the customer, as well as the variable PMPM fees that are dependent upon the achievement of performance metrics and/or healthcare cost savings. Performance metrics are measured monthly, quarterly or, annually, and with respect to the achievement of healthcare cost savings targets, annually (typically measured on a calendar year basis). Accordingly, at contract inception and on an ongoing basis, as part of the Company’s estimate of the transaction price, the Company determines whether any such fees should be constrained, and the Company includes the estimated consideration for those fees for which a significant reversal of cumulative revenue is not probable (and is therefore considered to be unconstrained). Consideration related to the Company’s achievement of healthcare cost savings is typically constrained until the end of the applicable calendar year due to uncertainty related to factors outside of the Company’s control. Consideration related to other performance metrics is typically not constrained based on the Company’s prior success of achieving such metrics. On an ongoing basis, the Company reassesses its estimates for variable consideration, which can

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(2) Summary of Significant Accounting Policies (continued)
change based upon its assessment of the achievement of performance metrics and healthcare cost savings, as well as the number of members.
The Company typically invoices its customers in advance of the services performed on a monthly or quarterly basis, and the amount invoiced typically represents the maximum total PMPM fee for the estimated number of eligible members over the applicable invoice period. The total PMPM fee covers both the stand ready services and reporting services in the Company’s typical contracts (i.e., the performance obligations are not separately priced or invoiced). The maximum total PMPM fee that is invoiced includes both the fixed PMPM fee and the variable PMPM fee related to the performance metrics and/or the realization of healthcare cost savings that can be achieved during the period. These fees are classified as deferred revenue on the Company’s consolidated balance sheet until such time that revenue can be recognized. In the event the Company fails to satisfy any of the performance metrics and/or realization of healthcare cost savings that are billed in advance, the Company will refund the applicable portion of the fee or offset the amount against a future invoice. These amounts are included in Due to Customers on the Company’s consolidated balance sheet. The Company’s accounts receivable represent rights to consideration that are unconditional.
As of February 29, 2020, $164,552 of revenue is expected to be recognized from remaining performance obligations and is expected to be recognized as follows:
Fiscal periods ending February 28(29),
2021	$111,741
2022	42,461
2023	8,390
2024	1,960
Total	$164,552
The expected revenue includes variable fee estimates for the non-cancellable term of the Company’s contracts. The expected revenue does not include amounts of variable consideration that are constrained.
Significant changes in the deferred revenue balances during the fiscal years ended February 28, 2019 and February 29, 2020 were the result of recognized revenue of $9,637 and $22,407, respectively that were included in deferred revenue.
Revenue related to performance obligations satisfied in prior periods that was recognized during the years ended February 28, 2019 and February 29, 2020 was $4,410 and $4,479, respectively. These changes in estimates were primarily due to the inclusion of consideration that was previously constrained related to the Company’s achievement of healthcare cost savings.
Cost to obtain and fulfill a contract
The Company capitalizes sales commissions paid to internal sales personnel that are both incremental to the acquisition of customer contracts and recoverable. These costs are recorded as deferred contract acquisition costs in the accompanying consolidated balance sheets. The Company capitalized commission costs of $1,832 and $1,495 for fiscal years ended February 28, 2019 and February 29, 2020, respectively. The Company defers costs based on its sales compensation plans only if the commissions are incremental and would not have occurred absent the customer contract. Payments to direct sales personnel are typically made in two increments as follows: 75% upon signature of the contract, with the remaining 25% upon customer launch. The Company does not pay commissions on contract renewals.

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(2) Summary of Significant Accounting Policies (continued)
Deferred commissions paid on the initial acquisition of a contract are amortized ratably over an estimated period of benefit of five years, which is the estimated customer life. The Company determined the period of amortization for deferred commissions by taking into consideration current customer contract terms, historical customer retention, and other factors. Amortization is included in sales and marketing expenses in the accompanying consolidated statements of operations and totaled $377 and $665 for the fiscal years ended February 28, 2019 and February 29, 2020, respectively. The Company periodically reviews deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the estimated period of benefit. There were no impairment losses recorded during the periods presented.
For certain customer contracts, the Company may incur direct and incremental costs related to customer set-up and implementation. The Company recorded deferred implementation costs of $667 and $904 for the fiscal years ended February 28, 2019 and February 29, 2020, respectively. These implementation costs are deferred and amortized over the expected useful life of the Company’s customers, which is five years. Amortization is included in cost of revenues in the Company’s consolidated statements of operations and totaled $417 and $320 for the fiscal years ended February 28, 2019 and February 29, 2020, respectively.
(n)
Concentration of Credit Risk

Financial instruments that potentially subject us to credit risk consist principally of cash and cash equivalents. The Company maintains its cash primarily with domestic financial institutions of high credit quality, which may exceed federal deposit insurance corporation limits. The Company invests its cash equivalents in highly rated money market funds. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents and perform periodic evaluations of the credit standing of such institutions.
Significant customers are those which represent 10% or more of the Company’s revenue during the period. For each significant customer, revenue as a percentage of total revenue was as follows:
	Fiscal Year Ended
	2019	2020
Customer 1	35%	24%
Customer 2	3%	13%
Customer 3	14%	12%
Customer 4	8%	10%
Customer 5	11%	9%
Total	71%	68%
There were no accounts receivable outstanding related to any of these customers at February 28, 2019 and February 29, 2020, respectively.
(o)
Stock-Based Compensation

The Company recognizes compensation cost for awards to employees, nonemployee directors, consultants, and advisors based on the grant date fair value of stock-based awards on a straight-line basis over the period during which an award holder is required to provide service in exchange for the award. The

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(2) Summary of Significant Accounting Policies (continued)
Company estimates the fair value of each employee stock option on the date of grant using the Black-Scholes option pricing model.
(p)
Cost of Revenue, excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization, consists primarily of personnel costs including salaries, wages, overtime, bonuses, stock-based compensation expense, and benefits, as well as software and tools for telephony, business analytics, allocated overhead costs, and other expenses related to delivery and implementation of the Company’s personalized technology-enabled solutions.
(q)
Product and Technology

Product and technology expenses consist of personnel expenses, including salaries, bonuses, stock-based compensation expense, and benefits for employees and contractors for engineering, product, and design teams, and allocated overhead costs, as well as costs of software and tools for business analytics, data management, and IT applications that are not directly associated with delivery of the Company’s solutions to customers.
(r)
Income Taxes

The provision for income taxes was determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the period. Deferred taxes result from differences between the financial and tax basis of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in the period that includes the enactment date.
In evaluating the ability to realize deferred tax assets, the Company relies on taxable income in prior carryback years, the future reversals of existing taxable temporary differences, future taxable income, and tax planning strategies.
Consistent with the provisions of FASB ASC Topic 740, Income Taxes, the Company does not recognize a tax benefit for a tax position in its financial statements unless it has concluded that it is more likely than not that the benefit will be sustained on audit by the taxing authority based solely on the technical merits of the associated tax position; and that the amount of tax benefit recognized is measured at the largest amount of the tax benefit that, in the Company’s judgment, is greater than 50% likely to be realized. U.S. GAAP requires the evaluation of tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions will more likely than not be sustained by the Company upon challenge by the applicable tax authority. Tax positions not deemed to meet the “more likely than not” threshold and that would result in a tax benefit or expense to the Company would be recorded as a tax benefit or expense in the current period. For the fiscal years ended February 28, 2019 and February 29, 2020, the Company did not recognize any amounts for unrecognized tax benefits. A reconciliation is not provided herein, as the beginning and ending amounts of unrecognized benefits are $0, with no additions, reductions, or settlements during the year. Tax years 2010 through present remain subject to examination by the U.S. and state taxing authorities.

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(2) Summary of Significant Accounting Policies (continued)
(s)
Segments

The Company’s chief operating decision maker, its Chief Executive Officer, reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating its financial performance. Accordingly, the Company has determined that it operates in a single reportable operating segment.
As of February 28, 2019 and February 29, 2020, substantially all of Accolade’s long-lived assets were located in the United States, and all revenue was earned in the United States.
(t)
Deferred Offering Costs

The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financing as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs will be recorded in stockholders’ deficit as a reduction of additional paid-in-capital generated as a result of the offering. Should the equity financing no longer be considered probable of being consummated, all deferred offering costs would be charged to operating expenses in the statement of operations. Deferred offering costs were $3,042 at February 29, 2020 and are included within prepaid and other current assets on the accompanying consolidated balance sheet.
(u)
New Accounting Pronouncements Not Yet Adopted

Leases:   In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2016-02, Leases (Topic 842). In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements, which affect certain aspects of the previously issued guidance. In December 2018, the FASB issued ASU No. 2018-20, Narrow-Scope Improvements for Lessor, Leases (Topic 842), which provides guidance on sales tax and other taxes collected from lessees. In March 2019, the FASB issued ASU No. 2019-01, Codification Improvements to Topic 842, Leases, which affect certain aspects of the previously issued guidance. Amendments include an additional transition method that allows entities to apply the new standard on the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings, as well as a new practical expedient for lessors. The guidance (collectively ASC 842) will require lessees to put all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. ASC 842 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASC 842 is effective for the Company for fiscal year ended February 28, 2022. Early adoption is permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.
Credit Losses:   In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 introduces the current expected credit loss (CECL) model, which will require entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings. ASU 2016-13 is effective for the Company for fiscal year ended February 28, 2023. Early adoption is permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.
Internal Use Software:   In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(2) Summary of Significant Accounting Policies (continued)
in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use-software. This ASU is effective for the fiscal year ending February 28, 2022, and interim periods within the fiscal year ending February 28, 2023. Early adoption is permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.
(v)
Unaudited Pro Forma Financial Information

Immediately prior to the closing of the initial public offering, all of the Company’s outstanding convertible preferred stock will automatically convert into common stock on a one-for-one basis. Additionally, the Series A through Series E convertible preferred stockholders will receive for each share of preferred stock held the number of shares of common stock determined by dividing the applicable preference amount by the price per common share in the initial public offering. The unaudited pro forma balance sheet as of February 29, 2020 assumes (1) the automatic conversion of all outstanding shares of convertible preferred stock and the additional issuance of common shares discussed above into 29,479,483 shares of common stock, (2) the issuance of 1,401,836 shares of common stock issuable upon the automatic net exercise of outstanding warrants immediately prior to the initial public offering based on the initial public offering price of $22.00 per share, (3) the proceeds received of $48,666 from the drawdown of our revolving credit facility in March 2020, and (4) the receipt of $2,500 of additional proceeds under our term loan in May 2020. See note 12 for unaudited pro forma net loss per common share details.
(3) Acquisition of MD Insider (MDI)
On July 31, 2019, the Company acquired the outstanding equity interests of MDI. Based in California, MDI is a provider of machine learning-enabled physician performance transparency. The following table summarizes the purchase consideration paid to MDI:
Consideration Paid
Cash consideration	$324
Fair value of equity issued	5,114
Fair value of contingent consideration	1,050
Total consideration paid	$6,488
The aggregate purchase price consideration of $6,488 was paid primarily through the issuance of up to 462,691 shares of the Company’s common stock, of which 289,320 were issued as of February 29, 2020, with the remaining shares issuable subject to certain working capital and indemnity adjustments (if applicable). Shareholders are eligible to receive 100,607 additional shares of the Company’s common stock upon the completion of a platform solution, as defined in the purchase agreement (MDI Earnout). The deadline to complete the cost transparency platform solution in order to qualify for the MDI Earnout was initially March 1, 2020, and was subsequently extended to July 1, 2020. The estimated fair value of the Company’s common stock and MDI Earnout was $5,114 and $1,050, respectively. The MDI Earnout is accounted for as an equity classified instrument and is not subject to remeasurement in subsequent periods.
The Company incurred a total of $567 in acquisition related costs that were expensed immediately and recorded in the Company’s consolidated statement of operations for the fiscal year ended February 29, 2020. The acquisition was not significant to the Company’s consolidated financial statements; therefore, pro forma

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(3) Acquisition of MD Insider (MDI) (continued)
results of the operations related to this business acquisition for the fiscal year ended February 29, 2020, have not been presented. The results of MDI’s operations since July 31, 2019 have been included in the Company’s consolidated financial statements. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:
Assets acquired:
Cash and cash equivalents	$118
Accounts receivable	98
Prepaid expenses	5
Goodwill	4,013
Intangible assets	2,900
Other assets	17
Total assets acquired	$7,151
Liabilities assumed:
Accounts payable	$321
Accrued expenses and other current liabilities	342
Total liabilities assumed	$663
Net assets acquired	$6,488
The purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The identifiable intangible asset principally relates to technology and is subject to amortization on a straight-line basis over two years. During the fiscal year ended February 29, 2020, the Company recorded amortization expense of $846.
The intangible asset was valued using the estimated replacement cost method. This method requires several judgments and assumptions to determine the fair value of the intangible asset, including expected profits and opportunity costs. Goodwill related to the acquisition is attributable to the workforce of MDI as well as the expected future growth into new and existing markets and is not deductible for income tax purposes.
(4) Property and Equipment
Property and equipment consisted of the following:
	February 28/29,
	2019	2020
Capitalized software development costs	$32,862	$35,867
Computer software	10,275	8,829
Computer equipment	7,828	9,383
Office equipment, furniture, and leasehold improvements	8,012	8,903
Office equipment and furniture under capital leases	1,252	1,251
	60,229	64,233
Less accumulated depreciation	(44,955)	(50,608)
Total	$15,274	$13,625

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(4) Property and Equipment (continued)
Depreciation and amortization expense was $9,391 and $7,670 for the fiscal years ended February 28, 2019 and February 29, 2020, respectively. During the fiscal year ended February 29, 2020, the Company accelerated depreciation in the amount of $1,634 related to the retirement of software. Also, during 2020 the Company wrote off $680 of leasehold improvements and furniture/fixtures related to the termination of the Seattle lease (see note 13), resulting in a loss on disposal of $299.
(5) Accrued Expenses and Accrued Compensation
Accrued expenses consisted of the following:
	February 28/29,
	2019	2020
Accrued professional and consulting fees	$755	$3,375
Accrued software, hardware, and communication costs	154	228
Accrued litigation matter	1,100	1,100
Accrued taxes	335	512
Accrued other	796	1,365
Total	$3,140	$6,580
See note 13 discussion regarding accrued litigation matter.
Included in accrued compensation is $5,884 of accrued bonus expense related to bonuses earned during the fiscal year ended February 29, 2020. This bonus amount will be settled in June 2020 through the issuance of fully vested stock options exercisable into shares of the Company’s common stock. The Company determined the amount of stock options to be issued by taking the cash bonus earned divided by the fair value of the Company’s common stock at May 31, 2020, which was $17.50. The Company then used the Black Scholes methodology to determine the fair value of the stock options granted, which resulted in a grant-date fair value of $10.88 per stock option. The fair value of the stock options issued was determined using an estimated fair value of common stock based upon a third party valuation, expected volatility of 78.4%, expected term of 5.0 years, and risk-free interest rate of 0.3%.
Accrued compensation includes $4,905 of payroll withholding taxes payable related to the exercise of nonqualified stock options during the fiscal year ended February 29, 2020. The Company has a corresponding receivable for the same amount, which is classified in prepaid and other current assets in the Company’s consolidated balance sheet at February 29, 2020.
(6) Fair Value Measurements
The following table sets forth the fair value of the Company’s financial assets and within the fair value hierarchy:
	February 28, 2019
	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents:
Money market funds	$28,661	$—	$—	$28,661

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(6) Fair Value Measurements (continued)
	February 29, 2020
	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents:
Money market funds	$21,332	$—	$—	$21,332
Also, the carrying value of the Company’s debt approximates fair value based on interest rates available for debt with similar terms at February 28, 2019 and February 29, 2020.
(7) Debt Facility
(a)
Term Loan and Revolving Credit Facility

Term Loan
On January 30, 2017, the Company entered into two debt facilities, one of which was a $20,000 term loan (the Term Loan) and the other a $20,000 revolving credit facility (the 2017 Revolver).
During July 2019, the Company amended the Term Loan, terminated the 2017 Revolver and entered into a new revolving credit facility (the 2019 Revolver). In connection with the July 2019 transactions, the Company issued warrants to purchase up to 135,594 shares of the Company’s common stock.
Under the terms of the Term Loan, the Company was permitted to borrow up to an aggregate principal amount of $20,000, with the total amount of available borrowings subject to certain monthly recurring revenue calculations. As of February 28, 2019, there was $20,000 outstanding on the Term Loan.
Interest on the outstanding balance was payable monthly at a rate of 11.75%. Principal payments were scheduled to be made monthly beginning January 31, 2019, in equal installments calculated as 1/24th of the outstanding balance on December 31, 2018. However, the Company had the ability to extend the interest only period for an additional twelve months, subject to an additional fee and other conditions, which would extend the maturity date from December 31, 2020 to December 31, 2021. The Company committed to extend this interest only period, and the maturity date was extended to December 31, 2021. As a result, principal payments were scheduled to start January 2020. During July 2019, an amendment was entered into which eliminated monthly payments, with principal to be paid in full in December 2022.
The Term Loan also provided for the issuance of a warrant to purchase 43,542 shares of the Company’s common stock (the Term Loan Warrant) at an exercise price of $0.005 per share. The Term Loan Warrant vested 100% upon issuance and has a ten-year term, ending January 30, 2027. The Company calculated the fair value of the Term Loan Warrant using the Black-Scholes option pricing model, and the fair value of the Term Loan Warrant was determined to be $182. This amount was recorded as a debt discount and was being amortized ratably over the Term Loan period.
Also, the Company incurred issuance and other third-party costs of $429 related to the Term Loan, which were recorded as a debt discount and are being amortized ratably over the term of the Term Loan.
During July 2019, the Company amended the existing Term Loan agreement, which resulted in an additional $2,000 of availability, increasing total availability to $22,000. As of February 29, 2020, the outstanding borrowings under the Term Loan were $22,000. Pursuant to the amendment, interest on the outstanding balance is payable monthly at a rate of 10.00% per annum and interest payable-in-kind accrues

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(7) Debt Facility (continued)
at a rate of 2.00% per annum, compounded monthly, and is due at maturity. Additionally, the Company is required to pay an exit fee equal to 1% of the aggregate principal borrowings at the time of maturity (end of term charge). As of February 29, 2020, there was $273 of accrued interest payable-in-kind. All outstanding principal, unpaid interest and interest payable-in-kind are due at maturity.
The amendment was accounted for as a debt modification, and all new lender fees were recorded as additional debt discount and third-party costs incurred in connection with the amendment were expensed as incurred. Debt issuance costs of $634, including the fair value of the warrants and end of term charge, were capitalized and are being amortized to interest expense over the remainder of the term using the effective interest method. During the fiscal years ended February 28, 2019 and February 29, 2020, the Company recorded interest expense of $2,844 and $2,858, respectively, related to the Term Loan of which $291 and $280, respectively, related to the amortization of the debt discount.
Long-term debt consisted of the following at February 28, 2019 and February 29, 2020:
	February 28, 2019	February 29, 2020
Principal outstanding	$20,000	$22,000
Interest payable-in-kind	—	273
Unamortized issuance costs	(800)	(1,129)
	$19,200	$21,144
During May 2020, the Company amended the Term Loan agreement, which resulted in additional borrowing availability of $2,500, all of which was drawn down at the time of execution of such amendment.
Revolving Credit Facility
The 2017 Revolver was a 24-month senior secured $20,000 revolving line of credit, with borrowing availability subject to certain monthly recurring revenue calculations. On April 20, 2018, the Company amended the 2017 Revolver, which modified the revenue covenants, required the Company to exercise the extension of the interest only payment period of the Term Loan through December 2019 and in the event the Company raised proceeds in the aggregate of at least $45,000 as part of a financing event, extended the term of the 2017 Revolver to January 30, 2020. This financing event occurred, and, accordingly, the term of the 2017 Revolver was extended. As of February 28, 2019, there was no amount outstanding under the 2017 Revolver.
Interest on the outstanding balance of the 2017 Revolver was due monthly at a rate of the lending institution’s prime referenced rate plus 1.00%, with the prime reference rate defined as the greater of (i) the lending institution’s prime rate and (ii) the 30-day LIBOR plus 2.50%. Principal and interest were due at maturity.
The 2017 Revolver provided for the Company to issue warrants to purchase up to 22,288 shares of the Company’s Common Stock (the 2017 Revolver Warrants), of which a warrant to purchase 11,144 shares was issued on January 30, 2017, and a warrant to purchase 11,144 shares was issued on January 30, 2018.
The Company incurred issuance and other third-party costs of $61 related to the 2017 Revolver, which were deferred and were being amortized ratably over the term of the 2017 Revolver.
During July 2019, the Company terminated the 2017 Revolver and entered into a new revolving credit facility (the 2019 Revolver) with a syndicate of two banks, of which one was the lender under the 2017

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(7) Debt Facility (continued)
Revolver. Under the 2019 Revolver, the Company has the capacity to borrow up to $50,000 on a revolving facility, and to the extent certain customer bookings thresholds are achieved, the capacity on the 2019 Revolver may increase by an additional amount of up to $30,000 (resulting in total potential availability of $80,000). Availability of borrowings on the 2019 Revolver is calculated as a multiple of the Company’s eligible monthly recurring revenues (as defined in the 2019 Revolver). As of February 29, 2020, the Company had outstanding letters of credit to serve as office landlord security deposits in the amount of $1,334. These letters of credit are secured through the revolving credit facility, thus reducing the capacity of the revolving credit facility at February 29, 2020 to $48,666. During March 2020, the Company borrowed this remaining capacity in its entirety to increase the Company’s cash position given the uncertainty in the overall business environment due to the COVID-19 pandemic.
The 2019 Revolver has a term of 24 months, and there is an automatic extension of an additional 12-month period should the Company achieve certain revenues, as defined. The interest rate on the outstanding borrowings are at LIBOR plus 350 basis points or Base Rate (as defined) plus 250 basis points, and interest payments are to be made quarterly.
The 2019 Revolver was accounted for as a debt modification to which all new lender and third-party fees were deferred. Issuance costs of $543, including the fair value of the warrants, were capitalized and are being amortized to interest expense over the remainder of the 2019 Revolver term. During the fiscal years ended February 28, 2019 and February 29, 2020, the Company recorded interest expense of $72 and $273, respectively, related to the revolving credit facility of which $31 and $195, respectively, related to the amortization of deferred financing fees. As of February 28, 2019 and February 29, 2020, the balance of deferred financing fees was $23 and $372, respectively, and is recorded in other assets in the accompanying consolidated balance sheets.
Both the Term Loan and 2019 Revolver are collateralized by substantially all of the assets of the Company.
(8) Stockholders’ Equity
(a)
Convertible Preferred Stock

As of February 29, 2020, the authorized, issued and outstanding convertible preferred stock and their principal terms were as follows:
Series	Par value	Shares authorized	Issued and outstanding	Carrying amount	Liquidation value
A-1	$0.0001	3,560,000	3,559,995	$10,000	$10,000
A-2	0.0001	2,579,999	2,579,994	10,000	10,000
B	0.0001	4,058,736	4,058,731	16,944	16,944
C	0.0001	601,160	601,151	7,000	7,000
D	0.0001	1,751,874	1,751,871	30,000	30,000
E	0.0001	6,089,189	6,089,159	140,720	145,300
F	0.0001	873,038	873,038	18,358	20,000
		19,513,996	19,513,939	$233,022	$239,244
During March 2018, the Company amended its Certificate of Incorporation to allow for additional Series E shares and issued 2,095,365 shares at $23.86195 per share during the period March through

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(8) Stockholders’ Equity (continued)
July 2018. The sales resulted in aggregate net cash proceeds of $49,933, after deducting $67 of issuance costs. In connection with this issuance, the Company issued warrants to purchase 541,159 shares of the Company’s common stock. The warrants have an exercise price of $0.0005 per share and a term of ten years. The Company calculated the issuance date fair value of the warrants using the Black-Scholes valuation methodology, which resulted in a fair value of $2,387. Accordingly, the Company allocated the proceeds from the Series E preferred stock, on a relative fair value basis, resulting in $2,279 allocated to the warrants during the fiscal year ended February 28, 2019.
During October 2019, the Company amended its Certificate of Incorporation to allow for the issuance of Series F preferred stock and issued 873,038 shares at $22.9085 per share, resulting in net cash proceeds of $19,943, after deducting $57 of issuance costs. In connection with this issuance, the Company issued a warrant to purchase 85,000 shares of the Company’s common stock. The warrant has an exercise price of $0.0005 per share and a term of ten years. The Company calculated the issuance date fair value of the warrant using the Black-Scholes valuation methodology, which resulted in an approximate fair value of $1,590. Accordingly, the Company allocated the proceeds and associated issuance costs from the Series F preferred stock, on a relative fair value basis, resulting in $1,585 and $18,358 allocated to the warrant and to the Series F preferred stock, respectively, during year ended February 29, 2020. Also, concurrently with the Series F preferred stock issuance, the Company entered into a partnership with the Series F holder under which the Company’s products will be marketed and sold by the Series F holder as part of the Series F holder’s broader product offerings.
The preferred stock is convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of common stock. The number of shares of common stock into which each share of preferred stock may be converted is determined by dividing the original issue price by the conversion price in effect on the date that the holder elects to convert the shares of preferred stock. The initial conversion price is equal to the original issue price. For the Series A through Series E preferred stock, in connection with an initial public offering of securities, immediately prior to the public offering, the preferred stockholders will receive for each share of preferred stock held a number of shares of common stock as is determined by dividing the preference amount (discussed below) by the price per common share in the public offering. These shares are in addition to shares of common stock otherwise issuable upon conversion of the preferred stock.
Each share shall automatically be converted into shares of common stock upon the earlier of (i) the consummation of a firm commitment underwritten public offering of common stock (or common stock of successor corporation) at a public offering price of not less than $47.7239 (adjusted for any recapitalization) resulting in net proceeds to the Company (or successor corporation) of not less than $75,000, and listed on a national securities exchange or traded on the NASDAQ or (ii) the date specified by the written consent of the requisite preferred stockholders. The preferred stockholders have elected to convert their shares to common stock in connection with this offering.
No dividend shall be declared or paid on any shares of any other series or class of shares of the Company unless and until such distribution is also ratably declared and paid on all of the outstanding preferred stock (based on as-if converted amounts) at the same time as such distribution is paid on such other equity interests. No dividends have been declared or paid through February 29, 2020.
In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily and in the event of a sale of the Company, as defined, the holders of the preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to holders of the shares of common stock or any other shares by reason of their ownership of such shares,

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(8) Stockholders’ Equity (continued)
for each share of preferred stock the sum of (i) the original purchase price paid per each share of preferred stock (as adjusted for any stock dividends, combinations, splits, recapitalizations, and similar events) plus (ii) the amount of all accrued but unpaid dividends as discussed above (the sum is referred to as the preference amount). In the event the assets of the Company are not sufficient to distribute such amounts, each holder will receive their pro rata share of amounts available to be distributed. After full payment of the preference amount has been made to the holders of the Series A-1, A-2, B, C, D, and E preferred stock as described above, the holders of the common stock and the Series A-1, A-2, B, C, D, and E preferred stock shall be entitled to share ratably in all remaining assets and funds, if any, based upon the number of shares of common stock then held with each share of Series A-1, A-2, B, C, D, and E preferred stock treated as holding the number of shares of common stock into which such shares of Series A-1, A-2, B, C, D, and E preferred stock are then convertible.
The preferred stockholders have the right to one vote for each share of common stock into which their preferred stock could then be converted.
The preferred stock is subject to redemption under certain deemed liquidation events, as defined in the Company’s charter, and as such, the preferred stock is considered contingently redeemable for accounting purposes.
(9) Stock Options and Warrants
(a)
Stock Options

In 2010, the Company adopted the Amended and Restated 2007 Stock Option Plan as amended (the Option Plan), which authorized the Company to grant shares of common stock to eligible employees, directors, and consultants to the Company in the form of restricted stock and stock options. As of February 29, 2020, the Company is authorized to issue up to 13,116,991 shares of common stock pursuant to the Option Plan. The amount, terms of grants, and exercisability provisions are determined by the board of directors. The term of the options may be up to 10 years and options generally vest over four years, with one quarter of the options vesting one year after grant and the remainder vesting on a monthly basis over three years. As of February 29, 2020, there were 941,887 shares of common stock available for future grants under the Option Plan.
The Company recognizes stock-based compensation based on the grant date fair value of the awards and recognizes that cost using the straight-line method over the requisite service period of the award. The fair value of options, which vest in accordance with service schedules, is estimated on the date of grant using the Black-Scholes option pricing model. The absence of an active market for the Company’s common stock requires it to estimate the fair value of the Company’s common stock for purposes of granting stock options and for determining stock-based compensation expense for the periods presented. The Company obtained contemporaneous third-party valuations to assist in determining the estimated fair value of its common stock. These contemporaneous third-party valuations used the methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Expected volatilities are based on historical volatilities of comparable companies. The expected term of the options is based on the simplified method outlined in the SEC Staff accounting guidance, under which the Company estimates the term as the average of the option’s contractual term and the option’s weighted average vesting period. The risk-free rate represents the yield on U.S. Treasury bonds with maturity equal to the expected term of the granted option. The Company accounts for forfeitures as they occur. All stock options outstanding at February 29, 2020 are expected to vest according to their specific schedules.

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(9) Stock Options and Warrants (continued)
During the years ended February 28, 2019 and February 29, 2020, the Company recognized $5,721 and $6,002, respectively, of compensation expense related to stock options.
The following table summarizes the amount of stock-based compensation included in the consolidated statements of operations:
	Fiscal year
	2019	2020
Cost of revenue	$255	$318
Product and technology	1,108	1,674
Sales and marketing	1,199	1,482
General and administrative	3,159	2,528
Total stock-based compensation	$5,721	$6,002
The Company did not capitalize any stock-based compensation expense to deferred costs for the years ended February 28, 2019 and February 29, 2020.
The weighted average grant date fair value for stock options granted during the years ended February 28, 2019 and February 29, 2020, was $2.95 and $5.40, respectively. The fair value of the Company’s option grants is estimated at the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:
	Fiscal year
	2019	2020
Estimated fair value of common stock	$2.40 – $3.35	$4.80 – $9.55
Exercise price	$4.70 – $6.75	$9.60 – $18.70
Expected volatility	46% – 50%	50%
Expected term (in years)	6.25	6.25
Risk-free interest rate	2.65% – 2.94%	1.67% – 2.62%
Dividend yield	—	—

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(9) Stock Options and Warrants (continued)
The following is a summary of stock option activity under the Option Plan:
	Stock Options	Weighted- Average Exercise Price	Weighted Remaining Contractual Life In Years	Aggregate Intrinsic Value
Balance, February 28, 2018	6,970,591
Granted	1,635,115
Exercised	(249,027)
Forfeited	(209,135)
Balance, February 28, 2019	8,147,544
Granted	2,084,046	$10.80
Exercised	(1,843,001)	$3.70
Forfeited	(392,533)	$5.70
Balance, February 29, 2020	7,996,056	$6.19	7.0 years	$73,631
Vested and expected to vest as of February 29, 2020	7,996,056	$6.20	7.0 years	$73,631
Exercisable as of February 29, 2020	4,579,458	$4.35	5.6 years	$50,573
The aggregate intrinsic value of stock options exercised was $305 and $22,033 for the years ended February 28, 2019 and February 29, 2020, respectively. As of February 29, 2020, approximately $12,353 of unrecognized compensation expense related to stock options is expected to be recognized over a weighted average period of 2.1 years.
(b)
Common Stock Warrants

The following tables summarize the activity for the Company’s warrants for the periods presented as well as the number of warrants outstanding and related terms at February 28, 2019 and February 29, 2020:
	Common Stock Warrants	Exercisable	Exercise Price	Expiration Date
Balance, February 28, 2018	928,945
Issued	541,159
Exercised	(4,061)
Balance, February 28, 2019	1,466,043
Issued	220,594
Exercised	(33,369)
Balance, February 29, 2020	1,653,268	1,653,268	$0.0005 – $23.75	April 2020 – October 2029

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(9) Stock Options and Warrants (continued)
	Number of Warrants Outstanding at February 28/29,
	2019	2020	Exercise Price	Expiration Date
Series E holders	1,162,483	1,129,114	$0.0005	July 2026 – March 2028
Series F holders	—	85,000	$0.0005	October 2029
Customer	160,000	160,000	$13.75	April 2020
Lenders	143,560	279,154	$0.005 – $23.75	Nov 2022 – July 2029
Total	1,466,043	1,653,268
On June 29, 2015, the Company issued a warrant to its initial customer to purchase up to 200,000 common shares. Based on the vesting provisions and the remaining period over which the warrant is exercisable, the maximum number of shares that can vest pursuant to the warrant is 160,000 shares of common stock, of which 120,000 and 160,000 were vested and exercisable as of February 28, 2019 and February 29, 2020, respectively. During March 2020, the customer exercised all vested warrants which resulted in the issuance of 160,000 shares of common stock.
In connection with the Term Loan amendment, the Company issued a warrant to purchase up to 86,600 shares of the Company’s common stock (the 2019 Term Loan Warrant) at an exercise price of $9.60 per share. The 2019 Term Loan Warrant vested 100% upon issuance and has a ten-year term, ending July 19, 2029. The Company calculated the fair value of the 2019 Term Loan Warrant using the Black-Scholes option pricing model, and the fair value of the 2019 Term Loan Warrant was determined to be $528. This amount was recorded as a debt discount and is being amortized ratably over the Term Loan period.
In connection with the 2019 Revolver, the Company issued the lender warrants to purchase up to 36,363 and 12,631 shares of the Company’s common stock (the 2019 Revolver Warrants) at an exercise price of $13.75 and $23.75 per share, respectively. The 2019 Revolver Warrants vested 100% upon issuance and have a ten-year term, ending July 19, 2029. The Company calculated the fair value of the 2019 Revolver Warrants using the Black-Scholes option pricing model, and the fair value of the 2019 Revolver Warrants was determined to be $251.
(10) Defined Contribution Retirement Plan
The Company sponsors a defined contribution retirement plan named the Accolade, Inc. 401(k) Plan (401(k) Plan). Under the 401(k) Plan, eligible employees may contribute up to the maximum allowed by law. Eligible employees are eligible for Company matching contributions on the first quarter following their one-year anniversary date, which are dollar for dollar up to 3% of an employee’s eligible compensation, up to $100 in annual compensation. Employer contributions are vested over a period of four years of service. The 401(k) Plan includes an employer discretionary profit-sharing contribution feature to allow the Company to make a contribution to eligible employees’ 401(k) Plan accounts. Profit sharing contributions are vested over a period of four years of service. The Company incurred expenses related to matching contributions totaling $1,260 in 2019 and $1,356 in 2020, which were funded subsequent to each respective year-end.

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(11) Income Taxes
Loss before income taxes consists of the following components:
	Fiscal year
	2019	2020
Domestic	$(56,586)	$(51,795)
Foreign	144	558
Total	$(56,442)	$(51,237)
Significant components of income taxes are as follows:
	Fiscal year
	2019	2020
Currently payable:
Federal	$—	$—
State and Local	—	—
Foreign	55	129
Total currently payable	55	129
Deferred:
Federal	—	—
State and Local	—	—
Foreign	—	—
Total deferred	—	—
Provision (benefit) for income taxes	$55	$129
A reconciliation of income tax expense at the U.S. Federal statutory income tax rate to actual income tax provision is as follows:
	Fiscal year
	2019	2020
Federal income tax expense at statutory tax rate	21.0%	21.0%
State income taxes, net of federal tax benefit	6.0	7.5
Stock-based compensation	(2.1)	3.9
Transaction costs	0.0	(0.2)
Changes in valuation allowances	(24.8)	(31.4)
Other	(0.2)	(1.0)
Effective Income Tax Rate	(0.1)%	(0.2)%
Income tax expense for the fiscal years ended February 28, 2019 and February 29, 2020 differ from the U.S. statutory income tax rate due to changes in valuation allowances, state income taxes and stock-based compensation.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S.

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(11) Income Taxes (continued)
tax code, including, but not limited to: (i) reducing the U.S. federal corporate tax rate to 21 percent; (ii) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (iii) creating a new limitation on deductible interest expense; (iv) changing rules related to uses and limitations of net operating carryforwards created in tax years beginning after December 31, 2017; and (v) changing the U.S. federal taxation of earnings of foreign subsidiaries.
U.S. GAAP accounting for income taxes required that the Company record the impact of any tax law change on deferred income taxes in the quarter that the tax law change was enacted. Due to the complexities involved in accounting for the enactment of the Tax Act, SEC Staff Accounting Bulletin (SAB) 118 allowed the Company to provide a provisional estimate of the impacts of the Tax Act in its earnings for the fourth quarter and year ending February 28, 2018. In connection with our adoption of the Tax Act and in consideration of SAB 118, there were no changes made to the provisional amounts recognized in connection with the enactment of the Tax Act. The accounting for the income tax effects of the Tax Act was complete as of February 28, 2019.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. The Company makes significant judgments regarding the realizability of its deferred tax assets (principally net operating losses). The carrying value of deferred tax assets is based on the Company’s assessment that it is more likely than not that the Company will realize these assets after consideration of all available positive and negative evidence. Significant components of the Company’s deferred tax assets and liabilities at February 28, 2019, and February 29, 2020 are as follows:
	Fiscal year
	2019	2020
Deferred tax assets:
Net operating loss and tax credit carryforwards	$55,664	$76,508
Other accruals and reserves	3,529	3,413
Stock-based compensation	491	561
Deferred rent	1,066	1,280
Interest expense deduction limitation carryforward	742	1,549
Intangibles	19	—
Property, plant & equipment	252	526
Other	139	355
Valuation allowance	(61,902)	(83,640)
Deferred tax assets	—	552
Deferred tax liabilities:
Intangibles	—	(552)
Deferred tax liabilities	—	(552)
Net deferred taxes	$—	$—
Net operating loss carryforwards amounted to $272,804 for U.S. federal and $258,875 for U.S. states at February 29, 2020. These operating loss carryforwards related to the 2010 through current 2020 tax periods. At February 29, 2020, none of the operating loss carryforwards were subject to expiration until 2030. The

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(11) Income Taxes (continued)
operating loss carryforwards expiring in years 2030 through 2037 make up $53,184 of the recorded deferred tax asset. The remaining deferred tax asset relating to operating loss carryforwards of $22,923 have an indefinite expiration. In addition to operating loss carryforwards, research and development tax credit carryforwards amounted to $401 for U.S. federal and U.S. states at February 29, 2020. These tax credit carryforwards will expire in 2036. Under Section 382 of the Internal Revenue Code, the yearly utilization of a corporation’s net operating loss carryforwards may be limited following a change in ownership of greater than 50% (by value) over a three-year period. The yearly limitation is based on the value of the corporation immediately before the ownership change multiplied by the federal long-term tax-exempt rate. If a loss is not utilized in a year after an ownership change that yearly limit is carried forward to future years for the balance of the net operating loss carryforward period. As of February 29, 2020, the Company did not incorporate a yearly limitation under Section 382.
Management assesses the available positive and negative evidence to estimate if a valuation allowance is required to be recorded against existing deferred tax assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the Company’s brief operating history and the net losses incurred since inception, management does not believe that it is more likely than not that the Company will realize the benefits of these deductible differences. As a result, a full valuation allowance has been provided at February 28, 2019 and February 29, 2020.
The changes in the valuation allowance were as follows:
	Fiscal year
	2019	2020
Balance at the beginning of the period	$47,908	$61,902
(Decrease) increase due to NOLs and temporary differences	13,994	16,100
(Decrease) increase due to acquisitions	—	5,638
Balance at the end of the period	$61,902	$83,640
The Company has recorded a deferred tax asset of $1,549 for interest expense limited under the Tax Act at February 29, 2020. The interest expense limited has an unlimited carryforward period.
U.S. income and foreign withholding taxes have not been recognized on the excess of the amount for financial reporting over tax basis of the investments in foreign subsidiaries that is indefinitely reinvested outside the U.S. The foreign subsidiary is identified as a branch for U.S. tax purposes, and therefore, a gross temporary difference for investment basis differences is not applicable.
The Company had no material accrual for uncertain tax positions or interest or penalties related to income taxes on the Company’s consolidated balance sheets at February 28, 2019 and February 29, 2020 and has not recognized any material uncertain tax positions or interest and/or penalties related to income taxes in the consolidated statement of operations for the years ended February 28, 2019 and February 29, 2020.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, allows net operating losses incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The CARES Act also allows for retroactive accelerated

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(11) Income Taxes (continued)
income tax depreciation on certain leasehold improvement assets and changes to the limitations on business interest deductions for tax years beginning in 2019 and 2020 which increases the allowable business interest deduction from 30% to 50% of adjusted taxable income. The Company does not expect a material tax expense or tax benefit as a result of the CARES Act in subsequent periods.
(12) Net Loss Per Common Share
The following table sets forth the computation of basic and diluted net loss per common share:
	Fiscal year
	2019	2020
Net loss	$(56,496)	$(51,365)
Net loss per common share, basic and diluted	$(12.17)	$(9.13)
Weighted-average shares used to compute net loss per common share, basic and diluted	4,641,256	5,626,713
As the Company has reported net losses for each of the periods presented, all potentially dilutive securities are antidilutive. The following potential outstanding shares of common stock were excluded from the computation of diluted net loss per common share for the periods presented because including them would have been antidilutive:
	Fiscal year
	2019	2020
Stock options	8,147,544	7,996,056
Common stock warrants	182,288	317,861
Total	8,329,832	8,313,917
Unaudited Pro Forma Net Loss Per Common Share
Unaudited pro forma basic and diluted net loss per common share for the fiscal year ended February 29, 2020 has been computed to give effect to the conversion of convertible preferred stock into common stock and related deemed dividend in connection with the Initial Public Offering (IPO) as of the beginning of the period presented or the date of issuance as well as the automatic cashless exercises of warrants to purchase 1,401,836 shares of common stock based on the fair market value of the Company’s common stock equal to the IPO price of $22.00 per share (exclusive of warrants with nominal exercise prices that are already included in basic loss per share).

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(12) Net Loss Per Common Share (continued)
The following table sets forth the computation of the unaudited pro forma basic and diluted net loss per share:
Fiscal Year Ended February 29, 2020
Numerator:
Net loss	$(51,365)
Deemed dividend attributable to preferred shareholders	(239,294)
Net loss attributable to common stockholders	$(290,609)
Denominator:
Weighted-average shares used to compute net loss per common share, basic and diluted	5,626,713
Pro forma adjustment to reflect conversion of convertible preferred stock	28,964,247
Pro forma adjustment to reflect automatic cashless exercise of warrants	42,492
Weighted-average shares used to compute pro forma net loss per common share, basic and diluted	34,633,452
Pro forma net loss per common share, basic and diluted	$(8.39)
(13) Commitments
(a)
Leases

The Company leases its office premises in Pennsylvania, Washington, Arizona, California and the Czech Republic, pursuant to lease agreements that expire on various dates through 2030. The Company recognizes rent expense under such arrangements on a straight line basis. Rent expense was $4,294 and $5,143 for the fiscal years ended February 28, 2019 and February 29, 2020, respectively. As of February 28, 2019 and February 29, 2020, the Company had security deposits of $460 and $477, respectively. The security deposits are included in other assets on the accompanying consolidated balance sheets.
On May 28, 2019, the Company entered into a new lease for its Seattle office space that expires in 2030. The new lease is subject to both certain early termination rights and an option to extend, as defined in the lease. The lease commencement date was October 1, 2019, and total future payments are $25,836. On December 30, 2019, the Company entered into a termination agreement for its prior Seattle office space, with a termination date of December 31, 2019. The Company paid $142 and as a result of the termination has no future obligations under the terms of the agreement.

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(13) Commitments (continued)
The future aggregate minimum lease payments as of under all non-cancelable operating leases (including the Seattle lease discussed above) for the years noted are as follows:
Fiscal years ending February 28(29),
2021	$6,104
2022	6,580
2023	6,577
2024	6,625
2025	5,664
Thereafter	21,516
$53,066

(b)
Legal Proceedings

The Company is involved in various claims, inquiries and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s financial position or liquidity.
On August 1, 2017, certain former and current employees filed a suit against the Company seeking back wages for unpaid overtime as a result of alleged misclassification by the Company under the Pennsylvania Minimum Wage Act and the Federal Fair Labor Standards Act. As of February 28, 2018, based upon the facts and circumstances of this suit as well as the resolution of other such similar suits, the Company had determined that it was probable that it had a liability. Accordingly, the Company recorded a litigation expense and related accrued litigation expense in the amount of $650. During March 2019, a settlement agreement (the Settlement Agreement) was executed by both parties in the amount of $1,100, (the Settlement). Accordingly, during the fiscal year ended February 28, 2019, the Company recorded additional litigation expense and related accrual in the amount of $450 related to the settlement of this matter. The Settlement was ultimately approved by the Court and the Company paid $1,100 during April 2020.
(c)
Employment Agreements

Certain officers of the Company have employment agreements providing for severance, continuation of benefits, and other specified rights in the event of termination without cause, including in the event of a change of control of the Company, as defined in the agreements.
(14) Change Healthcare Joint Development Agreement
In February 2020, the Company entered into a joint development agreement, or JDA, and a data licensing agreement with Change Healthcare Holdings, or Change Healthcare, whereby Change Healthcare will be a strategic partner in providing various services to support the Company’s Total Care and Provider Services product offerings. Pursuant to the terms of JDA, Change Healthcare is providing intellectual property (IP), technical know-how, and advisory services to the Company as it develops price transparency products under the JDA that will be utilized by the Company in several of its product offerings. Either party is permitted to sell the price transparency product within each party’s respective service offerings. Each party is entitled to a royalty from the other party in connection with any net sales associated with the price transparency product that was developed under the JDA, not to exceed $2,500 in cumulative royalty payments.
Concurrent with entering into the JDA, the Company entered into a five-year data licensing agreement with Change Healthcare who is one of the largest commercially available data set providers of de-identified

Accolade, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollar amounts in thousands except share and per share data)
February 28, 2019 and February 29, 2020
(14) Change Healthcare Joint Development Agreement (continued)
claims in the United States. The licensing agreement includes annual increases in fees and the option to renew and extend beyond the initial five-year period. The annual licensing fees are subject to increases and decreases and contingent upon the achievement of performance objectives as defined in the data licensing agreement. Upfront payments for data licenses are deferred and will be amortized into cost of revenue, as they pertain to the delivery of the Company’s product offerings.
Upon entering into the JDA and data licensing agreement, the Company issued 251,211 restricted shares of its common stock to Change Healthcare at an estimated fair value of $15.40 per share, or $3,869 in aggregate value. Pursuant to the terms of the restricted share agreement, 150,727 of the shares vest immediately and the remaining 100,484 restricted shares will vest upon the achievement of certain product development milestones, as defined. The aggregate equity value was allocated to the JDA and data licensing agreement based on the relative fair value of the IP and technical know-how contributed by Change Healthcare within the JDA and the discounted pricing received from Change Healthcare within the data licensing agreement. Equity value allocated to the JDA and data licensing agreement is capitalized and deferred as internally developed software and other assets within the Company’s consolidated balance sheet, respectively with an offsetting increase to additional paid-in capital. Costs that are capitalized and classified as internally developed software will be amortized within depreciation and amortization in the Company’s consolidated statement of operations.
(15) Related Party Transactions
Entities affiliated with one of the Company’s significant customers own more than 5% of the Company’s outstanding stock. Revenues related to this customer were $33,433 and $31,556 during the fiscal years ended February 28, 2019 and February 29, 2020, respectively. There were no accounts receivable outstanding as of February 28, 2019 and February 29, 2020.
(16) Subsequent Events
Due to the government-imposed quarantines and other public health safety measures put into place in March 2020, COVID-19 has caused disruption in the markets where we sell our products and related services. Although the Company has not experienced any significant impact as a result of the COVID-19 pandemic, the Company will continue to closely monitor for any changes to the Company’s operations and the operations of our customers.
The Company has evaluated subsequent events from the balance sheet date through June 16, 2020, the date of which the consolidated financial statements were available to be issued, and determined there are no other items requiring disclosure.

ACCOLADE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)
(In thousands, except share and per share data)
	November 30, 2020	February 29, 2020
Assets
Current assets:
Cash and cash equivalents	$418,938	$33,155
Accounts receivable, net	15,432	294
Unbilled revenue	1,334	895
Current portion of deferred contract acquisition costs	2,048	1,368
Current portion of deferred financing fees	163	279
Prepaid and other current assets	6,598	12,944
Total current assets	444,513	48,935
Property and equipment, net	10,496	13,625
Goodwill	4,013	4,013
Acquired technology, net	967	2,054
Deferred contract acquisition costs	6,195	3,876
Other assets	1,311	745
Total assets	$467,495	$73,248
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$4,136	$5,273
Accrued expenses	3,437	6,580
Accrued compensation	27,459	23,838
Deferred rent and other current liabilities	531	674
Due to customers	3,449	4,674
Current portion of deferred revenue	34,427	28,919
Total current liabilities	73,439	69,958
Loans payable, net of unamortized issuance costs	—	21,144
Deferred rent and other noncurrent liabilities	5,375	5,523
Deferred revenue	394	396
Total liabilities	79,208	97,021
Convertible preferred stock:
Preferred stock par value $0.0001; 25,000,000 shares authorized; 0 and 19,513,939 issued and outstanding at November 30, 2020 and February 29, 2020, respectively	—	233,022
Commitments (note 11)
Stockholders’ equity (deficit)
Common stock par value $0.0001; 500,000,000 shares authorized; 55,171,467 and 6,033,450 shares issued and outstanding at November 30, 2020 and February 29, 2020, respectively	5	2
Additional paid-in capital	755,076	64,071
Accumulated deficit	(366,794)	(320,868)
Total stockholders’ equity (deficit)	388,287	(256,795)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$467,495	$73,248
See accompanying notes to unaudited consolidated financial statements.

ACCOLADE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)
	Three months ended November 30,		Nine months ended November 30,
	2020	2019	2020	2019
Revenue	$38,444	$29,652	$111,126	$88,066
Cost of revenue, excluding depreciation and amortization	22,743	17,538	66,052	51,737
Operating expenses:
Product and technology	13,018	11,046	36,624	33,595
Sales and marketing	8,644	7,924	23,841	23,202
General and administrative	8,414	8,551	20,537	20,125
Depreciation and amortization	2,114	2,033	6,090	6,415
Total operating expenses	32,190	29,554	87,092	83,337
Loss from operations	(16,489)	(17,440)	(42,018)	(47,008)
Interest expense, net	(35)	(827)	(3,663)	(2,071)
Other expense	(42)	(18)	(160)	(98)
Loss before income taxes	(16,566)	(18,285)	(45,841)	(49,177)
Income tax expense	(29)	(12)	(85)	(49)
Net loss	$(16,595)	$(18,297)	$(45,926)	$(49,226)
Net loss per share, basic and diluted	$(0.32)	$(3.17)	$(1.50)	$(9.20)
Weighted-average common shares outstanding, basic and diluted	51,578,863	5,776,478	30,635,348	5,351,313
See accompanying notes to unaudited consolidated financial statements.

ACCOLADE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) (unaudited)
In thousands, except shares)
	Convertible Preferred stock		Stockholders’ Deficit
			Common stock		Additional paid-in capital	Accumulated deficit
	Shares	Amount	Shares	Amount			Total
Balance February 28, 2019	18,640,901	$214,664	3,616,549	$1	$38,881	$(269,503)	$(230,621)
Exercise of stock options and common stock warrants	—	—	90,322	—	356	—	356
Stock-based compensation expense	—	—	—	—	1,436	—	1,436
Net loss	—	—	—	—	—	(15,903)	(15,903)
Balance, May 31, 2019	18,640,901	$214,664	3,706,871	$1	$40,673	$(285,406)	$(244,732)
Issuance of common stock in connection with acquisition	—	—	279,436	—	6,164	—	6,164
Issuance of common stock warrants in connection with July 2019 debt	—	—	—	—	779	—	779
Exercise of stock options and common stock warrants	—	—	415,420	—	1,428	—	1,428
Stock-based compensation expense	—	—	—	—	1,895	—	1,895
Net loss	—	—	—	—	—	(15,026)	(15,026)
Balance, August 31, 2019	18,640,901	$214,664	4,401,727	$1	$50,939	$(300,432)	$(249,492)
Issuance of common stock in connection with acquisition	—	—	9,884	—	—	—	—
Sale of Series F preferred stock, net	873,038	18,358	—	—	—	—	—
Issuance of common stock warrants in connection with sale of Series F Preferred Stock	—	—	—	—	1,585	—	1,585
Exercise of stock options and common stock warrants	—	—	213,453	—	728	—	728
Stock-based compensation expense	—	—	—	—	1,564	—	1,564
Net loss	—	—	—	—	—	(18,297)	(18,297)
Balance, November 30, 2019	19,513,939	$233,022	4,625,064	$1	$54,816	$(318,729)	$(263,912)

ACCOLADE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) (continued) (unaudited)
In thousands, except shares)
	Convertible Preferred stock		Stockholders' Equity (Deficit)
			Common stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	paid-in capital	deficit	Total
Balance February 29, 2020	19,513,939	$233,022	6,033,450	$2	$64,071	$(320,868)	$(256,795)
Exercise of stock options and common stock warrants	—	—	347,807	—	2,999	—	2,999
Stock-based compensation expense	—	—	—	—	1,259	—	1,259
Net loss	—	—	—	—	—	(13,960)	(13,960)
Balance, May 31, 2020	19,513,939	$233,022	6,381,257	$2	$68,329	$(334,828)	$(266,497)
Exercise of stock options and common stock warrants	—	—	383,575	—	1,726	—	1,726
Issuance of common stock in initial public offering, net of issuance costs of $4,596	—	—	11,526,134	1	231,227	—	231,228
Conversion of preferred stock into common stock	(19,513,939)	(233,022)	29,479,521	2	233,020	—	233,022
Automatic exercise of warrants into common stock in connection with initial public offering	—	—	1,401,836	—	—	—	—
Issuance of stock options to satisfy bonus obligation	—	—	—	—	5,735	—	5,735
Issuance of common stock in connection with 2019 acquisition	—	—	97,019	—	156	—	156
Stock-based compensation expense	—	—	—	—	2,105	—	2,105
Net loss	—	—	—	—	—	(15,371)	(15,371)
Balance, August 31, 2020	—	$—	49,269,342	$5	$542,298	$(350,199)	$192,104
Exercise of stock options	—	—	84,627	—	527	—	527
Issuance of common stock in follow-on public offering, net of issuance costs of $600	—	—	5,750,000	—	208,046	—	208,046
Issuance of common stock in connection with the employee stock purchase plan	—	—	67,498	—	1,259	—	1,259
Stock-based compensation expense	—	—	—	—	2,946	—	2,946
Net loss	—	—	—	—	—	(16,595)	(16,595)
Balance, November 30, 2020	—	$—	55,171,467	$5	$755,076	$(366,794)	$388,287

ACCOLADE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)
	Nine months ended November 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(45,926)	$(49,226)
Adjustments to reconcile net loss to net cash used in Operating activities:
Depreciation and amortization expense	6,090	6,415
Amortization of deferred contract acquisition costs	1,187	695
Noncash interest expense	1,395	533
Stock-based compensation expense	6,310	4,895
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	(15,577)	123
Accounts payable and accrued expenses	569	4,408
Deferred contract acquisition costs	(4,187)	(1,551)
Deferred revenue and due to customers	4,281	10,832
Accrued compensation	9,372	187
Deferred rent and other liabilities	(324)	106
Other assets	1,182	(1,400)
Net cash used in operating activities	(35,628)	(23,983)
Cash flows from investing activities:
Capitalized software development costs	(374)	—
Purchases of property and equipment	(1,500)	(2,469)
Net cash acquired in acquisition of MD Insider	—	(206)
Earnout payments to MD Insider	(58)	—
Net cash used in investing activities	(1,932)	(2,675)
Cash flows from financing activities:
Proceeds from public offerings, net of underwriters’ discounts and commissions and offering costs	439,478	—
Proceeds from stock option and warrant exercises	5,176	2,008
Proceeds from sale of Series F Preferred Stock, net.	—	19,943
Proceeds from stock purchases under employee stock purchase plan	1,442	—
Proceeds from borrowings on debt	51,166	1,660
Repayments of debt principal	(73,166)	—
Payments related to debt retirement	(753)	—
Net cash provided by financing activities	423,343	23,611
Net increase (decrease) in cash and cash equivalents	385,783	(3,047)
Cash and cash equivalents, beginning of period	33,155	42,701
Cash and cash equivalents, end of period	$418,938	$39,654
Supplemental cash flow information:
Interest paid	$2,246	$1,790
Income taxes paid	$149	$55
Fixed assets included in accounts payable	$185	$126
Other receivable related to stock option exercises	$249	$504
Offering costs included in accounts payable and accrued expenses	$68	$—
Bonus settled in the form of stock options	$5,735	$—
Common stock issued in connection with acquisition	$—	$6,164
Common stock warrants issued in connection with debt	$—	$779

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
(1)   Background
(a)   Business
The entity was initially organized as a limited liability company under the name Accretive Care LLC in Delaware on January 23, 2007. On June 14, 2010, the entity converted from a limited liability company to a Delaware corporation and changed its name to Accolade, Inc. (Accolade or together with its subsidiaries, the Company). Accolade’s offices and operations are in Seattle, Washington; Plymouth Meeting, Pennsylvania; Scottsdale, Arizona; Santa Monica, California; and Prague, Czech Republic.
On February 6, 2016, Accolade established a wholly owned subsidiary in the Czech Republic and on July 31, 2019, Accolade acquired all the equity interests of a Delaware corporation, and their results of operations have been included in the consolidated financial statements since those respective dates.
The Company provides personalized, technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits. The Company’s customers are primarily employers that contract with Accolade to provide their employees and their employees’ families (the members) a single place to turn for their health, healthcare, and benefits needs. The service is designed to drive better healthcare outcomes and increased satisfaction for the participants while lowering costs for the payor. The Company provides its services to customers throughout the United States.
(b)   COVID-19
Due to the government-imposed quarantines and other public health safety measures put into place in March 2020, COVID-19 has caused disruption in the markets where the Company sells its offerings and related services. Although the Company has not experienced any significant financial impact as a result of the COVID-19 pandemic, there continues to be uncertainty as to the extent to which the COVID-19 pandemic may adversely impact its business and operations, and the Company will continue to closely monitor for any changes to the Company’s operations and the operations of our customers.
(c)   Initial Public Offering
On July 7, 2020, the Company closed its initial public offering of common stock (IPO) in which the Company issued and sold 11,526,134 shares (inclusive of the underwriters’ over-allotment option to purchase 1,503,408 shares) of common stock at $22.00 per share. The Company received net proceeds of $231,228 after deducting underwriting discounts and commissions, as well as offering costs of $4,596. Upon the closing of the IPO, all shares of outstanding convertible preferred stock converted into 29,479,521 shares of common stock, and an additional 1,401,836 shares of common stock were issued upon the automatic net exercise of warrants then outstanding.
(d)   Follow-on Public Offering
On October 26, 2020, the Company closed its follow-on public offering of common stock in which the Company issued and sold 5,750,000 shares (inclusive of the underwriters’ over-allotment option to purchase 750,000 shares) of common stock at $38.50 per share. The Company received net proceeds of $208,046 after deducting underwriting discounts and commissions of $12,729, as well as offering costs of $600, of which $532 was paid as of November 30, 2020.
(2)   Basis of Presentation and Summary of Significant Accounting Policies
The Company’s significant accounting policies are disclosed in the audited financial statements for the year ended February 29, 2020 appearing in the Company’s Final Prospectus for our IPO, dated as of July 1, 2020 and filed with the Securities and Exchange Commission (the SEC) pursuant to Rule 424(b)(4) on

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
July 2, 2020. Since the date of those audited financial statements, there have been no changes to the Company’s significant accounting policies, other than those detailed below.
(a)   Basis of Presentation and Principles of Consolidation
Accolade’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the Company’s accounts and those of the Company’s wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
(b)   Unaudited Interim Financial Statements
The accompanying consolidated financial statements and the related footnote disclosures are unaudited. The unaudited consolidated interim financial statements have been prepared on the same basis as the annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s interim consolidated financial position as of November 30, 2020 and the results of its operations and its cash flows for the three and nine months ended November 30, 2020 and 2019. The results for the three and nine months ended November 30, 2020, are not necessarily indicative of results to be expected for the year ending February 28, 2021, any other interim periods, or any future year or period. The Company’s management believes that the disclosures are adequate to make the information presented not misleading when read in conjunction with the audited financial statements and accompanying notes for the year ended February 29, 2020.
(c)   Capitalized Internal-Use Software Costs
Costs related to software acquired, developed, or modified solely to meet the Company’s internal requirements, including tools that enable the Company’s employees to interact with members and their providers, with no substantive plans to market such software at the time of development, are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during the post-implementation operational stage are expensed as incurred.
Costs related to minor upgrades, minor enhancements, and maintenance activities are expensed as incurred. Costs incurred during the application development stage of the project are capitalized.
Internal-use software is included in property and equipment and is amortized on a straight-line basis over 3 years.
For the nine months ended November 30, 2020 and 2019, the Company capitalized $374 and $0, respectively, for internal-use software. Amortization expense related to capitalized internal-use software during the three months ended November 30, 2020 and 2019 was $1,214 and $1,052, respectively. Amortization expense related to capitalized internal-use software during the nine months ended November 30, 2020 and 2019 was $3,345 and $3,483, respectively.
(d)   Intangible Assets
As part of the acquisition of MD Insider, Inc. (MDI) in July 2019 (Note 4), the Company acquired an intangible asset in the form of acquired technology in the amount of $2,900. This intangible asset is subject to amortization and is being amortized on the straight-line basis over its estimated useful life of two years. Amortization expense related to the intangible asset was $363 during the three months ended November 30, 2020 and 2019, and $1,087 and $483 during the nine months ended November 30, 2020 and 2019, respectively.

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
(e)   Concentration of Credit Risk
Financial instruments that potentially subject us to credit risk consist principally of cash and cash equivalents. The Company maintains its cash primarily with domestic financial institutions of high credit quality, which may exceed federal deposit insurance corporation limits. The Company invests its cash equivalents in highly rated money market funds and United States Treasury bills with original maturities of less than 90 days. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents and performs periodic evaluations of the credit standing of such institutions.
Significant customers are those which represent 10% or more of the Company’s revenue during the periods. For each significant customer, revenue as a percentage of total revenue was as follows:
	For the three months ended November 30,		For the nine months ended November 30,
	2020	2019	2020	2019
Customer 1	17%	27%	17%	27%
Customer 2	10%	12%	11%	12%
Customer 3	10%	11%	10%	11%
Total	37%	50%	38%	50%
Accounts receivable outstanding related to these customers at November 30, 2020 was as follows:
November 30, 2020
Customer 1	$1,642
Customer 2	45
Customer 3	8,196
(f)   Deferred Offering Costs
The Company capitalized certain legal, accounting and other third-party fees that were directly associated with both the IPO and follow-on offering as deferred offering costs until such transactions were completed in July 2020 and October 2020, respectively. Upon the completion of the IPO and follow-on offering, total deferred costs of $4,596 and $600, respectively, were recorded in stockholders’ equity (deficit) as a reduction of additional paid-in-capital related to each transaction. Deferred offering costs were $0 and $3,042 at November 30, 2020 and February 29, 2020, respectively, and were included within prepaid and other current assets on the accompanying consolidated balance sheet at February 29, 2020.
As of November 30, 2020, the Company paid $532 of the fees associated with the follow-on offering, with the remaining $68 paid subsequently. All fees related to the IPO were paid by the Company prior to November 30, 2020.
(g)   New Accounting Pronouncements Not Yet Adopted
Leases:   In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements, which affect certain aspects of the previously issued guidance. In December 2018, the FASB issued ASU No. 2018-20, Narrow-Scope Improvements for Lessor, Leases (Topic 842), which provides guidance on sales tax and other taxes collected from lessees. In March 2019, the FASB issued ASU No. 2019-01, Codification Improvements to Topic 842, Leases, which affect certain aspects of the previously issued guidance. Amendments include an additional transition method that allows entities to apply the new standard on the adoption date and recognize a cumulative effect adjustment to

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
the opening balance of retained earnings, as well as a new practical expedient for lessors. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) Effective Dates for Certain Entities, which delayed the adoption period of Topic 842. The guidance (collectively ASC 842) will require lessees to put all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. ASC 842 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASC 842 is effective for the Company for its fiscal year ending February 28, 2023. Early adoption is permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.
Credit Losses:   In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 introduces the current expected credit loss (CECL) model, which will require entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings. ASU 2016-13 is effective for the Company for its fiscal year ending February 28, 2023. Early adoption is permitted. The Company does not believe that this standard will have a material impact on the Company’s consolidated financial statements and related footnote disclosures.
Internal Use Software:   In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use-software. This ASU is effective for the Company’s fiscal year ending February 28, 2022, and interim periods within its fiscal year ending February 28, 2023. Early adoption is permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.
(3)   Revenue
The Company earns revenue from its customers by providing personalized health guidance solutions to members. The Company’s solutions allow its members to interact with its Accolade Health Assistants and clinicians through various means of communication, including telephony and secure messaging and via its mobile application and member portal. The Company prices its personalized health guidance solutions using a recurring per-member-per-month fee (PMPM), typically with a portion of the fee calculated as the product of a fixed rate times the number of members (fixed PMPM fee), plus a variable PMPM fee calculated as the product of a variable rate times the number of members (variable PMPM fee). The fees associated with the variable PMPM fee can be earned through the achievement of performance metrics and/or the realization of healthcare cost savings resulting from the utilization of the Company’s services. Collectively, the fixed PMPM fee and variable PMPM fee are referred to as the total PMPM fee. The Company’s PMPM pricing varies by contract. In certain contracts, the maximum total PMPM fee varies during the contract term (total PMPM rate increases or decreases annually), while in other contracts, the total PMPM maximum fee is consistent over the term, yet the fixed and variable portions vary. For example, in certain contracts the fixed PMPM fee increases on an annual basis while the variable PMPM fee decreases on an annual basis, resulting in the same total PMPM fee throughout the term of the contract.
At contract inception, the Company assesses the type of services being provided and assesses the performance obligations in the contract. The Company’s contracts for personalized health guidance solutions generally include two performance obligations: stand ready services as discussed in the following sentence and reporting. The Company’s contracts include stand ready services to provide eligible participants with access to the Company’s services and to perform an unspecified quantity of interactions with members during the contract period. Accordingly, the Company’s services are generally viewed as stand ready

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
performance obligations comprised of a series of distinct daily services that are substantially the same and have the same pattern of transfer. For the stand ready services, the Company satisfies these performance obligations over time and recognizes revenue related to its services as the services are provided using a measure of progress based upon the actual number of members eligible for the service during the respective period as a percentage of the estimated members expected to be eligible for the service over the term of the contract. The Company believes a measure of progress based on the number of members is the most appropriate measurement of control of the services being transferred to the customer as the amount of internal resources necessary to stand ready is directly correlated to the number of members who can use the services. In addition, the Company’s contracts may include additional add-on services as separate performance obligations that are also considered stand ready services. These add-on services have the same pattern of transfer and revenue recognition as discussed above.
As of November 30, 2020, $228,975 of revenue is expected to be recognized from remaining performance obligations and is expected to be recognized as follows:
Fiscal year ending February 28(29),
Remainder of 2021	$42,174
2022	126,168
2023	46,607
2024	14,026
Total	$228,975
The expected revenue includes variable fee estimates for the non-cancellable term of the Company’s contracts. The expected revenue does not include amounts of variable consideration that are constrained.
Significant changes in the deferred revenue balances during the nine months ended November 30, 2020 and 2019 were the result of recognized revenue of $26,639 and $20,166 respectively, that were previously included in deferred revenue.
Revenue related to performance obligations satisfied in prior periods that was recognized during the three months ended November 30, 2020 and 2019 was $1,508 and $1,182, respectively. Revenue related to performance obligations satisfied in prior periods that was recognized during the nine months ended November 30, 2020 and 2019 was $4,522 and $2,266, respectively. These amounts relate to prior changes in estimates that were due to the inclusion of consideration that was previously constrained related to the Company’s achievement of healthcare cost savings.
Cost to obtain and fulfill a contract
The Company capitalizes sales commissions paid to internal sales personnel that are both incremental to the acquisition of customer contracts and recoverable. These costs are recorded as deferred contract acquisition costs in the accompanying consolidated balance sheets. The Company capitalized commission costs of $860 and $449 for the three months ended November 30, 2020 and 2019, respectively. The Company capitalized commission costs of $3,362 and $973 for the nine months ended November 30, 2020 and 2019, respectively. The Company defers costs based on its sales compensation plans only if the commissions are incremental and would not have occurred absent the customer contract. Payments to direct sales personnel are typically made in two increments as follows: 75% upon signature of the contract, with the remaining 25% upon customer launch. The Company does not pay commissions on contract renewals.
Deferred commissions paid on the initial acquisition of a contract are amortized ratably over an estimated period of benefit of five years, which is the estimated customer life. The Company determined the period of amortization for deferred commissions by taking into consideration current customer contract terms, historical customer retention, and other factors. Amortization is included in sales and marketing

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
expenses in the accompanying consolidated statements of operations and totaled $300 and $159 for the three months ended November 30, 2020 and 2019, respectively. Amortization is included in sales and marketing expenses in the accompanying consolidated statements of operations and totaled $770 and $474 for the nine months ended November 30, 2020 and 2019, respectively. The Company periodically reviews deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the estimated period of benefit. There were no impairment losses recorded during the periods presented.
For certain customer contracts, the Company may incur direct and incremental costs related to customer set-up and implementation. The Company recorded deferred implementation costs of $515 and $390 for the three months ended November 30, 2020 and 2019, respectively. The Company recorded deferred implementation costs of $825 and $578 for the nine months ended November 30, 2020 and 2019, respectively These implementation costs are deferred and amortized over the expected useful life of the Company’s customers, which is five years. Amortization is included in cost of revenues in the Company’s consolidated statements of operations and totaled $147 and $76 for the three months ended November 30, 2020 and 2019, respectively, and $417 and $221 for the nine months ended November 30, 2020 and 2019, respectively.
(4)   Acquisition of MD Insider
On July 31, 2019, the Company acquired the outstanding equity interests of MDI. Based in California, MDI is a provider of machine learning-enabled physician performance transparency. The aggregate purchase price consideration of $6,488 was paid primarily through the issuance of up to 462,691 shares of the Company’s common stock, of which 386,339 and 289,320 were issued as of November 30, 2020 and February 29, 2020, respectively, with the remaining shares issuable subject to certain working capital and indemnity adjustments (if applicable). Shareholders were eligible to receive 100,607 additional shares of the Company’s common stock upon the completion of a platform solution, as defined in the purchase agreement (MDI Earnout). The deadline to complete the cost transparency platform solution in order to qualify for the MDI Earnout was initially March 1, 2020, and was subsequently extended to July 1, 2020, by which time it had been earned. During August 2020, the Company issued 96,487 shares of common stock in connection with the MDI Earnout (which shares are included in the 386,339 shares issued as of November 30, 2020), with the remaining 4,120 shares of common stock expected to be issued during the remainder of fiscal 2021. The MDI Earnout was accounted for as an equity classified instrument and was not subject to remeasurement in subsequent periods.
(5)   Fair Value Measurements
The following table sets forth the fair value of the Company’s financial assets and within the fair value hierarchy:
	November 30, 2020
	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents:
Money market funds	$208,286	$—	$—	$208,286
United States Treasury bills	$199,990	$—	$—	$199,990

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
	February 29, 2020
	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents:
Money market funds	$21,332	$—	$—	$21,332
Certificates of deposit	$5,000	$—	$—	$5,000
Also, the carrying value of the Company’s debt approximates fair value based on interest rates available for debt with similar terms at February 29, 2020.
(6)   Debt Facility
(a)   Term Loan and Revolving Credit Facility
Term Loan
On January 30, 2017, the Company entered into a $20,000 term loan facility (the Term Loan). Under the terms of the Term Loan, the Company was permitted to borrow up to an aggregate principal amount of $20,000, with the total amount of available borrowings subject to certain monthly recurring revenue calculations.
Interest on the outstanding balance was payable monthly at a rate of 11.75%. Principal payments were scheduled to be made monthly beginning January 31, 2019, in equal installments calculated as 1/24th of the outstanding balance on December 31, 2018. However, the Company had the ability to extend the interest-only period for an additional twelve months, subject to an additional fee and other conditions, which would extend the maturity date from December 31, 2020 to December 31, 2021. The Company committed to extend this interest-only period, and the maturity date was extended to December 31, 2021. As a result, principal payments were scheduled to start January 2020. During July 2019, an amendment (Amendment 1) was entered into which eliminated monthly payments, with principal to be paid in full in December 2022.
Amendment 1 resulted in an additional $2,000 of availability, increasing total availability to $22,000. Pursuant to the Amendment 1, interest on the outstanding balance was payable monthly at a rate of 10.00% per annum and interest payable-in-kind accrued at a rate of 2.00% per annum, compounded monthly, and was due at maturity. Additionally, the Company was required to pay an exit fee equal to 1% of the aggregate principal borrowings at the time of maturity (end of term charge).
During May 2020, the Company entered into an additional amendment (Amendment 2) to the existing Term Loan agreement, which resulted in an additional $2,500 of availability, increasing total availability to $24,500. Pursuant to Amendment 2, interest on the outstanding balance was payable monthly at a rate of 8.00% per annum and interest payable-in-kind accrued at a rate of 4.50% per annum, compounded monthly, and was due at maturity. Additionally, the Company was required to pay a prepayment fee equal to 2% of the aggregate principal borrowings if prepayment occurred on or prior to December 31, 2020, and 0.50% if prepayment occurred after December 31, 2020 but on or prior to maturity (prepayment fee), plus the end of term charge. Amendment 2 was accounted for as a debt modification, and all new lender fees were recorded as additional debt discount and third-party costs incurred in connection with the amendment were expensed as incurred.
During July 2020 the Company terminated the Term Loan. The Company repaid the outstanding balance of $24,500 in its entirety, along with accrued interest in kind of $600, the end of term charge of $251, and the prepayment fee of $502.
During the three months ended November 30, 2020 and 2019, the Company recorded interest expense of $0 and $743, respectively. During the nine months ended November 30, 2020 and 2019, the Company

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
recorded interest expense of $2,837 and $2,108, respectively. Included in interest expense for the nine months ended November 30, 2020, was $1,045 related to the remaining debt discount that was recorded as interest expense as a result of the termination, as well as $502 related to the prepayment fee and the remaining unamortized amount related to the end of term charge
Revolving Credit Facility
During July 2019, the Company entered into a revolving credit facility (the 2019 Revolver) with a syndicate of two banks. Under the 2019 Revolver, the Company has the capacity to borrow up to $80,000 on a revolving facility. Availability of borrowings on the 2019 Revolver is calculated as a multiple of the Company’s eligible monthly recurring revenues (as defined in the 2019 Revolver). As of November 30, 2020 and February 29, 2020, the Company had outstanding letters of credit to serve as office landlord security deposits in the amount of $1,334. These letters of credit are secured through the revolving credit facility, thus reducing the capacity of the revolving credit facility to $78,666 as of November 30, 2020. No amounts are outstanding as of November 30, 2020.
The 2019 Revolver has a term of 24 months, and there is an automatic extension of an additional 12-month period should the Company achieve certain revenues, as defined. The interest rate on the outstanding borrowings are at LIBOR plus 350 basis points or Base Rate (as defined) plus 250 basis points, with the LIBOR rate and Base Rate subject to minimum levels. Interest payments are to be made in installments of one, two, or three months as chosen by the Company.
The Company incurred lender and third-party fees when entering into the 2019 Revolver, all of which were deferred at the onset of the facility. Issuance costs of $543, including the fair value of warrants issued, were capitalized and are being amortized to interest expense over the remainder of the 2019 Revolver term. During the three months ended November 30, 2020 and 2019, the Company recorded interest expense of $106 and $102, respectively, related to the revolving credit facility. During the nine months ended November 30, 2020 and 2019, the Company recorded interest expense of $986 and $171, respectively. As of November 30, 2020 and 2019, the balance of deferred financing fees was $163 and $442, respectively, and is recorded in other assets in the accompanying consolidated balance sheets.
On August 21, 2020, the Company entered into an amendment to the 2019 Revolver which revised the terms of the revenue covenant and imposed minimum LIBOR and Base Rate levels. On September 11, 2020, the Company entered into another amendment to the 2019 Revolver which modified the allocation requirements of the Company’s cash to be held at each of the two lenders participating in the 2019 Revolver. On November 6, 2020, the Company entered into another amendment to the 2019 Revolver which increased the capacity from a maximum of $50,000 to a maximum of $80,000, based on the achievement of certain growth metrics as defined in the amendment.
The 2019 Revolver is collateralized by substantially all of the assets of the Company.
(7)   Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(a)   Convertible Preferred Stock
On July 7, 2020, upon the closing of our IPO, all shares of our outstanding convertible preferred stock converted into 29,479,521 shares of common stock and, as of November 30, 2020, there were no shares of convertible preferred stock outstanding.
(b)   Common Stock
Upon completion of the IPO, the Company issued and sold 11,526,134 shares of common stock at an issuance price of $22.00 per share resulting in net proceeds of $231,228, after deducting underwriting discounts, commissions and offering costs. In addition, all outstanding shares of Convertible Preferred stock

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
converted into 29,479,521 shares of common stock and the Company issued 1,401,836 shares of common stock as a result of the automatic net exercise of warrants (See Note 8).
The Company closed its follow-on public offering on October 26, 2020, during which the Company issued and sold 5,750,000 shares of common stock at an issuance price of $38.50 per share resulting in net proceeds of $208,046 after deducting underwriting discounts, commissions and offering costs.
(8)   Equity-based Compensation and Warrants
(a)   Stock Options
In July 2020, the Company adopted the 2020 Equity Incentive Plan (the Incentive Plan), which authorized the Company to grant up to 4,300,000 shares of common stock to eligible employees, directors, and consultants to the Company in the form of stock options, restricted stock units, and other various equity awards, including any shares subject to stock options or other awards granted under the Company’s prior stock option plan that expire or terminate for any reason (other than being exercised in full) or are cancelled in accordance with the terms of the prior stock option plan. The Incentive Plan also includes an annual evergreen increase, and the amount, terms of grants, and exercisability provisions are determined by the board of directors. The term of an award may be up to 10 years and options generally vest over four years, with one quarter of an award vesting one year after grant and the remainder vesting on a monthly basis over three years. As of November 30, 2020, there were 3,933,889 shares of common stock available for future grants under the Incentive Plan.
The following table summarizes the amount of stock-based compensation included in the consolidated statements of operations:
	Three months ended November 30,		Nine months ended November 30,
	2020	2019	2020	2019
Cost of revenue	$352	$75	$679	$250
Product and technology	1,060	460	2,212	1,312
Sales and marketing	702	340	1,494	1,162
General and administrative	832	689	1,925	2,171
Total stock-based compensation	$2,946	$1,564	$6,310	$4,895
The following is a summary of stock option activity under the Incentive Plan:
	Stock Option	Weighted average exercise price	Weighted remaining contractual life in years	Aggregate intrinsic value
Balance, February 29, 2020	7,996,056	$6.19
Granted	2,163,775	17.41
Exercised	(656,009)	4.65
Forfeited	(200,012)	6.35
Balance, November 30, 2020	9,303,810	$8.91	7.2 years	$400,103
Vested and expected to vest as of November 30, 2020	9,303,810	$8.91	7.2 years	$400,103
Exercisable as of November 30, 2020	5,673,184	$6.37	6.2 years	$258,347
The aggregate intrinsic value of stock options exercised was $3,204 and $11,010 for the three and nine months ended November 30, 2020, respectively. As of November 30, 2020, approximately $25,302 of

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
unrecognized compensation expense related to our stock options is expected to be recognized over a weighted average period of 2.1 years.
During June 2020, the Company issued 525,907 fully-vested stock options in lieu of cash payments related to the Company’s fiscal 2020 bonus with a value of $5,735. These options are included in the table above.
The weighted average grant date fair value of stock options granted during the nine months ended November 30, 2020 was $11.39.
(b)   Restricted Stock Units
The Company issued 85,310 time-based restricted stock units during the three and nine months ended November 30, 2020. These time-based restricted stock units are subject to a four-year vesting period, with one quarter of an award vesting one year after grant and the remainder vesting ratably on a monthly basis over the subsequent three years. The following is a summary of activity for the fiscal period ended November 30, 2020:
Restricted Stock Units
Balance, February 29, 2020	—
Granted	85,310
Vested	—
Forfeited	—
Balance, November 30, 2020	85,310
For the three and nine months ended November 30, 2020, the Company recognized $151 in restricted stock unit compensation expense, with $3,362 remaining of total unrecognized compensation costs related to these awards as of November 30, 2020. The total unrecognized costs are expected to be recognized over a weighted-average term of 2.4 years. The weighted average grant date fair value of restricted stock units granted during the nine months ended November 30, 2020 was $41.18.
(c)   Common Stock Warrants
On June 29, 2015, the Company issued a warrant to its initial customer to purchase up to 200,000 common shares. Based on the vesting provisions and the remaining period over which the warrant was exercisable, the maximum number of shares that could vest pursuant to the warrant was 160,000 shares of common stock, all of which were exercised in March 2020.
On July 7, 2020, upon the closing of our IPO, 1,401,836 shares of common stock were issued upon the automatic net exercise of all warrants that were outstanding as of the IPO date. There were no warrants outstanding as of November 30, 2020.
(d)   Employee Stock Purchase Plan
In July 2020, the Board of Directors adopted the Company’s 2020 Employee Stock Purchase Plan (the ESPP), which became effective immediately prior to the effectiveness of the registration statement for the Company’s IPO. The total shares of common stock initially reserved under the ESPP is limited to 1,100,000 shares.
Under the ESPP, eligible employees can purchase the Company’s common stock through accumulated payroll deductions at such times as are established by the compensation committee. Eligible employees may purchase the Company’s common stock at 85% of the lower of the fair market value of the Company’s

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
common stock on the first day of the offering period or on the last day of the offering period. Eligible employees may contribute up to 15% of their eligible compensation. Under the ESPP, a participant may not accrue rights to purchase more than $25,000 worth of the Company’s common stock for each calendar year in which such right is outstanding.
Employees who elect to participate in the ESPP commence payroll withholdings that accumulate through the end of the respective period. In accordance with the guidance in ASC 718-50 — Compensation — Stock Compensation, the ability to purchase shares of the Company’s common stock for 85% of the lower of the price on the first day of the offering period or the last day of the offering period (i.e. the purchase date) represents an option and, therefore, the ESPP is a compensatory plan under this guidance. Accordingly, share-based compensation expense is determined based on the option’s grant-date fair value as estimated by applying the Black Scholes option-pricing model and is recognized over the withholding period. The Company recognized share-based compensation expense of $651 during the three and nine months ended November 30, 2020 related to the ESPP.
During the three months ended November 30, 2020, employees who elected to participate in the ESPP purchased a total of 67,498 shares of common stock, resulting in cash proceeds to the Company of $1,259. An additional $183 has been withheld via employee payroll deductions who have opted to participate in the next stock purchase plan period ending May 2021.
(9)   Income Taxes
The provision for income taxes consists of provisions for federal, state and foreign income taxes. The effective tax rates for the periods ended November 30, 2020 and November 30, 2019, reflect the Company’s expected tax rate on reported income from continuing operations before income tax and tax adjustments. The Company operates in a global environment with significant operations in the U.S. and operations in the Czech Republic. Accordingly, the consolidated income tax rate is a composite rate reflecting the Company’s earnings and the applicable tax rates in the various jurisdictions where the Company operates.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, allows net operating losses incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The CARES Act also allows for retroactive accelerated income tax depreciation on certain leasehold improvement assets and changes to the limitations on business interest deductions for tax years beginning in 2019 and 2020 which increases the allowable business interest deduction from 30% to 50% of adjusted taxable income. The Company does not expect a material tax expense or tax benefit as a result of the CARES Act in the current period or subsequent periods.
For the three months ended November 30, 2020 and 2019, the Company recorded income tax expense of $29 and $12, respectively, which resulted in effective tax rates of (0.2%) and (0.1%), respectively. For the nine months ended November 30, 2020 and 2019, the Company recorded income tax expense of $85 and $49, respectively, which resulted in effective tax rates of (0.2%) and (0.1%), respectively. The tax expense relates to the local tax expense recorded for the Czech Republic. The Company’s U.S. losses did not result in a benefit due to the U.S. full valuation allowance.

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
(10)   Net Loss Per Share Attributable to Common Stockholders
The following table sets forth the computation of basic and diluted net loss per share attributable to Accolade’s common stockholders:
	Three months ended November 30,		Nine months ended November 30,
	2020	2019	2020	2019
Net loss	$(16,595)	$(18,297)	$(45,926)	$(49,226)
Weighted-average shares used in computing net loss per share	51,578,863	5,776,478	30,635,348	5,351,313
Net loss per share attributable to common stockholders, basic and diluted	$(0.32)	$(3.17)	$(1.50)	$(9.20)
As the Company has reported net loss for each of the periods presented, all potentially dilutive securities are antidilutive. The following potential outstanding shares of common stock were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:
	November 30,
	2020	2019
Stock options	9,303,810	9,069,217
Unvested restricted stock units	85,310	—
Common stock warrants	—	317,882
Total	9,389,120	9,387,099
(11)   Commitments
(a)   Legal Proceedings
The Company is involved in various claims, inquiries and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s financial position or liquidity.
On August 1, 2017, certain former and current employees filed a suit against the Company seeking back wages for unpaid overtime as a result of alleged misclassification by the Company under the Pennsylvania Minimum Wage Act and the Federal Fair Labor Standards Act. During March 2019, a settlement agreement (the Settlement Agreement) was executed by both parties in the amount of $1,100 (the Settlement). The Settlement Agreement was ultimately approved by the Court and the Company paid the Settlement during April 2020.
(b)   Employment Agreements
Certain officers of the Company have employment agreements providing for severance, continuation of benefits, and other specified rights in the event of termination without cause, including in the event of a change of control of the Company, as defined in the agreements.
(12)   Change Healthcare Joint Development Agreement
In February 2020, the Company entered into a joint development agreement, or JDA, and a data licensing agreement with Change Healthcare Holdings, or Change Healthcare, whereby Change Healthcare

Accolade, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands except share and per share data)
will be a strategic partner in providing various services to support the Company’s Total Care and Provider Services product offerings. Pursuant to the terms of the JDA, Change Healthcare is providing intellectual property (IP), technical know-how, and advisory services to the Company as it develops price transparency products under the JDA that will be utilized by the Company in several of its product offerings. Either party is permitted to sell the price transparency product within each party’s respective service offerings. Each party is entitled to a royalty from the other party in connection with any net sales associated with the price transparency product that was developed under the JDA, not to exceed $2,500 in cumulative royalty payments.
Concurrent with entering into the JDA, the Company entered into a five-year data licensing agreement with Change Healthcare who is one of the largest commercially available data set providers of de-identified claims in the United States. The licensing agreement includes annual increases in fees and the option to renew and extend beyond the initial five-year period. The annual licensing fees are subject to increases and decreases and contingent upon the achievement of performance objectives as defined in the data licensing agreement. Upfront payments for data licenses are deferred and will be amortized into cost of revenue, as they pertain to the delivery of the Company’s product offerings.
Upon entering into the JDA and data licensing agreement, the Company issued 251,211 restricted shares of its common stock to Change Healthcare at an estimated fair value of $15.40 per share, or $3,869 in aggregate value. Pursuant to the terms of the restricted share agreement, 150,727 of the shares vested immediately and the remaining 100,484 restricted shares will vest upon the achievement of certain product development milestones, as defined. During July 2020, 75,363 of these shares vested upon the achievement of certain milestones. The aggregate equity value was allocated to the JDA and data licensing agreement based on the relative fair value of the IP and technical know-how contributed by Change Healthcare within the JDA and the discounted pricing received from Change Healthcare within the data licensing agreement. The equity value allocated to the JDA and data licensing agreement in the amount of $3,005 was capitalized and deferred as internally developed software and other assets within the Company’s consolidated balance sheet, respectively, with an offsetting increase to additional paid-in capital. Costs that are capitalized and classified as internally developed software are being amortizing within depreciation and amortization in the Company’s consolidated statement of operations ratably over a period of three years.
Subsequent to November 30, 2020, the remaining 25,121 shares became vested upon achievement of the remaining milestones

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discount, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (FINRA) filing fee, and the exchange listing fee.
Amount
SEC registration fee	$11,707
FINRA filing fee	16,987
Legal fees and expenses	50,000
Accountants’ fees and expenses	35,000
Miscellaneous	11,306
Total expenses	$125,000
Item 14.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation permits indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.
We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of Accolade, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Accolade, Inc. At present, there is no pending litigation or proceeding involving a director or officer of Accolade, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.
We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.
Item 15.   Recent Sales of Unregistered Securities.
Since March 1, 2018, we have issued the following unregistered securities:
(1)
In October 2019, we sold an aggregate of 873,038 shares of Series F preferred stock and a warrant to purchase 85,000 shares of common stock to one accredited investor at a purchase price of $22.9085 per share of Series F preferred stock for an aggregate purchase price of $20.0 million.

(2)
In July 2019, August 2019, October 2019, July 2020, August 2020 and December 2020, we issued an aggregate of 387,132 shares of common stock to two accredited investors as consideration pursuant to an acquisition.

(3)
From June 1, 2018 through July 6, 2020, we issued and sold an aggregate of 197,430 shares of our common stock to a total of 12 accredited investors upon the exercise of warrants at exercise prices ranging from $0.0005 to $13.75 per share, for an aggregate exercise price of $2.2 million.

(4)
In June 2018, we issued 121,143 shares of our common stock to employees in lieu of cash bonuses at a price per share of $4.70 for an aggregate value of $569,372.

(5)
From March 1, 2018 through July 2018, we sold an aggregate of 2,095,365 shares of our Series E preferred stock and issued warrants to purchase an aggregate of 541,159 of common stock to a total of 39 accredited investors at a purchase price of $23.86195 per share of Series E preferred stock for an aggregate purchase price of $50.0 million.

(6)
From March 1, 2018 through July 6, 2020 (the date of the filing of our registration statement on Form S-8, File No. 333-239704), we granted to certain employees, consultants, and directors options to purchase an aggregate of 5,868,695 shares of our common stock under our 2007 Plan at exercise prices ranging from $1.50 to $102.55 per share.

(7)
From March 1, 2018 through July 6, 2020 (the date of the filing of our registration statement on Form S-8, File No. 333-239704), we issued and sold an aggregate of 2,626,644 shares of our common stock upon the exercise of options under our 2007 Plan, at exercise prices ranging from $1.50 to $102.55 per share, for an aggregate exercise price of $10,057,571.

(8)
In July 2019, excluding the warrants issued in connection with our Series E and Series F financings, we issued to two accredited investors warrants to purchase an aggregate of 135,594 shares of our common stock at exercise prices ranging from $9.60 to $23.75 per share.

(9)
On July 7, 2020, we issued 1,401,836 shares of our common stock to 41 accredited investors upon the cashless exercise of outstanding warrants with exercise prices ranging from $0.0005 to $17.95 per share, which the total value of such shares that were tendered as consideration for such cashless exercises was $1.7 million.

(10)
On July 7, 2020, upon the closing of our initial public offering, all outstanding shares of our preferred stock automatically converted into 29,479,521 shares of our common stock.

(11)
In March 2021, we issued an aggregate of 2,822,242 shares of common stock to 43 accredited investors as consideration pursuant to an acquisition.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.
(a)   Exhibits.
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1	Agreement and Plan of Merger by and among the Registrant, Maestro Merger Sub, LLC, Innovation Specialists LLC D/B/A 2nd.MD and Shareholder Representative Services, LLC dated January 14, 2021	8-K	001-39348	3.1	March 4, 2021
3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-39348	3.1	July 10, 2020
3.2	Amended and Restated Bylaws of the Registrant.	S-1	333-236786	3.4	February 28, 2020
4.1	Form of common stock certificate of the Registrant.	S-1	333-236786	4.1	February 28, 2020
4.2	Fifth Amended and Restated Registration Rights Agreement by and among the Registrant and certain of its stockholders, dated October 2, 2019.	S-1	333-236786	4.2	February 28, 2020
4.3	Registration Rights Agreement by and among the Registrant and certain of its stockholders, dated March 3, 2021.	8-K	001-39348	4.1	March 4, 2021
5.1	Opinion of Cooley LLP.					X
10.1+	Accolade, Inc. Amended and Restated 2007 Stock Option Plan, and forms of agreements thereunder.	S-1	333-236786	10.1	June 16, 2020
10.2+	Accolade, Inc. 2020 Equity Incentive Plan and forms of agreements thereunder.	S-1	333-236786	10.2	June 16, 2020
10.3+	Accolade, Inc. 2020 Employee Stock Purchase Plan.	S-1	333-236786	10.3	June 16, 2020
10.4+	Form of Indemnification Agreement entered into by and between the Registrant and each director and executive officer.	S-1	333-236786	10.4	February 28, 2020
10.5+	Employment Agreement by and between the Registrant and Rajeev Singh dated October 2015.	S-1	333-236786	10.5	February 28, 2020
10.6+	Offer Letter by and between the Registrant and Stephen Barnes dated December 1, 2014.					X

Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.7+	Offer Letter by and between the Registrant and Robert Cavanaugh dated October 26, 2015.	S-1	333-236786	10.7	February 28, 2020
10.8	Credit Agreement by and among the Registrant, Comerica Bank and Western Alliance Bank dated July 19, 2019.	S-1	333-236786	10.11	February 28, 2020
10.9†	First Amendment to Credit Agreement dated August 21, 2020 by and among the Registrant, Comerica Bank and Western Alliance Bank.	8-K	001-39348	10.1	August 25, 2020
10.10	Second Amendment to Credit Agreement dated September 11, 2020 by and among the Registrant, Comerica Bank and Western Alliance Bank.	10-Q	001-39348	10.8	October 14, 2020
10.11	Third Amendment to Credit Agreement dated November 6, 2020 by and among the Registrant, Comerica Bank and Western Alliance Bank.	8-K	001-39348	10.1	November 9, 2020
10.12	Fourth Amendment to Credit Agreement dated March 2, 2021 by and among the Registrant, Comerica Bank and Western Alliance Bank.	8-K	001-39348	10.1	March 4, 2021
10.13	Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated February 22, 2007.	S-1	333-236786	10.14	February 28, 2020
10.14	First Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated July 24, 2008.	S-1	333-236786	10.15	February 28, 2020
10.15	Second Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated March 3, 2009.	S-1	333-236786	10.16	February 28, 2020
10.16	Third Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated August 5, 2010.	S-1	333-236786	10.17	February 28, 2020

Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.17	Fourth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated August 10, 2011.	S-1	333-236786	10.18	February 28, 2020
10.18	Fifth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated January 31, 2012.	S-1	333-236786	10.19	February 28, 2020
10.19	Sixth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated March 7, 2012.	S-1	333-236786	10.20	February 28, 2020
10.20	Seventh Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated October 23, 2012.	S-1	333-236786	10.21	February 28, 2020
10.21	Eighth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated December 1, 2017.	S-1	333-236786	10.22	February 28, 2020
10.22†	Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated June 29, 2015.	S-1	333-236786	10.23	February 28, 2020
10.23†	Amendment to Exhibits F and G to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated August 25, 2016.	S-1	333-236786	10.24	February 28, 2020
10.24†	Amendment to Exhibit C to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated October 27, 2016.	S-1	333-236786	10.25	February 28, 2020

Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.25†	Amendment and Restatement of Exhibits F and G to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated September 18, 2017.	S-1	333-236786	10.26	February 28, 2020
10.26†	Renewal and Amendment to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated October 20, 2017.	S-1	333-236786	10.27	February 28, 2020
10.27†	Amendment 2 to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated July 1, 2019.	S-1	333-236786	10.29	February 28, 2020
10.28†	Amendment to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated August 12, 2019.	S-1	333-236786	10.30	February 28, 2020
10.29†	Second Renewal and Amendment of the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated June 19, 2020.	S-1	333-236786	10.32	June 24, 2020
10.30	Office Lease by and between the Registrant and 1201 Tab Owner, LLC dated May 28, 2019.	S-1	333-236786	10.31	February 28, 2020
10.31+	Amended and Restated Non-Employee Director Compensation Policy.					X
23.1	Consent of KPMG LLP, independent registered public accounting firm.					X
23.2	Consent of Cooley LLP (included in Exhibit 5.1).					X

Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
24.1	Power of Attorney (included on signature page).					X
101.INS	XBRL Instance Document					X
101.SCH	XBRL Taxonomy Extension Schema Document					X
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document					X
101.DEF	XBRL Extension Definition Linkbase Document					X
101.LAB	XBRL Taxonomy Label Linkbase Document					X
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document					X

+
Indicates management contract or compensatory plan.

†
Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

(b)   Financial Statement Schedules.
All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.
Item 17.   Undertakings.
The undersigned hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(5)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(6)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 15, 2021.
ACCOLADE, INC.
By:
/s/ Rajeev Singh

Rajeev Singh
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajeev Singh and Stephen Barnes, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Rajeev Singh Rajeev Singh	Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2021
/s/ Stephen Barnes Stephen Barnes	Chief Financial Officer (Principal Financial and Accounting Officer)	March 15, 2021
/s/ J. Michael Cline J. Michael Cline	Director	March 15, 2021
/s/ William H. Frist, Sr. William H. Frist, Sr.	Director	March 15, 2021
/s/ Jeffrey Jordan Jeffrey Jordan	Director	March 15, 2021
/s/ Cindy Kent Cindy Kent	Director	March 15, 2021
/s/ Peter Klein Peter Klein	Director	March 15, 2021

Signature	Title	Date
/s/ Dawn Lepore Dawn Lepore	Director	March 15, 2021
/s/ Thomas Neff Thomas Neff	Director	March 15, 2021
/s/ Patricia Wadors Patricia Wadors	Director	March 15, 2021